  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 1998
                                           REGISTRATION STATEMENT NO. 333-44279
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                               ---------------
                               D.R. HORTON, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                      1531                    75-2386963
 (STATE OR OTHER          (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
  JURISDICTION             CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)
  OF INCORPORATION OR
  ORGANIZATION)

                       1901 ASCENSION BLVD., SUITE 100
                            ARLINGTON, TEXAS 76006
                                (817) 856-8200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           CHARLES N. WARREN, ESQ.
                            SENIOR VICE PRESIDENT
                             AND GENERAL COUNSEL
                              D.R. HORTON, INC.
                       1901 ASCENSION BLVD., SUITE 100
                            ARLINGTON, TEXAS 76006
                                (817) 856-8200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                          COPIES OF COMMUNICATION TO:

    IRWIN F. SENTILLES, III, ESQ.              TIMOTHY C. WESTFALL, ESQ.
  GIBSON, DUNN & CRUTCHER LLP 1717        VICE PRESIDENT AND GENERAL COUNSEL
    MAIN STREET, SUITE 5400                 CONTINENTAL HOMES HOLDING CORP.
      DALLAS, TEXAS 75201                     7001 NORTH SCOTTSDALE ROAD
         (214) 698-3100                              SUITE 2050
                                              SCOTTSDALE, ARIZONA 85253
                                                    (602) 483-0006
                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of Continental Homes Holding Corp., a Delaware corporation ("Continental"), with and into D.R. Horton, Inc., a Delaware corporation ("Horton"), as described in the Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), between Horton and Continental attached as Appendix A to the Proxy Statement/Prospectus forming part of this Registration Statement.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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                                                                PROPOSED
                                                 PROPOSED        MAXIMUM
                                                 MAXIMUM        AGGREGATE     AMOUNT OF
     TITLE OF EACH CLASS        AMOUNT TO BE  OFFERING PRICE    OFFERING     REGISTRATION
OF SECURITIES TO BE REGISTERED  REGISTERED(1)   PER SHARE       PRICE(2)        FEE(2)
-----------------------------------------------------------------------------------------
  Common Stock, par value
   $.01 per share.........       29,396,069         NA       $429,806,967.40 $126,793.06

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) The amount of Common Stock, $.01 par value, of Horton (the "Horton Common Stock") to be registered hereunder has been determined on the basis of the product of (A) 2.759 (the highest Exchange Ratio to which Horton is potentially obligated under the Merger Agreement) and (B) the sum of (i) 6,866,422 (the approximate number of outstanding shares of Common Stock, $.01 par value, of Continental (the "Continental Common Stock"), and (ii) 160,000, the approximate number of outstanding and exercisable options to purchase shares of Continental Common Stock, and (iii) 3,628,188, the number shares of Continental Common Stock issuable upon conversion of Continental's outstanding 6 7/8% Convertible Subordinated Notes due 2002 (the "Continental Convertible Notes").
(2) Estimated pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"), by multiplying (i) $40.34, the average of the high and low sales price of a share of Continental Common Stock quoted for New York Stock Exchange Composite Transactions on January 12, 1998,
    and (ii) 10,654,610, the approximate number of outstanding shares of Continental Common Stock (assuming the exercise of all exercisable options to purchase shares of Continental Common Stock and the conversion of all of the Continental Convertible Notes).
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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                               D.R. HORTON, INC.

                           1901 ASCENSION BOULEVARD
                                   SUITE 100
                            ARLINGTON, TEXAS 76006

                                                            March 13, 1998

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Horton Stockholders Meeting") of D.R. Horton, Inc., a Delaware corporation ("Horton"), to be held on April 10, 1998 in the principal executive offices of Horton, 1901 Ascension Boulevard, Suite 100, Arlington, Texas 76006, starting at 10:00 a.m. (local time).

  At the Horton Stockholders Meeting, you will be asked to adopt and approve an Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), between Horton and Continental Homes Holding Corp., a Delaware corporation ("Continental"), providing for the merger (the "Merger") of Continental with and into Horton, with Horton as the surviving corporation.

  In the Merger, each outstanding share of common stock, par value $.01 per share, of Continental ("Continental Common Stock") will be converted into the right to receive shares of Common Stock, par value $.01 per share, of Horton ("Horton Common Stock") in accordance with a floating exchange ratio (the "Exchange Ratio") determined on the basis of the average of the closing prices of Horton Common Stock as reported for New York Stock Exchange Composite Transactions for 15 randomly selected trading days within the 30 consecutive trading days (the "Calculation Period") ending on the date that is five trading days prior to the closing date for the Merger (the "Stock Value"). The Merger Agreement provides that the stockholders of Continental will receive for each share of Continental Common Stock between 2.25 and 2.759 shares of Horton Common Stock, depending on the Stock Value. However, if the Stock Value is less than $12.69, Continental may terminate the Merger Agreement unless Horton elects to have the Exchange Ratio equal the quotient obtained by dividing $35.00 by the Stock Value. The enclosed Joint Proxy Statement/Prospectus describes the Exchange Ratio in more detail and includes a table illustrating the Exchange Ratios that may result from various assumed Stock Values. See "SUMMARY--The Merger Agreement--Illustrative Exchange Ratios and Amount of Merger Consideration at Assumed Stock Values."

  Assuming the Merger had been consummated on March 6, 1998 and the Stock Value were based on the average of the closing prices of the Horton Common Stock for the trading days within the anticipated Calculation Period prior to such date, the Exchange Ratio would have been 2.25 shares of Horton Common Stock for each share of Continental Common Stock. At such Exchange Ratio, and assuming no exercise or conversion of Continental or Horton options or convertible securities prior to the Merger, the former stockholders of Continental would have received in the aggregate approximately 29% of the shares of Horton Common Stock outstanding immediately after the Merger. If all of Continental's convertible securities were converted immediately prior to the Merger, the former stockholders of Continental (including such former securityholders) would have received in the aggregate approximately 39% of the shares of Horton Common Stock outstanding immediately after the Merger.

  A detailed description of the Merger Agreement and the proposed Merger is set forth in the enclosed Joint Proxy Statement/Prospectus. Please give this information your careful attention. A Notice of Special Meeting of Stockholders is also enclosed herewith. Holders of record of shares of Horton Common Stock at the close of business on February 23, 1998, the record date for the Horton Stockholders Meeting, are entitled to notice of, and to vote at, the Horton Stockholders Meeting and at any adjournments or postponements thereof.

  The Board of Directors believes that this Merger offers significant strategic benefits for Horton and its stockholders. This Merger is consistent with Horton's strategy of pursuing acquisitions of homebuilders that Horton believes have strong positions in important markets, records of growth and profitability and strong management teams. This Merger is expected to provide the benefits associated with the creation of one of the largest homebuilders. This Merger is also expected to provide increased market capitalization, liquidity and financial strength for the combined company. In addition, this Merger provides a good cultural and operational fit with the Continental management team.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE HORTON STOCKHOLDERS MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. AN ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND CONSEQUENTLY AGAINST THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE HORTON STOCKHOLDERS MEETING, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

  I strongly support the Merger and join with the other members of the Board in enthusiastically recommending the Merger to you. We urge you to vote to approve the Merger Agreement. If you have any questions about the Merger or need assistance in completing your proxy card, please contact Paul W. Buchschacher at 817/856-8200.

                                          Very truly yours,

                                          Donald R. Horton
                                          Chairman of the Board and President

                               D.R. HORTON, INC.

                           1901 ASCENSION BOULEVARD
                                   SUITE 100
                            ARLINGTON, TEXAS 76006

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON APRIL 10, 1998

  A Special Meeting of Stockholders (the "Horton Stockholders Meeting") of D.R. Horton, Inc., a Delaware corporation ("Horton"), will be held starting at 10:00 a.m., local time, on April 10, 1998, at the principal executive offices of Horton, 1901 Ascension Boulevard, Suite 100, Arlington, TX 76006. Attendance at the Horton Stockholders Meeting and any adjournments or postponements thereof will be limited to stockholders of record on February 23, 1998 (the "Record Date") or their proxies, beneficial owners having evidence of ownership on the Record Date and invited guests of Horton.

  The purpose of the Horton Stockholders Meeting is to consider and vote upon a proposal (the "Proposal") to adopt and approve an Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), between Horton and Continental Homes Holding Corp., a Delaware corporation ("Continental"). The Merger Agreement contemplates, among other things, that (a) Continental will be merged with and into Horton, with Horton as the surviving corporation, and (b) all outstanding shares of common stock, par value $.01 per share, of Continental will be converted into the right to receive shares of common stock, par value $.01 per share, of Horton ("Horton Common Stock") in accordance with a floating exchange ratio determined on the basis of the average of the closing prices of the Horton Common Stock as reported for New York Stock Exchange Composite Transactions for 15 randomly selected trading days within the 30 consecutive trading days ending on the date that is five trading days prior to the closing date for the Merger. The Merger Agreement also provides for the assumption by Horton of Continental's outstanding stock options and convertible notes and the issuance of shares of Horton Common Stock upon the exercise or conversion thereof. See "THE MERGER AGREEMENT-- Merger Consideration," "THE MERGER AGREEMENT--Certain Covenants--Continental Stock Options" and "THE MERGER--Continental Debt" in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

  Holders of record of shares of Horton Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Horton Stockholders Meeting and at any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the outstanding shares of Horton Common Stock is required to approve the Proposal. A list of holders of record of shares of Horton Common Stock at the close of business on the Record Date will be available for inspection at Horton's principal executive offices during ordinary business hours for the ten-day period prior to the Horton Stockholders Meeting. Horton's transfer books will not be closed.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION AND APPROVAL OF THE PROPOSAL.

                                          By Order of the Board of Directors

                                          Charles N. Warren
                                          Senior Vice President, General
                                           Counsel and Assistant Secretary

March 13, 1998
Arlington, Texas

  WHETHER OR NOT YOU PLAN TO ATTEND THE HORTON STOCKHOLDERS MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE HORTON STOCKHOLDERS MEETING, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                        CONTINENTAL HOMES HOLDING CORP.

                            7001 N. SCOTTSDALE ROAD
                                  SUITE 2050
                           SCOTTSDALE, ARIZONA 85253

                                                            March 13, 1998

To our Stockholders:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Continental Stockholders Meeting") of Continental Homes Holding Corp., a Delaware corporation ("Continental"), to be held on April 10, 1998 at Continental's executive offices located at 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253, starting at 9:00 a.m. (Phoenix time).

  At the Continental Stockholder's Meeting, you will be asked to adopt and approve an Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), between D.R. Horton, Inc., a Delaware corporation ("Horton"), and Continental, providing for the merger (the "Merger") of Continental with and into Horton, with Horton as the surviving corporation.

  The Merger Agreement provides that each outstanding share of common stock, par value $.01 per share, of Continental ("Continental Common Stock") will be converted into the right to receive shares of common stock, par value $.01 per share, of Horton ("Horton Common Stock") in accordance with a floating exchange ratio (the "Exchange Ratio") determined on the basis of the average of the closing prices of Horton Common Stock as reported for New York Stock Exchange Composite Transactions for 15 randomly selected trading days within the 30 consecutive trading days (the "Calculation Period") ending on the date that is five trading days prior to the closing date for the Merger (the "Stock Value"). In the Merger, the stockholders of Continental will receive for each share of Continental Common Stock between 2.25 and 2.759 shares of Horton Common Stock, depending on the Stock Value. However, if the Stock Value is less than $12.69, Continental may terminate the Merger Agreement unless Horton elects to have the Exchange Ratio equal the quotient obtained by dividing $35.00 by the Stock Value. The enclosed Joint Proxy Statement/Prospectus describes the Exchange Ratio in more detail and includes a table illustrating the Exchange Ratios that may result from various assumed Stock Values. See "SUMMARY--The Merger Agreement--Illustrative Exchange Ratios and Amount of Merger Consideration at Assumed Stock Values."

  Assuming the Merger had been consummated on March 6, 1998 and the Stock Value were based on the average of the closing prices of the Horton Common Stock for the trading days within the anticipated Calculation Period prior to such date, the Exchange Ratio would have been 2.25 shares of Horton Common Stock for each share of Continental Common Stock. At such Exchange Ratio, and assuming no exercise or conversion of Continental or Horton options or convertible securities prior to the Merger, the former stockholders of Continental would have received in the aggregate approximately 29% of the shares of Horton Common Stock outstanding immediately after the Merger. If all of Continental's convertible securities were converted immediately prior to the Merger, the former stockholders of Continental (including such former securityholders) would have received in the aggregate approximately 39% of the shares of Horton Common Stock outstanding immediately after the Merger.

  A detailed description of the Merger Agreement and the proposed Merger is set forth in the enclosed Joint Proxy Statement/Prospectus. Please give this information your careful attention. A Notice of Special Meeting of Stockholders is also enclosed herewith. Only holders of shares of Continental Common Stock of record at the close of business on February 23, 1998, the record date for the Continental Stockholders Meeting, will be entitled to notice of, and to vote at, the Continental Stockholders Meeting and at any adjournments or postponements thereof.

  The Board of Directors is very excited by the opportunity to create one of the largest and, more importantly, one of the most profitable homebuilding operations in the United States. This Merger combines Continental's strong operational capability with Horton's acquisition and other operational expertise. The combination of Continental and Horton will greatly diversify Continental's markets. The combined company will operate in 21 states and 36 markets. We are combining two companies which independently have among the highest growth rates, margins and returns on equity in the industry. As such, our combined competitiveness should be further enhanced. This Merger should result in an improved capital structure and a lower cost of capital.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE CONTINENTAL STOCKHOLDERS MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. AN ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND CONSEQUENTLY AGAINST THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE CONTINENTAL STOCKHOLDERS MEETING, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

  I strongly support the Merger and join with the other members of the Board in enthusiastically recommending the Merger to you. We urge you to vote to approve the Merger Agreement. If you have any questions about the Merger or need assistance in completing your proxy card, please contact Julie E. Collins at 602/483-0006.

                                          Very truly yours,

                                          Bradley S. Anderson
                                          Interim Chairman of the Board

                        CONTINENTAL HOMES HOLDING CORP.

                            7001 N. SCOTTSDALE ROAD
                                  SUITE 2050
                           SCOTTSDALE, ARIZONA 85253

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON APRIL 10, 1998

To our Stockholders:

  A Special Meeting of Stockholders (the "Continental Stockholders Meeting") of Continental Homes Holding Corp., a Delaware corporation ("Continental"), will be held starting at 9:00 a.m., Phoenix time, on April 10, 1998, at Continental's executive offices located at 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253. Attendance at the Continental Stockholders Meeting and any adjournments or postponements thereof will be limited to stockholders of record on February 23, 1998 (the "Record Date") or their proxies, beneficial owners having evidence of ownership on the Record Date and invited guests of Continental.

  The purpose of the Continental Stockholders Meeting is to consider and vote upon a proposal (the "Proposal") to adopt and approve an Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), between D.R. Horton, Inc., a Delaware corporation ("Horton"), and Continental. The Merger Agreement contemplates, among other things, that (a) Continental will be merged with and into Horton, with Horton as the surviving corporation, and (b) all outstanding shares of Common Stock, par value $.01 per share, of Continental will be converted into the right to receive shares of Common Stock, par value $.01 per share, of Horton ("Horton Common Stock") in accordance with a floating exchange ratio determined on the basis of the average of the closing prices of the Horton Common Stock as reported for New York Stock Exchange Composite Transactions for 15 randomly selected trading days within the 30 consecutive trading days ending on the date that is five trading days prior to the closing date for the Merger. The Merger Agreement also provides for the assumption by Horton of Continental's outstanding stock options and convertible notes and the issuance of shares of Horton Common Stock upon the exercise or conversion thereof. See "THE MERGER AGREEMENT-- Merger Consideration," "THE MERGER AGREEMENT--Certain Covenants--Continental Stock Options" and "THE MERGER--Continental Debt" in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

  Only holders of shares of Continental Common Stock of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Continental Stockholders Meeting and at any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the outstanding shares of Continental Common Stock is required to approve the Proposal. A list of holders of record of shares of Continental Common Stock at the close of business on the Record Date will be available for inspection at Continental's principal executive offices during ordinary business hours for the ten-day period prior to the Continental Stockholders Meeting. Continental's transfer books will not be closed.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION AND APPROVAL OF THE PROPOSAL.

                                          By Order of the Board of Directors

                                          Julie E. Collins
                                          Secretary

March 13, 1998
Phoenix, Arizona

  WHETHER OR NOT YOU PLAN TO ATTEND THE CONTINENTAL STOCKHOLDERS MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ADDRESSED ENVELOPE. IF YOU ATTEND THE CONTINENTAL STOCKHOLDERS MEETING, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 9, 1998

                               D.R. HORTON, INC.

                                      AND

                        CONTINENTAL HOMES HOLDING CORP.

                  JOINT PROXY STATEMENT FOR THEIR RESPECTIVE
                SPECIAL MEETINGS OF STOCKHOLDERS TO BE HELD ON
                              APRIL 10, 1998

                                  ----------
                               D.R. HORTON, INC.
                                   PROSPECTUS
                                  ----------

  This Joint Proxy Statement/Prospectus is being furnished to stockholders of D.R. Horton, Inc., a Delaware corporation ("Horton"), and to stockholders of Continental Homes Holding Corp., a Delaware corporation ("Continental"), in connection with the solicitation by their respective Boards of Directors of proxies for use at their special meetings of stockholders (the "Horton Stockholders Meeting" and the "Continental Stockholders Meeting," respectively, and together, the "Special Meetings") and any adjournments or postponements thereof. The Horton Stockholders Meeting will be held on April 10, 1998 at 10:00 a.m., Central Time, and the Continental Stockholders Meeting will be held on April 10, 1998 at 9:00 a.m., Phoenix Time. This Joint Proxy Statement/Prospectus is first being mailed to stockholders of Horton and stockholders of Continental on or about March 13, 1998.

  At the Special Meetings, stockholders of Horton and Continental will vote upon proposals (the "Horton Proposal" and the "Continental Proposal," respectively) to adopt and approve the Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), pursuant to which Continental will merge with and into Horton (the "Merger"), with Horton as the surviving corporation in the Merger.

  In the Merger, each outstanding share of common stock, par value $.01 per share, of Continental ("Continental Common Stock") will be converted into the right to receive shares of common stock, par value $.01 per share, of Horton ("Horton Common Stock") in accordance with a floating exchange ratio (the "Exchange Ratio") determined on the basis of the average of the closing prices of Horton Common Stock as reported for New York Stock Exchange Composite Transactions for 15 randomly selected trading days within the 30 consecutive trading days (the "Calculation Period") ending on the date that is five trading days prior to the closing date for the Merger (the "Stock Value"). The Merger Agreement provides that the stockholders of Continental will receive for each share of Continental Common Stock between 2.25 and 2.759 shares of Horton Common Stock, depending on the Stock Value. However, if the Stock Value is less than $12.69, Continental may terminate the Merger Agreement unless Horton elects to have the Exchange Ratio equal the quotient obtained by dividing $35.00 by the Stock Value. SEE "SUMMARY--THE MERGER AGREEMENT--ILLUSTRATIVE EXCHANGE RATIOS AND AMOUNT OF MERGER CONSIDERATION AT ASSUMED STOCK VALUES" FOR A MORE DETAILED DESCRIPTION OF THE EXCHANGE RATIO, WHICH INCLUDES AT PAGE 12 ILLUSTRATIVE AMOUNTS OF SHARES OF HORTON COMMON STOCK TO BE RECEIVED BASED ON A RANGE OF ASSUMED STOCK VALUES.

  Assuming the Merger had been consummated on March 6, 1998 and the Stock Value were based on the average of the closing prices of the Horton Common Stock for the trading days within the anticipated Calculation Period prior to such date, the Exchange Ratio would have been 2.25 shares of Horton Common Stock for each share of Continental Common Stock (the "Assumed Exchange Ratio"). At the Assumed Exchange Ratio, and assuming no exercise of Continental or Horton options or conversion of Continental's 6 7/8% Convertible Subordinated Notes due 2002 (the "Continental Convertible Notes") prior to the Merger, the former stockholders of Continental would have received an aggregate of approximately 29% of the shares of Horton Common Stock outstanding immediately after the Merger. If all the Continental Convertible Notes were converted immediately prior to the Merger, the former stockholders of Continental (including such former noteholders) would have received in the aggregate approximately 39% of the shares of Horton Common Stock outstanding immediately after the Merger. On March 5, 1998, the closing sales price of Horton Common Stock as reported for New York Stock Exchange Composite Transactions was $23.06 per share. At such price and at the Assumed Exchange Ratio, the market value of the Horton Common Stock received in respect of each share of Continental Common Stock would have been $51.89 per share.

  Promptly after determination of the Exchange Ratio, Horton and Continental will issue a press release advising their stockholders of the number of shares of Horton Common Stock to be exchanged for each share of Continental Common Stock. Horton and Continental currently anticipate that the Exchange Ratio will be announced on the fourth trading day prior to the date of the Special Meetings. Since the Exchange Ratio will be determined after the date hereof, however, stockholders may not know the Exchange Ratio at the time of their vote. TO FACILITATE THE VOTING PROCESS FOR THE SPECIAL MEETINGS, STOCKHOLDERS OF HORTON WILL BE ABLE TO SUBMIT THEIR PROXIES AND REVOKE THEIR PROXIES BY FACSIMILE BY THE STATED TIME OF THE HORTON STOCKHOLDERS MEETING AT THE FOLLOWING TELEPHONE NUMBER: (817) 856-8259. STOCKHOLDERS OF CONTINENTAL WILL BE ABLE TO SUBMIT THEIR PROXIES AND REVOKE THEIR PROXIES BY FACSIMILE BY THE STATED TIME OF THE CONTINENTAL STOCKHOLDERS MEETING AT THE FOLLOWING TELEPHONE
NUMBER: (602) 483-8237. See "THE SPECIAL MEETINGS--Proxies."

  Horton has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of Horton Common Stock to be issued in the Merger. Horton will also apply to have the shares of Horton Common Stock to be issued in the Merger listed on the New York Stock Exchange. This Joint Proxy Statement/Prospectus constitutes the Prospectus of Horton filed as part of the Registration Statement relating to the offering of up to 29,396,069 shares of Horton Common Stock, assuming the highest Exchange Ratio to which Horton is potentially obligated under the Merger Agreement and including shares that are potentially issuable upon the exercise of outstanding Continental options or Continental Convertible Notes prior to the Merger.

  SEE "RISK FACTORS" COMMENCING ON PAGE 22 FOR CERTAIN INFORMATION WHICH SHOULD BE CAREFULLY CONSIDERED BEFORE VOTING UPON THE MATTERS DESCRIBED HEREIN.

THE SHARES OF HORTON COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Joint Proxy Statement/Prospectus is March , 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................   3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................   4
SUMMARY...................................................................   5
 Introduction.............................................................   5
 The Companies............................................................   5
 The Special Meetings; Voting Requirements; Voting Power of Executive
  Officers and Directors..................................................   6
 Risk Factors.............................................................   7
 The Merger...............................................................   7
 The Merger Agreement.....................................................  10
 Selected Historical and Pro Forma Financial Data.........................  14
 Comparative Per Share Data...............................................  19
 Comparative Market Prices and Dividends..................................  21
RISK FACTORS..............................................................  22
THE SPECIAL MEETINGS......................................................  24
 Times and Places; Purposes...............................................  24
 Voting Rights; Votes Required for Approval...............................  24
 Proxies..................................................................  25
THE MERGER................................................................  27
 Background of the Merger.................................................  27
 Recommendation of Horton Board; Horton's Reasons for the Merger..........  32
 Recommendation of Continental Board; Continental's Reasons for the
  Merger..................................................................  33
 Certain Exchanged Information............................................  34
 Opinions of Financial Advisors...........................................  35
 Interests of Certain Persons in the Merger...............................  48
 Accounting Treatment.....................................................  50
 Certain Federal Income Tax Consequences..................................  50
 Regulatory Approval......................................................  51
 Stock Exchange Listing...................................................  52
 Continental Debt.........................................................  52
 Certain Federal Securities Laws Consequences.............................  52
 No Dissenters' Rights....................................................  53
THE MERGER AGREEMENT......................................................  54
 The Merger...............................................................  54
 Merger Consideration.....................................................  54
 Conversion Procedure.....................................................  55
 Certain Representations and Warranties...................................  56
 Certain Covenants........................................................  56
 Conditions to the Merger.................................................  60
 Termination of the Merger Agreement......................................  61
 Termination Fee; Payment of Expenses.....................................  62
BUSINESS OF HORTON........................................................  63
BUSINESS OF CONTINENTAL...................................................  64
COMPARATIVE PER SHARE PRICES AND DIVIDENDS................................  65
 Horton...................................................................  65
 Continental..............................................................  65
 Equivalent Pro Forma Value...............................................  66
 Post-Merger Dividend Policy..............................................  66
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............  67
HISTORICAL AND PRO FORMA CAPITALIZATION...................................  73
DESCRIPTION OF HORTON CAPITAL STOCK.......................................  74
 Horton Preferred Stock...................................................  74
 Horton Common Stock......................................................  74
COMPARISON OF STOCKHOLDERS' RIGHTS........................................  75
LEGAL MATTERS.............................................................  77
EXPERTS...................................................................  77
STOCKHOLDER PROPOSALS.....................................................  78
INDEX OF SELECTED DEFINED TERMS...........................................  79
Appendix A -- Agreement and Plan of Merger................................  A-1
Appendix B -- Opinion of Donaldson, Lufkin & Jenrette Securities
                Corporation ..............................................  B-1
Appendix C -- Opinion of Salomon Smith Barney ............................  C-1
Appendix D -- Opinion of Morgan Stanley & Co., Incorporated ..............  D-1
PART II INFORMATION NOT REQUIRED IN PROSPECTUS............................ II-1

  This Joint Proxy Statement/Prospectus does not contain all the information contained in the Registration Statement filed with the Commission by Horton in connection with the issuance of the shares of Horton Common Stock in the Merger, certain parts of which are omitted in accordance with the Commission's rules and regulations. All information in this Joint Proxy Statement/Prospectus concerning Horton has been furnished by Horton and all information in the Joint Proxy Statement/Prospectus concerning Continental has been furnished by Continental.

                             AVAILABLE INFORMATION

  Each of Horton and Continental is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, where copies may be obtained at prescribed rates, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site that contains reports, proxy and other information filed electronically with the Commission, the address of which is http://www.sec.gov. In addition, because the Horton Common Stock and the Continental Common Stock are listed on The New York Stock Exchange, Inc. (the "NYSE"), this material may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, where copies may be obtained at prescribed rates.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THE JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HORTON OR CONTINENTAL SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES THEREOF. IF ANY MATERIAL CHANGE OCCURS DURING THE PERIOD IN WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS JOINT PROXY STATEMENT/PROSPECTUS WILL BE AMENDED AND SUPPLEMENTED ACCORDINGLY.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed with the Commission by Horton (collectively, the "Horton Reports") are incorporated in this Joint Proxy Statement/Prospectus by reference: (i) Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (which incorporates by reference certain information from Horton's Proxy Statement for its 1998 Annual Meeting of Stockholders); (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997; and (iii) Current Reports on Form 8-K dated February 27, 1997 and December 19, 1997.

  The following documents filed with the Commission by Continental (collectively, the "Continental Reports") are incorporated in this Joint Proxy Statement/Prospectus by reference: (i) Annual Report on Form 10-K for the fiscal year ended May 31, 1997 (which incorporates by reference certain information from Continental's Proxy Statement for its 1997 Annual Meeting of Stockholders); (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1997 and November 30, 1997; and (iii) Current Reports on Form 8-K, dated October 8, 1997 and December 18, 1997.

  All reports and other documents filed by Horton or Continental after the date of this Joint Proxy Statement/Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the Special Meetings shall be deemed to be incorporated by reference herein and to be a part hereof.

  In each case, the material terms of all contracts or other documents filed as exhibits to this Joint Proxy Statement/Prospectus are described herein or in the filings incorporated by reference. However, statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or document are not necessarily complete and in each instance such statements are qualified in their entireties by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated by reference therein. Any statement contained in a document incorporated or deemed to be incorporated in this Joint Proxy Statement/Prospectus by reference shall be deemed to be modified or superseded for the purpose of this Joint Proxy Statement/Prospectus to the extent that a statement contained in this Joint Proxy Statement/Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated in this Joint Proxy Statement/Prospectus by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE HORTON REPORTS (OTHER THAN EXHIBITS TO THE HORTON REPORTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FROM ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, TO D.R. HORTON, INC., 1901 ASCENSION BOULEVARD, SUITE 100, ARLINGTON, TEXAS 76006, ATTENTION:
CORPORATE SECRETARY (TEL. (817) 856-8200). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 3, 1998. THE COMMISSION FILE NUMBER FOR HORTON IS 1-14122. THE CONTINENTAL REPORTS (OTHER THAN EXHIBITS TO THE CONTINENTAL REPORTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FOR ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, TO CONTINENTAL HOMES HOLDING CORP., 7001 N. SCOTTSDALE ROAD, SUITE 2050, SCOTTSDALE, ARIZONA 85253,
ATTENTION: CORPORATE SECRETARY (TEL. (602) 483-0006). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 3, 1998. THE COMMISSION FILE NUMBER FOR CONTINENTAL IS 1-10700.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  This Joint Proxy Statement/Prospectus contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Horton and Continental set forth under "SUMMARY," "RISK FACTORS," "THE MERGER--Recommendation of Horton Board; Horton's Reasons for the Merger," "THE MERGER--Recommendation of Continental Board; Continental's Reasons for the Merger," "THE MERGER--Certain Exchanged Information," "THE MERGER--Opinions of Financial Advisors," "BUSINESS OF HORTON," "BUSINESS OF CONTINENTAL" and "COMPARATIVE PER SHARE PRICES AND DIVIDENDS--Post-Merger Dividend Policy" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, each of Horton and Continental claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Stockholders should understand that the following important factors, in addition to those discussed elsewhere in this Joint Proxy Statement/Prospectus and in the documents which are incorporated by reference, could affect the future results of Horton and Continental, and could cause those results to differ materially from those expressed in each forward-looking statement: the strength of new home markets, changes in general economic conditions, fluctuations in interest rates, changes in costs of materials, supplies and labor and general competitive conditions.

                                    SUMMARY

  The following summary is intended only to highlight certain information contained elsewhere in this Joint Proxy Statement/Prospectus or incorporated by reference herein. Unless the context otherwise requires, all references to "Horton" are to D.R. Horton, Inc. and its consolidated subsidiaries, and all references to "Continental" are to Continental Homes Holding Corp. and its consolidated subsidiaries. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. Stockholders of Horton and Continental are urged to review this entire Joint Proxy Statement/Prospectus carefully, including the Appendices hereto and such other documents incorporated by reference or otherwise referred to herein.

INTRODUCTION

  Pursuant to the Merger Agreement, Horton and Continental have agreed that Continental will merge with and into Horton, with Horton as the surviving corporation. In the Merger, each outstanding share of Continental Common Stock will be converted into the right to receive shares of Horton Common Stock in accordance with an Exchange Ratio determined on the basis of the average of the closing prices of Horton Common Stock as reported for New York Stock Exchange Composite Transactions for 15 randomly selected trading days within the 30 consecutive trading days (the "Calculation Period") ending on the date that is five trading days prior to the Closing Date (the "Stock Value"). The Merger Agreement provides that the stockholders of Continental will receive for each share of Continental Common Stock between 2.25 and 2.759 shares of Horton Common Stock, depending on the Stock Value. However, if the Stock Value is less than $12.69, Continental may terminate the Merger Agreement unless Horton elects to have the Exchange Ratio equal the quotient obtained by dividing $35.00 by the Stock Value. See "THE MERGER AGREEMENT--Merger Consideration." The shares of Horton Common Stock held by Horton stockholders will remain outstanding after the Merger.

  Assuming that the Merger had been consummated on March 6, 1998 and the Stock Value were based on the average of the closing prices of the Horton Common Stock for the trading within the anticipated Calculation Period prior to such date, the Exchange Ratio would have been 2.25 shares of Horton Common Stock for each share of Continental Common Stock (the "Assumed Exchange Ratio"). At the Assumed Exchange Ratio, and assuming no exercise of Continental or Horton options or conversion of the Continental Convertible Notes prior to the Merger, the former stockholders of Continental would have received an aggregate of approximately 29% of the shares of Horton Common Stock outstanding immediately after the Merger. If all the Continental Convertible Notes were converted immediately prior to the Merger, the former stockholders of Continental (including such former noteholders) would have received in the aggregate approximately 39% of the shares of Horton Common Stock outstanding immediately after the Merger. On March 5, 1998, the closing sales price of Horton Common Stock as reported for New York Stock Exchange Composite Transactions was $23.06 per share. At such price and at the Assumed Exchange Ratio, the market value of the Horton Common Stock received in respect of each share of Continental Common Stock would have been $51.89 per share.

THE COMPANIES

  Horton. Horton is engaged primarily in the construction and sale of single-family homes in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest, and West regions of the United States. Horton offers high-quality homes with custom features, designed principally for the entry-level and move-up market segments. Horton's homes generally range in size from 1,000 to 5,000 square feet and range in price from $80,000 to $600,000. For the year ended September 30, 1997, Horton closed homes with an average sales price approximating $166,700.

  Horton is one of the most geographically diversified homebuilders in the United States, with operating divisions in 21 states and 35 markets. These markets include Albuquerque, Atlanta, Austin, Birmingham,

Charleston, Charlotte, Chicago, Cincinnati, Dallas/Fort Worth, Denver, Greensboro, Greenville and Hilton Head, S.C., Houston, Jacksonville, Kansas City, Las Vegas, Los Angeles, Minneapolis/St. Paul, Myrtle Beach, S.C., Nashville, New Jersey, Newport News, VA, Orlando, Pensacola, Phoenix, Raleigh/Durham, Richmond, Salt Lake City, San Diego, South Florida, St. Louis, Tucson, Wilmington, N.C. and suburban Washington, D.C.

  Horton was incorporated in Delaware on July 1, 1991, to acquire all of the assets and businesses of 25 predecessor companies, which were residential home construction and development companies owned or controlled by Donald R. Horton. Horton's principal executive offices are located at 1901 Ascension Boulevard, Suite 100, Arlington, Texas 76006, and its telephone number is (817) 856-8200. See "BUSINESS OF HORTON."

  Continental. Continental designs, constructs and sells high quality single-family homes targeted primarily to entry-level and first-time move-up homebuyers. Continental's homes generally range in size from 1,000 to 4,000 square feet and range in price from $59,000 to $435,000. For the year ended May 31, 1997, Continental closed homes with an average sales price approximating $139,000.

  Continental is geographically diversified, currently operating in Phoenix, Arizona; Austin, San Antonio and Dallas, Texas; Denver, Colorado; South Florida; and Southern California. Continental is the largest non-retirement homebuilder in the Phoenix market and the largest homebuilder in the Austin market. Continental entered the Austin, San Antonio, South Florida and Dallas markets in July 1993, January 1994, November 1994 and June 1996, respectively, through acquisitions of existing homebuilders. In July 1996, Continental began selling homes at "Arizona Traditions," its first active adult community. Continental complements its homebuilding activities by providing mortgage banking services to its homebuyers and to third parties in all locations.

  Continental was incorporated in Delaware in June 1986. Continental's principal executive offices are located at 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253, and its telephone number is (602) 483-0006. See "BUSINESS OF CONTINENTAL."

THE SPECIAL MEETINGS; VOTING REQUIREMENTS; VOTING POWER OF EXECUTIVE OFFICERS AND DIRECTORS

  Horton. The Horton Stockholders Meeting will be held at Horton's principal executive offices, 1901 Ascension Boulevard, Suite 100, Arlington, Texas 76006 on April 10, 1998, starting at 10:00 a.m., local time, See "THE SPECIAL MEETINGS." At the Horton Stockholders Meeting, holders of Horton Common Stock will be asked to adopt and approve the Horton Proposal. See "THE MERGER" and "THE MERGER AGREEMENT."

  Holders of Record of Horton Common Stock at the close of business on February 23, 1998 (the "Horton Record Date") have the right to receive notice of and to vote at the Horton Stockholders Meeting and any adjournments or postponements thereof. As of the Horton Record Date, there were 37,391,761 shares of Horton Common Stock outstanding and entitled to vote. Each share of Horton Common Stock is entitled to one vote on each matter that is properly presented to stockholders for a vote at the Horton Stockholders Meeting. Under the Delaware General Corporation Law ("DGCL") and Horton's Bylaws (the "Horton Bylaws"), the affirmative vote of the holders of a majority of the outstanding shares of Horton Common Stock is required to approve the Horton Proposal.

  As of the Horton Record Date, directors and executive officers of Horton and their respective affiliates as a group beneficially owned 14,484,681 shares of Horton Common Stock, or approximately 39% of the outstanding shares of Horton Common Stock, and Horton owned ten shares of Continental Common Stock. Such directors and executive officers have advised that they intend to vote for the Horton Proposal. Horton believes that, as of February 23, 1998, none of its directors and executive officers owned any shares of Continental Common Stock.

  Continental. The Continental Stockholders Meeting will be held at Continental's executive offices, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253 on April 10, 1998, starting at 9:00 a.m., Phoenix time.

See "THE SPECIAL MEETINGS." At the Continental Stockholders Meeting, holders of Continental Common Stock will be asked to adopt and approve the Continental Proposal. See "THE MERGER" and "THE MERGER AGREEMENT."

  Holders of record of Continental Common Stock at the close of business on February 23, 1998 (the "Continental Record Date") have the right to receive notice of and to vote at the Continental Stockholders Meeting and any adjournments or postponements thereof. As of the Continental Record Date, there were 6,867,764 shares of Continental Common Stock outstanding and entitled to vote. Each share of Continental Common Stock is entitled to one vote on each matter that is properly presented to stockholders for a vote at the Continental Stockholders Meeting. Under the DGCL and Continental's Bylaws (the "Continental Bylaws"), the affirmative vote of the holders of a majority of the outstanding shares of Continental Common Stock is required to approve the Continental Proposal.

  As of the Continental Record Date, directors and executive officers of Continental and their respective affiliates as a group beneficially owned 102,095 shares of Continental Common Stock, or approximately 1.5% of the outstanding shares of Continental Common Stock. Such directors and executive officers have advised that they intend to vote for the Continental Proposal. Continental believes that, as of February 23, 1998, none of its directors and executive officers owned any shares of Horton Common Stock.

RISK FACTORS

  In determining whether to vote for the Horton Proposal or the Continental Proposal, as applicable, stockholders should carefully read and evaluate certain risks associated with Horton, Continental and the Merger. See "RISK FACTORS."

THE MERGER

  Recommendation of Horton Board; Horton's Reasons for the Merger. THE BOARD OF DIRECTORS OF HORTON (THE "HORTON BOARD") BY UNANIMOUS VOTE HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE HORTON STOCKHOLDERS AND RECOMMENDS THAT HORTON STOCKHOLDERS VOTE IN FAVOR OF THE HORTON PROPOSAL. The Horton Board's action is based upon its evaluation of a number of factors, including:
(i) the Merger is consistent with Horton's acquisition strategy; (ii) the Merger is expected to provide the benefits associated with the creation of one of the largest homebuilders; (iii) the cultural and operational fit with Continental management; (iv) the increased market capitalization, liquidity and financial strength of the combined company; (v) the prospects for improved financial results from the Merger beyond what Horton might achieve on a stand-alone basis; and (vi) the opinion of Donaldson, Lufkin, Jenrette Securities Corporation ("DLJ"), Horton's financial advisor in connection with the Merger, to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to Horton and its stockholders. See "THE MERGER-- Recommendation of the Horton Board; Horton's Reasons for the Merger" and "THE MERGER--Opinions of Financial Advisors--Opinion of Horton's Financial Advisor."

  Opinion of Horton Financial Advisor. On December 18, 1997, DLJ rendered to the Horton Board its oral opinion (subsequently confirmed in writing) to the effect that, based upon and subject to the matters set forth in its written opinion, as of such date, the Exchange Ratio was fair, from a financial point of view, to Horton and its stockholders. THE FULL TEXT OF THE WRITTEN OPINION OF DLJ, WHICH SETS FORTH ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY DLJ, IS INCLUDED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HORTON STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. THE OPINION OF DLJ DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE AT THE HORTON STOCKHOLDERS MEETING. See "THE MERGER--Opinions of Financial Advisors--Opinion of Horton's Financial Advisor."

  Recommendation of Continental Board; Continental's Reasons for the
Merger. THE BOARD OF DIRECTORS OF CONTINENTAL (THE "CONTINENTAL BOARD") BY UNANIMOUS VOTE HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE HOLDERS OF CONTINENTAL COMMON STOCK AND RECOMMENDS THAT HOLDERS OF CONTINENTAL

COMMON STOCK VOTE IN FAVOR OF THE CONTINENTAL PROPOSAL. IN CONSIDERING THE RECOMMENDATION OF THE MERGER BY THE CONTINENTAL BOARD, CONTINENTAL STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN CONTINENTAL DIRECTORS MAY BE DEEMED TO HAVE CONFLICTS OF INTEREST WITH RESPECT TO THE MERGER. SUCH INTERESTS, TOGETHER WITH OTHER RELEVANT FACTORS, WERE CONSIDERED BY THE CONTINENTAL BOARD IN RECOMMENDING THE MERGER TO THE CONTINENTAL STOCKHOLDERS AND APPROVING THE MERGER AGREEMENT. SEE "INTERESTS OF CERTAIN PERSONS IN THE MERGER." The Continental Board's action is based upon its evaluation of a number of factors, including (i) current historical market prices and trading information with respect to each company's common stock and the significant premium offered to stockholders in the Merger compared to historical trading levels of Continental stock; (ii) information concerning the business, assets, capital structure, financial performance and conditions and prospects of Continental and Horton;
(iii) the opinion of Smith Barney Inc. (now associated with Salomon Brothers Inc and collectively with Salomon Brothers Inc doing business as, and hereinafter referred to as "Salomon Smith Barney"), Continental's financial advisor, and Morgan Stanley & Co., Incorporated ("Morgan Stanley"), the financial advisor to Mr. Anderson and JoAnn Rudd, Continental's independent directors (the "Independent Directors"), to the effect that as of the dates of their respective opinions and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Continental Common Stock; (iv) the structure of the Merger as a tax-free exchange, the terms of the Merger Agreement, the amount and form of consideration, the Exchange Ratio and the currency to be received; (v) the fairness of the solicitation process as a whole including Continental's ability to terminate the Merger Agreement in the event it receives a superior proposal if required by the fiduciary duty of the directors subject to payment of a "break-up" fee; (vi) Horton's intention to operate Continental as a separate region and retain its name; (vii) the anticipated treatment of the Merger as a pooling of interests for financial accounting purposes; and (viii) the right of Continental to designate two directors to sit on Horton's board of directors. See "THE MERGER--Recommendation of the Continental Board; Continental's Reasons for the Merger," "THE MERGER--Opinions of Financial Advisors--Opinion of Continental's Financial Advisor" and "THE MERGER--Opinions of Financial Advisors--Opinion of Continental Independent Directors' Financial Advisor."

  Opinions of Financial Advisors to Continental and the Independent
Directors. On December 18, 1997, Salomon Smith Barney rendered to the Continental Board its oral opinion (subsequently confirmed in writing) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Continental Common Stock. Also on December 18, 1997, Morgan Stanley rendered to the Independent Directors its oral opinion (subsequently confirmed in writing) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Continental Common Stock in the Merger was fair from a financial point of view to such holders. The full text of the written opinions of Salomon Smith Barney and Morgan Stanley dated December 18, 1997, which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Appendix C and Appendix D, respectively, to this Joint Proxy Statement/Prospectus and should be read carefully in their entirety. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE BOARD OF DIRECTORS OF CONTINENTAL AND THE OPINION OF MORGAN STANLEY IS DIRECTED TO THE INDEPENDENT DIRECTORS OF CONTINENTAL, AND RELATE ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DO NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CONTINENTAL SPECIAL MEETING. See "THE MERGER--Opinions of Financial Advisors-- Opinion of Continental's Financial Advisor" and "THE MERGER--Opinions of Financial Advisors--Opinion of Continental Independent Directors' Financial Advisor."

  Interests of Certain Persons in the Merger. Certain members of Continental's management and the Continental Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Continental generally. Certain directors and executive officers of Continental will be directors of Horton and officers of the Continental region of Horton following the Merger. In the Merger, Horton will assume the existing employment and severance arrangements of certain officers of Continental and will indemnify and maintain directors and officers insurance covering Continental's directors and officers following the Merger. In addition, Horton required the chief executive officer of Continental and the head of Continental's Austin division, to enter into non-competition agreements for which they will be granted options to purchase Horton Common Stock and other consideration. To the knowledge of the Continental Board, no former director or executive officer of Continental has any interest in the Merger other than as a stockholder of Continental. The Continental Board was aware of such interests and considered them in approving the Merger Agreement and the Merger. No member of the Horton Board has any interest in the Merger other than as a Horton stockholder. See "THE MERGER-- Interests of Certain Persons in the Merger."

  Regulatory Approval. The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which provide that certain transactions may not be consummated until required information and materials are furnished to Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the requisite waiting period has expired or is terminated. Horton and Continental filed the required information and materials with the Antitrust Division and the FTC on January 14, 1998. On February 4, 1998, Horton and Continental received notice of the early termination of the requisite waiting period. See "THE MERGER--Regulatory Approval."

  Contemplated Accounting Treatment. The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of letters as of the Closing Date from Horton's and Continental's independent accountants as to the appropriateness of such accounting for the Merger is a condition to consummation of the Merger. Neither Horton nor Continental intends to waive receipt of such letters as conditions to consummate the Merger. Were they to waive such conditions in any material respect, Horton and Continental would provide their stockholders with appropriately revised disclosures and recirculate proxies. See "THE MERGER-- Accounting Treatment."

  Certain Federal Income Tax Consequences. It is expected that the Merger will constitute a reorganization for United States federal income tax purposes and, accordingly, that no gain or loss will be recognized for United States federal income tax purposes by holders of Continental Common Stock upon the conversion of Continental Common Stock into Horton Common Stock (except with respect to any cash received in lieu of a fractional share interest in Horton Common Stock). The respective obligations of Horton and Continental to consummate the Merger are conditioned on the receipt by Horton of an opinion from Gibson, Dunn & Crutcher LLP, its counsel, and the receipt by Continental of an opinion from Cahill Gordon & Reindel, its counsel, that the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Horton and Continental have received opinions of such counsel to such effect, which opinions are expected to be updated at the time of the Merger. Neither Horton nor Continental intends to waive receipt of the updated opinions as conditions to their obligations to consummate the Merger. Were they to waive such conditions in any material respect, Horton and Continental would provide their stockholders with appropriately revised disclosures and recirculate proxies. See "THE MERGER--Certain Federal Income Tax Consequences." CONTINENTAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.

  No Dissenters' Rights. Under the DGCL, holders of Horton Common Stock and Continental Common Stock are not entitled to dissenters' appraisal rights in connection with the Merger. See "THE MERGER--No Dissenters' Rights."

  Listing of Horton Common Stock. Horton will apply for the listing of Horton Common Stock to be issued in the Merger on the NYSE, and such shares will trade on the NYSE upon official notice of issuance under the symbol DHI. It is a condition to consummation of the Merger that the shares of Horton Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance. See "THE MERGER--Stock Exchange Listing."

  Stock Options. At the Effective Time, each outstanding option to purchase Continental Common Stock will be assumed by Horton and will thereafter be exercisable for the number of shares of Horton Common Stock equal to the number of shares of Continental Common Stock subject thereto multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share of Continental Common Stock subject thereto divided by the Exchange Ratio. See "THE MERGER AGREEMENT--Certain Covenants--Continental Stock Options."

  Continental Debt. As a result of the Merger, the Continental Convertible Notes will become convertible into shares of Horton Common Stock. The Continental Convertible Notes are currently outstanding in the aggregate principal amount of $86,150,000, have a conversion rate of 42.105 shares of Continental Common Stock (equivalent to a conversion price of approximately $23.75 per share) per $1,000 principal amount, and are redeemable at the option of Continental at certain premiums beginning on November 1, 1998. In the Merger, the Continental Convertible Notes will become convertible into a number of shares of Horton Common Stock equal to the product of such conversion rate times the Exchange Ratio. The Merger will not constitute a "change in control" for the purposes of the indenture for the Continental Convertible Notes.

  The Merger will constitute a "change in control" with respect to Continental's 10% Senior Notes due 2006 (the "Continental Senior Notes") currently outstanding in the aggregate principal amount of $150,000,000, and Horton will be required to offer to repurchase such notes from the holders thereof within 75 days after the Closing Date at a purchase price of 101% of the principal amount thereof, plus accrued interest. In addition, the Merger constitutes a "change in control" under Continental's revolving and warehouse lines of credit, which were outstanding in the aggregate principal amount of approximately $61.9 million as of December 31, 1997. Horton expects to finance the purchase of any Continental Senior Notes as may be tendered for purchase and to refinance Continental's existing revolving and warehouse lines of credit from Horton's existing credit lines. The Continental Senior Notes bear interest at the rate of 10% per annum. Continental's revolving and warehouse lines of credit currently bear interest at rates ranging from LIBOR plus 135 basis points to LIBOR plus 175 basis points per annum. Horton's existing credit lines currently bear interest at rates per annum ranging from LIBOR plus 85 basis points to LIBOR plus 127.5 basis points per annum. See "THE MERGER--Continental Debt."

THE MERGER AGREEMENT

  Conversion of Continental Common Stock. At the time at which the certificate of merger in respect of the Merger is filed with the Secretary of State of the State of Delaware (the "Effective Time"), each outstanding share of Continental Common Stock (other than treasury shares, shares held by any wholly owned subsidiary of Continental and shares held by Horton or any wholly owned subsidiary of Horton) will automatically be converted into the right to receive only shares of Horton Common Stock and cash in lieu of fractional shares of Horton Common Stock. At the Effective Time, each certificate representing shares of Continental Common Stock converted into the right to receive Horton Common Stock will be deemed to represent only a right to receive shares of Horton Common Stock and cash in lieu of any fractional shares. See "THE MERGER AGREEMENT--Merger Consideration--Conversion of Continental Common Stock." For a summary of the principal differences between the rights of the holders of Horton Common Stock and Continental Common Stock, see "COMPARISON OF STOCKHOLDERS' RIGHTS."

  HOLDERS OF CONTINENTAL COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING CONTINENTAL COMMON STOCK WITH THE ENCLOSED PROXY CARD. A LETTER OF TRANSMITTAL WILL BE MAILED AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME TO EACH HOLDER OF RECORD OF OUTSTANDING CONTINENTAL COMMON STOCK. CONTINENTAL STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING CONTINENTAL COMMON STOCK TO THE EXCHANGE AGENT TO BE NAMED IN THE LETTER OF TRANSMITTAL ("EXCHANGE AGENT") ONLY AFTER THEY RECEIVE, AND ONLY IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL. CERTIFICATES REPRESENTING SHARES OF HORTON COMMON STOCK WILL ONLY BECOME DELIVERABLE TO HOLDERS OF RECORD OF CONTINENTAL COMMON STOCK AT THE

EFFECTIVE TIME AND WILL BE DELIVERED ONLY UPON SURRENDER TO THE EXCHANGE AGENT OF THE CERTIFICATE(S) REPRESENTING SHARES OF CONTINENTAL COMMON STOCK, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL.

  Consideration to be Received by Continental Stockholders. At the Effective Time, by virtue of the Merger and without any action on the part of Horton, Continental or the holders of any of the securities of Horton or Continental, each share of Continental Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares, shares held by any wholly owned subsidiary of Continental and shares held by Horton or any wholly owned subsidiary of Horton) will be converted into the right to receive a number of shares of Horton Common Stock determined in accordance with the Exchange Ratio. The Exchange Ratio will be determined in accordance with the following: (i) if the Stock Value is greater than or equal to $16.878 and less than or equal to $18.776, the Exchange Ratio will be 2.37; (ii) if the Stock Value is less than $16.878 and greater than $14.50, the Exchange Ratio will equal the quotient obtained by dividing $40.00 by the Stock Value (rounded to the nearest one thousandth); (iii) if the Stock Value is more than $18.776 and less than $19.78, the Exchange Ratio will equal the quotient obtained by dividing $44.50 by the Stock Value (rounded to the nearest one thousandth); (iv) if the Stock Value is less than or equal to $14.50, the Exchange Ratio will be 2.759; provided that the Exchange Ratio will equal the quotient obtained by dividing $35.00 by the Stock Value (rounded to the nearest one thousandth) if the Stock Value is less than $12.69 and Horton so elects; and (v) if the Stock Value is more than or equal to $19.78, the Exchange Ratio will be 2.25. If the Stock Value is less than $12.69, Continental may terminate the Merger Agreement, unless Horton elects to have a higher Exchange Ratio, calculated pursuant to the proviso to clause (iv) above. The term "Stock Value" means the average of the closing prices of Horton Common Stock as reported for New York Stock Exchange Composite Transactions for 15 randomly selected trading days within the 30 consecutive trading days ending on the date that is five trading days prior to the Closing Date. See "THE MERGER AGREEMENT--Merger Consideration" and "THE MERGER AGREEMENT--Termination of the Merger Agreement" and "DESCRIPTION OF HORTON CAPITAL STOCK." Horton currently believes that it would not elect a higher Exchange Ratio were Continental to seek to terminate the Merger Agreement in the event the Stock Value is less than $12.69. If Horton were to seek to proceed with the Merger in such event, Horton and Continental would provide their stockholders with appropriately revised disclosures and recirculate proxies.

  Illustrative Exchange Ratios and Amount of Merger Consideration at Assumed Stock Values. The following table shows, at various assumed Stock Values, the indicated Exchange Ratio and the indicated market value of the shares of Horton Common Stock received for each share of Continental Common Stock (assuming the market value of the Horton Common Stock equals the assumed Stock Value). This table does not include the cash to be received in lieu of fractional shares of Horton Common Stock.

  THE RANGE OF STOCK VALUES PRESENTED IN THE FOLLOWING TABLE IS FOR ILLUSTRATIVE PURPOSES ONLY AND THERE CAN BE NO ASSURANCE THAT THE ACTUAL STOCK VALUE WILL RESULT IN AN INDICATED EXCHANGE RATIO OR INDICATED MARKET VALUE SHOWN IN THE TABLE. NO ASSURANCE CAN BE GIVEN THAT ANY ASSUMED STOCK VALUE OR INDICATED MARKET VALUE OF HORTON COMMON STOCK SHOWN IN THE TABLE WILL BE EQUIVALENT TO THE MARKET VALUE OF HORTON COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A HOLDER OF CONTINENTAL COMMON STOCK OR AT ANY OTHER TIME. THE MARKET VALUE OF HORTON COMMON STOCK RECEIVED BY A HOLDER OF CONTINENTAL COMMON STOCK MAY BE GREATER OR LESS THAN THE RECENT MARKET VALUES OF HORTON COMMON STOCK OR THE ACTUAL STOCK VALUE.

                                  ILLUSTRATION

       ILLUSTRATIVE EXCHANGE RATIOS AND AMOUNT OF MERGER CONSIDERATION
                    BASED ON RANGE OF ASSUMED STOCK VALUES

                                                        INDICATED MARKET VALUE OF HORTON COMMON STOCK TO BE
                                                               RECEIVED IN EXCHANGE FOR ONE SHARE OF
      ASSUMED STOCK VALUE($)   INDICATED EXCHANGE RATIO           CONTINENTAL COMMON STOCK($)(1)
      ----------------------   ------------------------ ---------------------------------------------------
              25.00                     2.250                                  56.25
              24.50                     2.250                                  55.13
              24.00                     2.250                                  54.00
              23.50                     2.250                                  52.88
              23.00                     2.250                                  51.75
              22.50                     2.250                                  50.63
              22.00                     2.250                                  49.50
              21.50                     2.250                                  48.38
              21.00                     2.250                                  47.25
              20.50                     2.250                                  46.13
              19.78                     2.250                                  44.50
              19.50                     2.282                                  44.50
              19.00                     2.342                                  44.50
              18.776                    2.370                                  44.50
              18.00                     2.370                                  42.66
              17.50                     2.370                                  41.48
              16.878                    2.370                                  40.00
              16.00                     2.500                                  40.00
              15.00                     2.667                                  40.00
              14.50                     2.759                                  40.00
              14.00                     2.759                                  38.63
              13.50                     2.759                                  37.25
              12.69                     2.759                                  35.00
              12.00                     2.917(2)                               35.00
              11.50                     3.043(2)                               35.00

--------
(1) Assuming that the Exchange Ratio is not adjusted prior to the Effective Time due to a change in the Horton Common Stock by reason of a stock split (including a reverse split) of the Horton Common Stock or a dividend payable in Horton Common Stock or any other distribution of securities to holders of Horton Common Stock with respect to their Horton Common Stock (including without limitation such a distribution made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction). See "THE MERGER AGREEMENT--Merger Consideration."

(2) If the Stock Value is less than $12.69, Continental may terminate the Merger Agreement unless Horton elects to have the Exchange Ratio equal the quotient obtained by dividing $35.00 by the Stock Value. Horton is not obligated to make such election, and it currently believes that it would not do so. See "THE SPECIAL MEETINGS--Proxies--General."

    Fractional Shares. Holders of Continental Common Stock who would otherwise have been entitled to receive a fraction of a share of Horton Common Stock will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share multiplied by the per share closing price of Horton Common Stock on the date of the Effective Time (or, if shares of Horton Common Stock do not trade on such date, the first date of trading of Horton Common Stock after the Effective Time). Such payment of cash consideration in lieu of issuing fractional shares is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

  No Change in Horton Common Stock. The shares of Horton Common Stock held by Horton stockholders will remain unchanged in the Merger.

  Conditions to the Merger. The obligations of Horton and Continental to consummate the Merger are subject to the fulfillment or waiver of various conditions including: (i) the absence of any restraining order, injunction or other legal restraint preventing the consummation of the Merger or any law which makes the consummation of the Merger illegal; (ii) the absence of any action or proceeding by or before any governmental authority or court seeking to prohibit or limit Horton from exercising all material rights and privileges pertaining to its ownership of the assets of Continental or the ownership or operation by Horton of the business or assets of Horton, or seeking to compel Horton to dispose of or hold separate all or any material portion of the business or assets of Horton as a result of the Merger or the transactions contemplated by the Merger Agreement; (iii) the expiration or termination of the applicable waiting period under the HSR Act; (iv) approval by the stockholders of Horton and Continental of the Horton Proposal and the Continental Proposal, respectively; (v) the listing on the NYSE of the Horton Common Stock to be issued in connection with the Merger, subject to official notice of issuance; (vi) the absence of any stop order suspending the effectiveness of the Registration Statement and no proceeding for that purpose having been initiated by the Commission or any state regulatory authorities;
(vii) the receipt of all consents (or filings or registrations with) any governmental body, the absence of which would have a material adverse effect on Horton (before or after the Merger); (viii) the qualification of the Merger for "pooling of interests" accounting treatment and the receipt of letters from Horton's and Continental's independent accountants as to the appropriateness of such accounting for the Merger; and (ix) the receipt of certain tax opinions.

  Whether Horton or Continental would be willing to waive any particular condition, if it were to become evident that any such condition could not be satisfied, would depend on all the facts and circumstances pertaining to such event. See "THE MERGER AGREEMENT--Conditions to the Merger."

  No Solicitation. Continental has agreed that it will not encourage, solicit, participate in or initiate discussions or negotiations with, or provide any non-public information to, any person or group other than Horton concerning any Third Party Acquisition (as defined), subject to certain limited exceptions as set forth in the Merger Agreement. Continental has agreed that the Continental Board will not withdraw its recommendation of the Continental Proposal or recommend, or cause Continental to enter into any agreement with respect to, any Third Party Acquisition except under certain limited circumstances in connection with a Superior Proposal (as defined), but only after providing notice to Horton that Continental has received a Superior Proposal and only if Horton does not make an offer which is as favorable to Continental's stockholders. In addition, Continental is not entitled to enter into any agreement with respect to a Superior Proposal unless the Merger Agreement is terminated by its terms. See "THE MERGER AGREEMENT--Certain Covenants--No Solicitation" and "THE MERGER AGREEMENT--Termination of the Merger Agreement."

  Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by Horton's or Continental's stockholders, in certain circumstances, including:
(i) by mutual written consent of the parties; (ii) by either party: (a) if the Continental stockholders do not approve the Continental Proposal; (b) if the Merger is not consummated on or before May 31, 1998; (c) if a court of competent jurisdiction or other governmental body has issued a nonappealable final order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, subject to certain limitations; (d) if the other party materially breaches any representation or covenant contained in the Merger Agreement, subject to certain cure rights; (e) if the Horton Stockholders do not approve the Horton Proposal or (f) in the event that certain conditions are not capable of being satisfied prior to May 31, 1998;
(iii) by Continental if it has received a Superior Proposal, the Continental Board determines in good faith, as advised by outside counsel, that it is required to do so in order to comply with its fiduciary duties, withdraws its recommendation of the Merger or approves or recommends such Superior Proposal (as defined), and the Continental Board complies with the applicable termination fee and reimbursement provisions of the Merger

Agreement; (v) by Horton if the Continental Board has recommended to the Continental stockholders a Superior Proposal or has withdrawn its recommendation of the Continental Proposal; or (vi) by Continental if the Stock Value is less than $12.69, unless prior to the Closing Date Horton elects to have the Exchange Ratio equal to the quotient obtained by dividing $35.00 by the Stock Value. See "THE MERGER AGREEMENT--Termination of the Merger Agreement."

  Termination Fee; Payment of Expenses. Continental is required to pay Horton $12,000,000 (the "Termination Fee") if: (i) Horton terminates the Merger Agreement because (a) the Continental Board has recommended a Superior Proposal to the Continental stockholders or has withdrawn its recommendation of the Continental Proposal or (b) of a material breach by Continental, and within twelve months thereafter Continental enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any party with whom Continental was in contact prior to such termination; (ii) Continental terminates the Merger Agreement because it has received a Superior Proposal, and the Continental Board determines in good faith, as advised by outside counsel, that it is required to do so in order to comply with its fiduciary duties, withdraws its recommendation of the Merger or approves or recommends such Superior Proposal; or (iii) either party terminates the Merger Agreement because Continental's stockholders do not approve the Continental Proposal and at the time of the Continental Stockholders Meeting there was outstanding an offer by a third party to consummate a Third Party Acquisition involving the payment of consideration to Continental's stockholders in excess of the value of the shares of Horton Common Stock to be received pursuant to the Merger Agreement and within twelve months thereafter Continental enters into an agreement with respect to such Third Party Acquisition or such Third Party Acquisition occurs.

  In the event the Merger Agreement is terminated by Horton or by Continental because Continental's stockholders do not approve the Continental Proposal, Continental is obligated to reimburse Horton for up to $1,500,000 of its expenses and fees in connection with the Merger. Any such reimbursement payments by Continental will be credited against the Termination Fee if it is otherwise payable. In the event the Merger Agreement is terminated by Continental because the Horton stockholders do not approve the Horton Proposal, Horton is obligated to reimburse Continental for up to $1,500,000 of its expenses and fees in connection with the Merger.

  See "THE MERGER AGREEMENT--Termination Fee; Payment of Expenses."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following selected historical financial data of Horton and Continental have been derived from their respective historical audited and unaudited consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto that are incorporated herein by reference. The selected pro forma combined financial data of Horton and Continental have been derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such pro forma condensed combined financial statements and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The pro forma financial data for the year ended September 30, 1997, and the three months ended December 31, 1996, contain the results of operations of the Torrey Group of Companies ("Torrey") prior to acquisition by Horton.

  The pro forma financial information does not purport to represent what Horton's financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project Horton's financial position or results of operations for any future date or period. It does not include any one-time, nonrecurring Merger-related costs.

  The unaudited pro forma condensed combined statements of income combine Horton's historical results for each of the three months ended December 31, 1996 and 1997, and each of the years ended September 30, 1995, 1996 and 1997, with Continental's historical results for each of the three months ended December 31, 1996 and 1997, each of the years ended May 31, 1995 and 1996, and the twelve months ended September 30, 1997, respectively, giving effect to the Merger as if it had occurred on October 1, 1994. The unaudited pro forma condensed combined balance sheet combines Horton's and Continental's consolidated condensed balance sheets as of December 31, 1997, giving effect to the Merger as if it had occurred on December 31, 1997.

  Horton has a fiscal year ending September 30, and Continental has a fiscal year ending May 31. Accordingly, the unaudited pro forma condensed combined financial statements for each of the three months ended December 31, 1996 and 1997 and the year ended September 30, 1997, include Continental's financial statements conformed to Horton's fiscal year end.

  As permitted by Commission regulations, Continental's four-month period ended September 30, 1996 has been omitted from the unaudited pro forma condensed combined statements of income. Continental's Revenues, Net Income and Diluted Net Income Per Share were $234.4 million, $11.2 million and $1.15, respectively, for such four-month period. Continental's Cash Dividends Per Share during such four-month period amounted to $.05.

                       SELECTED HISTORICAL FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

HORTON

                                                                  FOR THE THREE
                                     FOR THE FISCAL YEARS          MONTHS ENDED
                                      ENDED SEPTEMBER 30,          DECEMBER 31,
                              ----------------------------------- --------------
                              1993(1)  1994   1995   1996   1997   1996   1997
                              ------- ------ ------ ------ ------ ------ -------
INCOME STATEMENT DATA:
 Revenues...................  $190.1  $393.3 $437.4 $547.3 $837.3 $144.4 $ 231.2
 Net income from continuing
  operations................     8.9    17.7   20.5   27.4   36.2    6.8    10.8
 Net income from continuing
  operations per
  share(2)(3)(7)
 Basic......................    0.33    0.65   0.75   0.89   1.03   0.21    0.29
 Diluted....................    0.32    0.63   0.74   0.87   1.01   0.21    0.28
 Cash dividends per share...     --      --     --     --    0.06    --     0.02
 Weighted average number of
  shares outstanding
  (000's)(2)(3)(7)
 Basic......................  26,934  27,195 27,340 30,738 35,080 32,375  37,337
 Diluted....................  27,672  27,845 27,849 31,420 35,871 33,003  38,789
SELECTED OPERATING DATA:
 Number of homes closed.....   1,187   2,360  2,474  3,284  5,018    855   1,430
 New sales orders, net
  (homes)(4)................   1,542   2,327  2,553  3,488  5,177    751   1,540
 New sales orders, net ($
  value)(4).................  $246.4  $394.6 $449.3 $585.5 $863.2 $129.8 $ 258.0
 Sales backlog at end of
  period (homes)(5).........     717     773  1,000  1,204  1,793  1,208   1,903
 Sales backlog at end of
  period ($ value)(5).......  $122.2  $140.5 $170.7 $208.9 $312.2 $223.5 $ 339.0
OTHER FINANCIAL DATA:
 Ratio of earnings to fixed
  charges(6)................    6.3x    4.6x   3.5x   3.7x   3.2x   3.6x    2.8x
                                                                      AS OF
                                      AS OF SEPTEMBER 30,          DECEMBER 31,
                              ----------------------------------- --------------
                               1993    1994   1995   1996   1997   1996   1997
                              ------- ------ ------ ------ ------ ------ -------
BALANCE SHEET DATA:
 Inventories................  $129.0  $204.1 $282.9 $345.3 $604.6 $400.5  $653.2
 Total assets...............   158.7   230.9  318.8  402.9  719.8  445.9   765.1
 Notes payable..............    62.2   108.6  169.9  169.9  355.3  203.2   392.1
 Stockholders' equity.......    65.9    84.6  106.1  177.6  262.8  184.8   273.2

--------
(1) Horton changed fiscal years in 1993. As a result, the 1993 fiscal year only contains nine months of operations.
(2) Basic net income per share is based upon the weighted average number of shares of common stock outstanding during each year.
(3) Diluted net income per share is based upon the weighted average number of shares of common stock outstanding during each year, adjusted for the effects of dilutive securities.
(4) Represents homes placed under contract during the period, net of cancellations.
(5) Represents homes under contract but not yet closed at the end of the period.
(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from continuing operations before income taxes, interest amortized to cost of sales and interest expense. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable.
(7) The net income per share amounts prior to December 31, 1997, have been restated as required to comply with FAS 128, Earnings Per Share. For a further discussion of net income per share, see the notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                       SELECTED HISTORICAL FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

CONTINENTAL

                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                               FOR THE FISCAL YEARS ENDED MAY 31,  NOVEMBER 30,
                               ---------------------------------- --------------
                                1993   1994   1995   1996   1997   1996   1997
                               ------ ------ ------ ------ ------ ------ -------
INCOME STATEMENT DATA:
 Revenues....................  $207.0 $348.6 $432.5 $600.6 $726.0 $367.5 $ 378.9
 Net income from continuing
  operations.................     7.1   13.1   13.8   25.8   29.4   17.0    15.6
 Net income from continuing
  operations per
  share(1)(2)(6)
 Basic.......................    1.38   2.11   1.99   3.71   4.24   2.44    2.22
 Diluted.....................    1.30   1.88   1.82   3.00   3.10   1.76    1.60
 Cash dividends per share....    0.20   0.20   0.20   0.20   0.20   0.10    0.10
 Weighted average number of
  shares outstanding
  (000's)(1)(2)(6)
 Basic.......................   5,144  6,203  6,948  6,960  6,938  6,991   6,858
 Diluted.....................   6,732  7,797  8,483  9,535 10,621 10,676  10,597
SELECTED OPERATING DATA:
 Number of homes closed......   1,769  2,831  3,202  4,367  4,904  2,513   2,763
 New sales orders, net
  (homes)(3).................   2,000  2,844  3,427  4,944  4,770  2,048   2,909
 New sales orders, net ($
  value)(3)..................  $228.3 $351.9 $441.3 $669.2 $640.6 $277.0 $ 400.1
 Sales backlog at end of
  period (homes)(4)..........     900  1,136  1,493  2,070  2,015  1,684   2,161
 Sales backlog at end of
  period ($ value)(4)........  $107.5 $147.2 $198.1 $295.5 $271.1 $240.1 $ 303.9
OTHER FINANCIAL DATA:
 Ratio of earnings to fixed
  charges(5).................    1.9x   2.4x   2.0x   2.9x   2.8x   3.3x    2.7x
                                                                      AS OF
                                         AS OF MAY 31,             NOVEMBER 30,
                               ---------------------------------- --------------
                                1993   1994   1995   1996   1997   1996   1997
                               ------ ------ ------ ------ ------ ------ -------
BALANCE SHEET DATA:
 Inventories.................  $142.6 $205.4 $291.3 $344.9 $392.5 $405.2 $ 428.1
 Total assets................   187.5  305.5  386.8  438.4  508.3  496.6   544.4
 Notes payable...............   114.8  168.3  232.8  250.4  286.4  282.2   310.6
 Stockholders' equity........    51.6   98.6  110.5  128.9  154.9  143.6   169.6

--------
(1) Basic net income per share is based upon the weighted average number of shares of common stock outstanding during each year.
(2) Diluted net income per share is based upon the weighted average number of shares of common stock outstanding during each year, adjusted for the effects of dilutive securities.
(3) Represents homes placed under contract during the period, net of cancellations.
(4) Represents homes under contract but not yet closed at the end of the period.
(5) For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from continuing operations before income taxes, interest amortized to cost of sales and interest expense. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable.
(6) The net income per share amounts prior to December 31, 1997, have been restated as required to comply with FAS 128, Earnings Per Share. For a further discussion of net income per share, see the notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                 FOR THE THREE
                                    FOR THE FISCAL YEARS ENDED   MONTHS ENDED
                                           SEPTEMBER 30,         DECEMBER 31,
                                    -------------------------------------------
                                     1995     1996    1997(10)  1996(10)  1997
                                    ------- --------- ------------------ ------
PRO FORMA COMBINED INCOME
 STATEMENT DATA(1):
Revenues..........................  $ 862.8 $ 1,136.2 $ 1,648.4  $393.7  $418.7
Net income from continuing
 operations.......................     34.4      53.2      65.6    16.4    18.3
Net income from continuing
 operations per share(2)(3)(9):
 Basic............................     0.80      1.15      1.29    0.34    0.35
 Diluted..........................     0.77      1.06      1.15    0.30    0.31
Cash dividends per share(4).......      --        --       0.06     --     0.02
Weighted average number of shares
 outstanding (000's)(2)(3)
 Basic............................   42,972    46,398    50,924  48,838  52,780
 Diluted..........................   46,935    52,873    60,041  57,745  62,760
PRO FORMA COMBINED SELECTED
 OPERATING DATA:
Number of homes closed............    5,676     7,651    10,605   2,505   2,821
New sales orders, net (homes)(5)..    5,980     8,432    11,163   2,169   2,880
New sales orders, net ($
 value)(5)........................  $ 890.6 $ 1,254.7 $ 1,679.3  $332.4  $445.2
Sales backlog at end of period
 (homes)(6).......................    2,493     3,274     3,961   3,065   4,020
Sales backlog at end of period ($
 value)(6)........................  $ 368.8 $   504.4 $   609.2  $490.1  $636.1
PRO FORMA COMBINED OTHER FINANCIAL
 DATA:
Ratio of earnings to fixed
 charges(7).......................     2.5x      3.2x      2.8x    3.0x    2.7x

                                                                       AS OF
                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
PRO FORMA COMBINED BALANCE SHEET DATA(1):
Inventory..........................................................   $1,089.1
Total assets.......................................................    1,312.5
Notes payable......................................................      711.6
Stockholders' equity...............................................      445.6
Book value per common share(8)(9)..................................       8.44

--------
(1) It is estimated that direct costs of the Merger, consisting primarily of transaction costs for investment bankers' fees, attorneys' and accountants' fees, and financial printing and other related charges, approximating $12.0 million, will be incurred. Such expenses will be deferred when incurred and charged to expense upon consummation of the Merger. They are not recorded in the pro forma combined financial data.
(2) Basic net income per share is based upon the weighted average number of shares of common stock outstanding during each year.
(3) Diluted net income per share is based upon the weighted average number of shares of common stock outstanding during each year, adjusted for the effects of dilutive securities.
(4) The pro forma combined cash dividends per share are not necessarily indicative of dividends to be paid in future periods. It is the current intention of the Horton Board to declare quarterly cash dividends following the Merger initially in the amount of $.0225 per share of Horton Common Stock. Future dividends will be determined by the Horton Board in light of the earnings and financial condition of Horton and its subsidiaries and other factors.
(5) Represents homes placed under contract during the period, net of cancellations.
(6) Represents homes under contract but not yet closed at the end of the period.
(7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from continuing operations before income taxes, interest amortized to cost of sales and interest expense. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable.
(8) Pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the number of common shares outstanding at the end of the period.

(9) The pro forma combined per share information is computed by combining pro forma financial data for Horton and Continental and dividing by the pro forma Horton shares projected to be outstanding after the Merger, assuming that 2.25 shares of Horton Common Stock are exchanged for each share of Continental Common Stock outstanding. If the Exchange Ratio were the highest to which Horton is potentially obligated under the Merger Agreement such that 2.759 of shares of Horton Common Stock were exchanged for each share of Continental, the per share information presented above would be affected as follows:

                                                 FOR THE FISCAL   FOR THE THREE
                                                   YEARS ENDED    MONTHS ENDED
                                                  SEPTEMBER 30,   DECEMBER 31,
                                                ----------------- -------------
                                                1995  1996  1997   1996   1997
                                                ----- ----- ----- ------ ------
  Net income from continuing operations per
   share:
  Basic........................................ $0.74 $1.06 $1.20 $ 0.31 $ 0.33
  Diluted......................................  0.70  0.97  1.06   0.27   0.28

                                                                     AS OF
                                                               DECEMBER 31, 1997
                                                               -----------------
  Book value per common share.................................       $7.92

(10) The pro forma Combined Income Statement Data for the year ended September 30, 1997, and the three months ended December 31, 1996, contain the results of operations of Torrey prior to acquisition. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Horton and Continental and combined per share data on an unaudited pro forma basis after giving effect to the Merger as if it had occurred on October 1, 1994, on a pooling of interests basis assuming that 2.25 shares of Horton Common Stock were issued in exchange for each share of Continental Common Stock outstanding. This data should be read in conjunction with the selected historical audited and unaudited financial data and the historical audited and unaudited financial statements of Horton and Continental and the notes thereto that are incorporated herein by reference. The selected pro forma combined financial information of Horton and Continental is derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such unaudited pro forma statements and notes thereto included elsewhere is this Joint Proxy Statement/Prospectus. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Horton and Continental been a single entity during the periods presented.

                                                           AS OF AND FOR THE
                                   AS OF AND FOR THE YEARS    THREE MONTHS
                                     ENDED SEPTEMBER 30,   ENDED DECEMBER 31,
                                   ----------------------- ------------------
                                    1995    1996    1997    1996   1997
                                   ------- ------- ------- ------ -------
HORTON
HISTORICAL PER SHARE:
 Net income from continuing
  operations(2)(3):
 Basic...........................  $  0.75 $  0.89 $  1.03 $ 0.21 $ 0.29
 Diluted.........................     0.74    0.87    1.01   0.21   0.28
 Cash dividends..................      --      --     0.06    --    0.02
 Book value......................     3.86    5.49    7.04   5.70   7.31
PRO FORMA COMBINED--PER HORTON
 SHARE:
 Net income from continuing
  operations(2)(3)(5)(6):
 Basic...........................     0.80    1.15    1.29   0.34   0.35
 Diluted.........................     0.77    1.06    1.15   0.30   0.31
 Cash dividends..................      --      --     0.06    --    0.02
 Book value......................     5.03    6.37    8.11   6.98   8.44
CONTINENTAL
HISTORICAL PER SHARE:
 Net income from continuing
  operations(2)(3):
 Basic...........................     1.99    3.71    4.22   1.24   1.09
 Diluted.........................     1.82    3.00    3.08   0.89   0.79
 Cash dividends..................     0.20    0.20    0.20   0.05   0.05
 Book value......................    15.95   18.44   24.07  21.21  25.11
PRO FORMA COMBINED--PER
 EQUIVALENT CONTINENTAL SHARE(4):
 Net income from continuing
  operations(2)(3)(5)(6):
 Basic...........................     1.80    2.59    2.90   0.77   0.79
 Diluted.........................     1.73    2.38    2.59   0.68   0.70
 Cash dividends..................      --      --     0.14    --    0.05
 Book value......................    11.32   14.33   18.25  15.71  18.99

--------
(1) It is estimated that direct costs of the Merger, consisting primarily of transaction costs for investment bankers' fees, attorneys' and accountants' fees, and financial printing and other related charges, approximating $12.0 million, will be incurred. Such expenses will be deferred when incurred and charged to expense upon consummation of the Merger. They are not recorded in the pro forma combined financial data.
(2) The pro forma combined per share data combines financial information of Horton for each of the fiscal years ended September 30, 1995, 1996 and 1997, and each of the three months ended December 31, 1996 and 1997, with the financial information of Continental for each of the fiscal years ended May 31, 1995 and 1996, the twelve months ended September 30, 1997, and each of the three months ended December 31, 1996 and 1997, respectively. Horton has a fiscal year ending September 30, and Continental has a fiscal year ending May 31. Accordingly, the pro forma combined per share data for the year ended September 30, 1997 and each of the three months ended December 31, 1996 and 1997, include Continental's financial information conformed to Horton's fiscal year end.
(3) Historical Book Value Per Common Share is computed by dividing stockholders' equity for Horton and Continental by the number of shares of common stock outstanding at the end of each period for Horton and Continental, respectively. Pro Forma Book Value Per Common Share for
    Horton is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.
(4) Pro forma combined per share information for Continental is computed by multiplying Horton's pro forma per share information by 2.25, the assumed Exchange Ratio.

(5) The pro forma combined per share information for Horton is computed by combining pro forma financial data for Horton and Continental and dividing by the pro forma Horton shares projected to be outstanding after the Merger, assuming that 2.25 shares of Horton Common Stock are exchanged for each share of Continental Common Stock outstanding. If the Exchange Ratio were the highest to which Horton is potentially obligated under the Merger Agreement such that 2.759 of shares of Horton Common Stock were exchanged for each share of Continental, the per share information presented above would be affected as follows:

                                         AS OF AND FOR THE    AS OF AND FOR THE
                                               YEARS            THREE MONTHS
                                        ENDED SEPTEMBER 30,  ENDED DECEMBER 31,
                                        -------------------- -------------------
                                         1995   1996   1997    1996      1997
                                        ------ ------ ------ --------- ---------
   PRO FORMA COMBINED - PER HORTON
    SHARE:
    Net income from continuing opera-
     tions:
    Basic.............................  $ 0.74 $ 1.06 $ 1.20 $    0.31 $    0.33
    Diluted...........................    0.70   0.97   1.06      0.27      0.28
    Book value........................    4.65   5.94   7.61      6.51      7.92
   PRO FORMA COMBINED - PER EQUIVALENT
    CONTINENTAL SHARE:
    Net income from continuing opera-
     tions:
    Basic.............................    2.04   2.92   3.31      0.86      0.91
    Diluted...........................    1.93   2.68   2.92      0.74      0.77
    Book value........................   12.83  16.39  21.00     17.96     21.85

(6) The pro forma combined per share data for the year ended September 30, 1997, and the three months ended December 31, 1996, contain the results of operations of Torrey prior to acquisition. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

  Horton Common Stock is listed on the NYSE under the symbol DHI. Continental Common Stock is listed on the NYSE under the symbol CON. The table below sets forth, for the calendar quarters indicated, the high and low sales prices of Horton Common Stock and Continental Common Stock as reported for NYSE Composite Transactions, in each case based on published financial sources, and the dividends paid on such stock. Horton Common Stock market prices have been adjusted for Horton's 9% stock dividend of June 1995, seven-for-five stock split of September 1995 and 8% stock dividend of May 1996.

                                        HORTON                CONTINENTAL
                                     COMMON STOCK            COMMON STOCK
                                ----------------------- -----------------------
                                 HIGH   LOW   DIVIDENDS  HIGH   LOW   DIVIDENDS
                                ------ ------ --------- ------ ------ ---------
1995:
  Quarter Ended March 31....... $ 6.30 $ 5.31      --   $14.13 $11.00   $0.05
  Quarter Ended June 30........   8.93   5.61      --    17.88  11.50    0.05
  Quarter Ended September 30...  10.50   8.52      --    22.63  16.63    0.05
  Quarter Ended December 31....  11.00   8.91      --    24.88  17.75    0.05
1996:
  Quarter Ended March 31....... $11.92 $ 8.91      --   $25.25 $19.75   $0.05
  Quarter Ended June 30........  10.75   8.63      --    26.00  20.00    0.05
  Quarter Ended September 30...  10.38   7.50      --    21.63  17.13    0.05
  Quarter Ended December 31....  11.38   8.63      --    21.38  16.00    0.05
1997:
  Quarter Ended March 31....... $13.00 $10.13  $  0.02  $22.13 $16.38   $0.05
  Quarter Ended June 30........  12.50   9.00     0.02   18.50  15.38    0.05
  Quarter Ended September 30...  17.25  10.19     0.02   29.44  17.63    0.05
  Quarter Ended December 31....  21.00  15.00     0.02   40.63  28.63    0.05
1998
  First Quarter (through March
   5, 1998).................... $23.63 $16.56  $0.0225  $48.63 $39.06   $0.05

  On December 18, 1997, the last full trading day preceding public announcement of the proposed Merger, the closing price per share of Horton Common Stock as reported for NYSE Composite Transactions was $19.25 and the closing price per share of Continental Common Stock as reported for NYSE Composite Transactions was $35.06. On March 5, 1998, the closing price per share of Horton Common Stock as reported for NYSE Composite Transactions was $23.06, and the closing price per share of Continental Common Stock as reported for NYSE Composite Transactions was $48.13. See "COMPARATIVE PER SHARE PRICES AND DIVIDENDS."

  The equivalent pro forma value of one share of Continental Common Stock on December 18, 1997 and March 5, 1998, calculated by multiplying the closing price of one share of Horton Common Stock on the dates listed above by the Exchange Ratio that would have been in effect if the Merger had been consummated and the Stock Value equaled the closing price per share of the Horton Common Stock on such dates, is $44.50 and $51.89, respectively.

  Horton and Continental stockholders are urged to obtain current market quotations for the Horton Common Stock and Continental Common Stock prior to making any decision with respect to the Horton Proposal and Continental Proposal, respectively.

  Horton has paid a quarterly cash dividend to holders of Horton Common Stock since February 1997. However, the payment of future dividends on Horton Common Stock, if any, will be a business decision to be made by the Horton Board from time to time based upon the results of operations and financial condition of Horton and such other factors as the Horton Board considers relevant. See "COMPARATIVE PER SHARE PRICES AND DIVIDENDS--Post-Merger Dividend Policy."

                                 RISK FACTORS

  The following risk factors should be considered by Horton stockholders and Continental stockholders in evaluating whether to approve the Horton Proposal and the Continental Proposal, respectively. These factors should be considered in conjunction with the other information included and incorporated by reference in this Joint Proxy Statement/Prospectus. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS."

  General Real Estate, Economic and Other Conditions. The homebuilding industry is cyclical and is significantly affected by changes in general and local economic conditions, such as employment levels, availability of financing for homebuyers, interest rates, consumer confidence and housing demand. In addition, homebuilders are subject to various risks, including competitive overbuilding, availability and cost of building lots, materials and labor, weather conditions, delays in construction schedules, cost overruns, changes in governmental regulation and increases in real estate taxes and other local government fees. Moreover, homebuilders are subject to the risks associated with natural disasters such as hurricanes, earthquakes and fires. Horton, Continental and their competitors also are impacted by comprehensive local, state and Federal statutes and rules regulating environmental matters, zoning, building design and density requirements, as they affect the availability and cost of building lots and the timing of homebuilding activities.

  Interest Rates; Mortgage Financing. Virtually all purchasers of Horton's and Continental's homes finance their acquisitions through lenders providing mortgage financing. In general, housing demand is adversely affected by increases in interest rates, decreasing availability of mortgage financing, increasing housing costs and unemployment. If mortgage interest rates increase and the ability of prospective buyers to finance home purchases is adversely affected, operating results may be negatively impacted. Horton's and Continental's homebuilding activities also are dependent upon the availability and cost of mortgage financing for buyers of homes owned by potential customers so those customers can sell their existing homes and purchase a home from Horton or Continental. In addition, Horton and Continental believe that the availability of Federal Housing Administration and Veterans Administration mortgage financing is an important factor in marketing many of the homes of Horton and Continental. Any limitations or restrictions on the availability of such financing could adversely affect Horton's or Continental's sales.

  Competition. The homebuilding industry is highly competitive and fragmented. Homebuilders compete not only for homebuyers, but also for desirable properties, financing, raw materials and skilled labor. Horton and Continental compete with other local, regional and national homebuilders, often within larger subdivisions designed, planned and developed by such homebuilders. Some of Horton's and Continental's competitors have longer operating histories and greater financial, marketing and sales resources.

  Future Capital Requirements. The operations of Horton and Continental require significant amounts of cash, and Horton will be required to seek additional capital for the future growth and development of its business. There can be no assurance as to the terms or availabilities of such additional capital. If Horton is not successful in obtaining sufficient capital, it could result in a reduction in sales and may adversely affect Horton's future growth and results of operations.

  No Assurance of Successful Acquisitions. From July 1993 through the present, Horton and Continental have each acquired several homebuilding companies. In the future, Horton intends to acquire additional homebuilding companies. Subsequent to the acquisitions, the previous owners of the acquired companies normally have continued to manage their operations as subsidiaries or divisions of the acquiring company. There can be no assurance that Horton will continue to be able to successfully integrate the operations of its acquisitions of homebuilding companies, including Continental, and realize the earnings enhancements that may be available. In addition, there can be no assurance that Horton will be able to implement successfully its operating and growth strategies in each of its markets. Finally, there can be no assurance that the pace of Horton's acquisitions will not adversely affect Horton's efforts to integrate acquisitions and manage the acquired companies profitably.

  Potential Impact of Certain Large Stockholdings. Donald R. Horton and other affiliates of Horton own, directly or indirectly, approximately 39% of Horton Common Stock. Accordingly, such persons may effectively be able to elect the entire Board of Directors of Horton and control its management, operations and affairs. However, after giving effect to the Merger, and assuming the Merger had been consummated on March 6, 1998 at the Assumed Exchange Ratio of 2.25, the ownership of the Mr. Horton and such affiliates would have been reduced to 23.7% of the outstanding Horton Common Stock (assuming conversion of the Continental Convertible Notes).

  Uncertainty as to Market Price of Horton Common Stock. Because the number of shares of Horton Common Stock to be issued in the Merger will depend upon the actual Stock Value, and because the market price of Horton Common Stock is subject to fluctuation, the market value of the shares of Horton Common Stock that holders of Continental Common Stock may receive in the Merger may increase or decrease prior to and following the Merger. There can be no assurance that at or after the Effective Time the shares of Horton Common Stock will trade at or near the prices upon which the Exchange Ratio is based or the prices at which such shares have traded in the past. The prices at which shares of Horton Common Stock trade may be influenced by many factors, including the liquidity of Horton Common Stock, the impact of the Horton Common Stock issued in the Merger, or upon conversion of the Continental Convertible Notes assumed in the Merger, investor perceptions of Horton and the homebuilding industry, Horton's operating results, Horton's dividend policy and general economic and market conditions. See "COMPARATIVE PER SHARE PRICES AND DIVIDENDS."

  Uncertainty as to Number of Shares of Horton Common Stock Issued in Merger. The number of shares of Horton Common Stock to be issued in the Merger will depend upon the actual Stock Value and resulting Exchange Ratio. At the Assumed Exchange Ratio of 2.25, the Continental stockholders would receive in the aggregate approximately 39% of the shares of Horton Common Stock outstanding immediately after the Merger (assuming conversion of the Continental Convertible Notes). However, at the highest Exchange Ratios, the Continental Stockholders would receive a larger percentage of the outstanding shares of Horton Common Stock. This percentage could be as much as 44% if the Exchange Ratio were 2.759, the highest Exchange Ratio to which Horton is potentially obligated under the Merger Agreement. See "THE MERGER AGREEMENT-- Merger Consideration."

  Potential Antitakeover Effects of Preferred Stock and Certain Charter and Bylaw Provisions. Horton is authorized to issue up to 30,000,000 shares of Preferred Stock in one or more series, the terms of which may be determined at the time of issuance by the Horton Board, without further action by the Horton stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. Although Horton currently has no plans to issue any shares of Preferred Stock, the issuance of Preferred Stock in the future could affect the rights of the holders of the Horton Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict Horton's ability to merge with or sell its assets to a third party, or otherwise delay, discourage, or prevent a change in control of Horton. In addition, certain provisions in Horton's charter and bylaws prohibiting stockholder action by written consent, increasing the vote required to remove directors, limiting the persons who may call special meetings of stockholders and providing time limitations for stockholder nominations for director and other stockholder proposals could delay, discourage, or prevent a change in control of Horton. SEE "DESCRIPTION OF HORTON CAPITAL STOCK."

                             THE SPECIAL MEETINGS

  This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of Horton Common Stock by the Horton Board for use at the Horton Stockholders Meeting and (ii) from the holders of Continental Common Stock by the Continental Board for use at the Continental Stockholders Meeting.

TIMES AND PLACES; PURPOSES

  Horton. The Horton Stockholders Meeting will be held at the principal executive offices of Horton, 1901 Ascension Boulevard, Suite 100, Arlington, Texas 76006, on April 10, 1998, starting at 10:00 a.m., local time. At the Horton Stockholders Meeting, the stockholders of Horton will be asked to consider and vote upon the Horton Proposal. A copy of the Merger Agreement is included as Appendix A to this Joint Proxy Statement/Prospectus.

  Continental. The Continental Stockholders Meeting will be held at the executive offices of Continental, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253, on April 10, 1998, starting at 9:00 a.m., local time. At the Continental Stockholders Meeting, the stockholders of Continental will be asked to consider and vote upon the Continental Proposal. A copy of the Merger Agreement is included as Appendix A to this Joint Proxy Statement/Prospectus.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

  Horton. The Horton Board has fixed the close of business on February 23, 1998, as the Horton Record Date. Only holders of record of shares of Horton Common Stock on the Horton Record Date are entitled to notice of and to vote at the Horton Stockholders Meeting and any adjournments or postponements thereof. As of the Horton Record Date, there were 37,391,761 shares of Horton Common Stock outstanding and entitled to vote at the Horton Stockholders Meeting, held by approximately 223 stockholders of record.

  Each holder of record, as of the Horton Record Date, of Horton Common Stock is entitled to one vote per share of Horton Common Stock. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Horton Common Stock entitled to vote is necessary to constitute a quorum at the Horton Stockholders Meeting.

  Under the DGCL and the Horton Bylaws, the affirmative vote, in person or by proxy, of holders of a majority of the shares of Horton Common Stock outstanding on the Horton Record Date is required to adopt and approve the Horton Proposal.

  As of the Horton Record Date, directors and executive officers of Horton and their respective affiliates as a group beneficially owned 14,484,681 shares of Horton Common Stock, or approximately 39% of the outstanding shares of Horton Common Stock. Such directors and executive officers have advised that they intend to vote for the Horton Proposal.

  If fewer shares of Horton Common Stock are voted in favor of the Horton Proposal than the number required for approval, it is expected that the Horton Stockholders Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Horton Stockholders Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Horton Stockholders Meeting, except for any proxies that have theretofore effectively been revoked or withdrawn.

  Continental. The Continental Board has fixed the close of business on February 23, 1998, as the Continental Record Date. Only holders of record of shares of Continental Common Stock on the Continental Record Date are entitled to notice of and to vote at the Continental Stockholders Meeting and any adjournments or postponements thereof. On the Continental Record Date, there were 6,867,764 shares of Continental Common Stock outstanding and entitled to vote at the Continental Stockholders Meeting, held by approximately 95 stockholders of record.

  Each holder of record, as of the Continental Record Date, of Continental Common Stock is entitled to one vote per share of Continental Common Stock. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Continental Common Stock is necessary to constitute a quorum at the Continental Stockholders Meeting.

  Under the DGCL and the Continental Bylaws, the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Continental Common Stock outstanding on the Continental Record Date is required to adopt and approve the Continental Proposal.

  As of the Continental Record Date, directors and executive officers of Continental and their respective affiliates as a group beneficially owned 102,095 shares of Continental Common Stock, or approximately 1.5% of the shares of the outstanding Continental Common Stock. Such directors and executive officers have advised that they intend to vote for the Continental Proposal.

  If fewer shares of Continental Common Stock are voted in favor of the Continental Proposal than the number required for approval, it is expected that the Continental Stockholders Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Continental Stockholders Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Continental Stockholders Meeting, except for any proxies that have theretofore effectively been revoked or withdrawn.

PROXIES

  Horton. All shares of Horton Common Stock represented by properly executed proxies received prior to or at the Horton Stockholders Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted "FOR" the Horton Proposal. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion on the Horton Proposal and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote shares of Horton Common Stock held by them on the Horton Proposal. Therefore, because the affirmative vote of a majority of the shares of Horton Common Stock outstanding on the Horton Record Date is required for approval of the Horton Proposal, a proxy marked "ABSTAIN," or a broker non-vote, will have the effect of a vote against the Horton Proposal. Shares represented by broker non-votes will, however, be counted for purposes of determining whether there is a quorum at the Horton Stockholders Meeting.

  Continental. All shares of Continental Common Stock represented by properly executed proxies received prior to or at the Continental Stockholders Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted "FOR" the Continental Proposal. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion on the Continental Proposal and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares of the Continental Proposal. Therefore, because the affirmative vote of a majority of the shares of Continental Common Stock outstanding on the Continental Record Date is required for approval of the Continental Proposal, a proxy marked "ABSTAIN," or a broker non-vote, will have the effect of a vote against the Continental Proposal. Shares represented by broker non-votes will, however, be counted for purposes of determining whether there is a quorum at the Continental Stockholders Meeting.

  General. It is not expected that any matter not referred to herein will be presented for action at either of the Special Meetings. If any other matters are properly brought before the Horton Stockholders Meeting or the Continental Stockholders Meeting and any adjournments or postponements thereof, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meetings, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting additional votes. However, shares represented by proxies that have been voted "AGAINST" the Horton Proposal or the Continental Proposal, as the case may be, will not be used to vote "FOR" postponement or adjournment of the Horton Stockholders Meeting or the Continental Stockholders Meeting, as the case may be, for the purpose of allowing additional time for soliciting additional votes "FOR" the Horton Proposal or the Continental Proposal, as the case may be.

  A Horton or a Continental stockholder may revoke his proxy at any time prior to its use by delivering to the General Counsel of Horton or the Secretary of Continental, as the case may be, a signed notice of revocation or a later dated signed proxy or by attending the Horton Stockholders Meeting or the Continental Stockholders Meeting, as the case may be, and voting in person. Attendance at the Horton Stockholders Meeting or the Continental Stockholders Meeting will not in itself constitute the revocation of a proxy.

  TO FACILITATE THE VOTING PROCESS FOR THE SPECIAL MEETINGS, STOCKHOLDERS OF HORTON WILL BE ABLE TO SUBMIT THEIR PROXIES AND REVOKE THEIR PROXIES BY FACSIMILE BY THE STATED TIME OF THE HORTON STOCKHOLDERS MEETING AT THE FOLLOWING TELEPHONE NUMBER: (817) 856-8259. STOCKHOLDERS OF CONTINENTAL WILL BE ABLE TO SUBMIT THEIR PROXIES AND REVOKE THEIR PROXIES BY FACSIMILE BY THE STATED TIME OF THE CONTINENTAL STOCKHOLDERS MEETING AT THE FOLLOWING TELEPHONE
NUMBER: (602) 483-8237.

  Horton and Continental will each bear their own costs of mailing this Joint Proxy Statement/Prospectus. The cost of solicitation of proxies will be paid by Horton for the Horton proxies and by Continental for the Continental proxies. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Horton or Continental, as the case may be, without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and Horton and Continental, as the case may be, will, upon request, reimburse them for their reasonable expenses in so doing. To the extent necessary in order to ensure sufficient representation at the Horton Stockholders Meeting and the Continental Stockholders Meeting, Horton or Continental, respectively, may request by telephone or telegram the return of proxies. The extent to which this will be necessary depends entirely upon how promptly proxies are returned.

  If the Stock Value is less than $12.69, Continental may terminate the Merger Agreement unless Horton elects to have the Exchange Ratio equal the quotient obtained by dividing $35.00 by the Stock Value. Horton is not obligated to make such election, and it currently believes that it would not do so. The Horton Board, however, would meet to consider all the facts and circumstances then existing, were such event to occur, and use its best judgment to determine whether or not to seek to proceed with the Merger. If Horton were to seek to proceed with the Merger, Horton and Continental would provide their stockholders with appropriately revised disclosures and recirculate proxies.

  CONTINENTAL STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING CONTINENTAL COMMON STOCK WITH THE ENCLOSED PROXY CARD. A LETTER OF TRANSMITTAL WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO IS A RECORD HOLDER OF OUTSTANDING CONTINENTAL COMMON STOCK AND, UPON REQUEST TO THE EXCHANGE AGENT, TO EACH PERSON WHO BECOMES A HOLDER OR BENEFICIAL OWNER OF CONTINENTAL COMMON STOCK PRIOR TO THE EFFECTIVE TIME. CONTINENTAL STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING CONTINENTAL COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND ONLY IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

                                  THE MERGER

BACKGROUND OF THE MERGER

  In June 1996, Donald R. Horton, Chairman, President and Chief Executive Officer of Horton, and Richard Beckwitt, Executive Vice President and a director of Horton, identified several homebuilding companies for a potential strategic acquisition by Horton. After further financial and operational analysis of various target companies, it was concluded that Continental was a leading candidate for a strategic business combination.

  In July 1996, Mr. Horton contacted Donald R. Loback, former Chairman and Chief Executive Officer of Continental, to discuss a possible acquisition of Continental by Horton. No proposals for a business combination were made in this conversation. Mr. Loback told Mr. Horton that he thought it would be in the best interest of Continental for it to remain independent. Continental was pursuing a strategy of growing in its primary markets as well as acquiring local homebuilders in select markets in an effort to become a leading national homebuilder with broad geographic coverage.

  In November 1996, Messrs. Horton and Beckwitt contacted a representative of Salomon Smith Barney to discuss various strategic acquisition opportunities. Mr. Horton reviewed his previous conversation with Mr. Loback and expressed his interest in acquiring Continental. Salomon Smith Barney advised Messrs. Horton and Beckwitt that Salomon Smith Barney had an investment banking relationship with Continental and could not pursue such a transaction on behalf of Horton. However, Salomon Smith Barney agreed to contact Mr. Loback to express Horton's continued interest in pursuing a potential business combination.

  In November 1996, Messrs. Horton and Beckwitt contacted a representative at DLJ to discuss the potential acquisition of Continental. During November and December 1996, DLJ performed preliminary financial and merger analyses of a potential combination between Horton and Continental. DLJ had several telephone conversations with Mr. Horton, Mr. Beckwitt and David J. Keller, Executive Vice President, Chief Financial Officer and a director of Horton, concerning the analyses.

  In December 1996, at the direction of Mr. Loback, Salomon Smith Barney informed Messrs. Horton and Beckwitt that Mr. Loback continued to believe that it was in the best interest of Continental for it to remain independent.

  Through the Summer of 1997, Horton continued to monitor the published information concerning Continental's financial and operating performance. Early in the Summer of 1997, Mr. Loback was contacted by the chief executive officer of another major homebuilder regarding a possible combination with Continental. Following a meeting with this homebuilder on July 16, 1997, Mr. Loback decided not to proceed with further discussions.

  On July 21, 1997, Mr. Horton contacted Salomon Smith Barney to express Horton's continued interest in a possible business combination with Continental. Mr. Horton asked whether Mr. Loback would be amenable to a meeting to discuss the benefits of such a transaction. In late July 1997, Mr. Loback met with Salomon Smith Barney to discuss acquisition candidates which had indicated an interest in being acquired by Continental. Salomon Smith Barney informed Mr. Loback that Horton had expressed a strong interest in Continental if Continental were to consider a business combination. Mr. Loback instructed Salomon Smith Barney to explore the possibility of increasing stockholder value through a combination with a larger homebuilder, including Horton. Salomon Smith Barney thereafter contacted several national homebuilders, including Horton, to determine their interest in a combination with Continental. Following preliminary discussions, Mr. Loback decided to continue discussions with Horton.

  Mr. Loback and representatives of Salomon Smith Barney met on August 8, 1997 with Messrs. Horton and Beckwitt and with Messrs. Horton, Beckwitt and Keller and representatives of DLJ on August 13 and 14, 1997. In these meetings, the participants discussed the outlook for both companies and the potential benefits of a business combination. Horton proposed to enter into exclusive negotiations to acquire Continental in a stock-for-stock transaction at a fixed exchange ratio of 2.538 shares of Horton Common Stock for each share of Continental Common Stock which, based on Horton's closing stock price on August 14, 1997, represented a value of $33.79 for each share of Continental Common Stock. The proposal was subject, among other things, to a mutual due diligence investigation, satisfactory documentation and Continental's agreement not to solicit other offers. Horton's proposal included the right of the Continental Board to have one of its members elected to the Horton Board. The proposal contemplated that the merger agreement would contain customary provisions regarding Continental's ability to terminate the agreement if necessary to satisfy the Continental Board's fiduciary obligations, subject to payment of a $9,000,000 "break-up" fee. Mr. Loback would agree to vote in favor of the acquisition, and grant Horton an option to acquire his stock (then 8.2% of the outstanding Continental Common Stock) at $33 per share. Horton also proposed that Mr. Loback enter into an employment agreement with Horton at the time of the merger.

  In mid-August, 1997, Mr. Horton had several conversations with members of the Horton Board concerning the proposed merger with Continental. On August 18, 1997, Horton signed an agreement with DLJ concerning its acting as Horton's financial advisor in connection with the merger.

  On August 14, 1997, Mr. Loback met with four members of senior management (including the other employee directors) to inform them of his discussions with Horton. Mr. Loback indicated that Horton was ready to begin due diligence on August 18, 1997, and that he intended to review Horton's proposal with the other members of the Board at the next scheduled Board meeting on August 28, 1997. At the request of senior management, a Continental Board meeting was scheduled for August 18, 1997. At the August 18, 1997, Continental Board meeting, Mr. Loback and Salomon Smith Barney reviewed the Horton proposal with the Continental Board. The Continental Board instructed Salomon Smith Barney to inform Horton that it required additional time to determine how to proceed. During the evening of August 18, 1997, Mr. Loback and a representative of Salomon Smith Barney met with Messrs. Horton, Beckwitt and Keller and advised them of the Continental Board's position. On August 19, 1997, Messrs. Horton, Beckwitt and Keller met with members of senior management of Continental to discuss the strategic rationale and the potential benefits of the merger as well as the operating structure of a combined company. Following these meetings, Messrs. Horton and Beckwitt informed Mr. Loback that Horton's willingness to explore a possible combination was conditioned on management's support for the transaction and requested a statement of management's position not later than August 22, 1997.

  At a special Continental Board meeting held on August 20, 1997, the Continental Board discussed Horton's proposal. Between August 21, 1997 and August 28, 1997, Mr. Loback, Timothy C. Westfall, General Counsel and a director of Continental, and Messrs. Horton and Beckwitt had several discussions regarding how Continental wished to proceed with consideration of a possible combination and the diligence Horton wished to conduct. During such period neither Horton nor Continental made any additional substantive proposals with regard to the terms of a combination.

  On August 28, 1997, after conversations among certain members of the Horton Board, and consultation with DLJ, Horton delivered a letter to the Continental Board confirming Horton's desire to resume discussions regarding a combination and summarizing its proposal for a business combination. At its regularly scheduled board meeting held the same date, the Continental Board took a vote on whether to pursue the Horton proposal, and the vote was four to four. The Continental Board determined to review possible ways to maximize stockholder value, without soliciting other proposals, and to obtain the assistance of an advisor who was not aware of the Horton proposal. At the direction of the Continental Board, on August 29, 1997, Salomon Smith Barney informed Horton of the Continental Board's decision to analyze and review available alternatives and that this analysis was expected to take 30 days. The Continental Board contacted Morgan Stanley and requested that it evaluate Continental's strategic alternatives. Morgan Stanley agreed to assist Continental in contemplation of the possibility of later being retained as a financial advisor. Morgan Stanley subsequently performed an analysis of Continental's available alternatives. Morgan Stanley performed its analysis without any information regarding Continental's contacts with Horton and prior to its retention by Continental on behalf of the Independent Directors.

  On September 29, 1997, after conversations among certain members of the Horton Board, and consultation with DLJ, Horton delivered a letter to the Continental Board expressing its continued interest in exploring a business combination with Continental.

  Continental scheduled a board meeting to receive Morgan Stanley's report on October 6, 1997. Morgan Stanley discussed its analysis by telephone with certain Continental management and Board members on Friday, October 3, 1997. Outside Board members Bradley S. Anderson, Peter D. O'Connor and Jo Ann Rudd were not present for this discussion. Morgan Stanley's outline of alternatives available to Continental included continuing its strategy of add-on acquisitions, pursuing a merger of equals, and selling Continental to one of a number of large capitalization, public homebuilders. Following this discussion, Continental held a special meeting of its board in the late afternoon. During discussions concerning the proposed merger, the meeting concluded with Mr. Loback resigning as Chairman and Chief Executive Officer, followed by non-employee directors Messrs. O'Connor and Steinberg resigning from their positions on the Board. These directors had advocated, during Continental Board discussions, pursuing negotiations with Horton on an exclusive basis. No formal action was taken at the meeting.

  At special meetings held during the weekend on October 4 and 5, 1997, the consensus of the Continental Board was that Mr. Anderson should become interim non-executive Chairman of the Continental Board and Mr. Hickcox should become Chief Executive Officer of Continental. The Continental Board also instructed Salomon Smith Barney to assist it in exploring all strategic alternatives, and canceled the Morgan Stanley presentation to the full Board which had been scheduled for October 6, 1997. Prior to the opening of the markets on October 6, 1997, Continental issued a press release to announce the resignations and the Continental Board's decision to explore all strategic alternatives. On October 8, 1997, Continental filed a Form 8-K containing the resignation letters of Messrs. Loback, O'Connor and Steinberg as well as the press release.

  On October 13, 1997, Messrs. Anderson and Hickcox met with Messrs. Horton and Beckwitt in Arlington, Texas, and informed them that Continental would explore all strategic alternatives, including any proposal submitted by Horton. Messrs. Horton and Beckwitt requested that Continental reconsider its decision and proceed with Horton on an exclusive basis.

  On October 15, 1997, the Continental Board held a special meeting at which Salomon Smith Barney reviewed with the Continental Board Continental's strategic alternatives, including a sale of Continental, the acquisition by Continental of other homebuilders, remaining independent, and a leveraged buyout or a leveraged recapitalization. Salomon Smith Barney reviewed with the Continental Board a list of potential parties who might have an interest in acquiring all or part of Continental and discussed the timing and mechanics of a solicitation process. The Continental Board authorized Salomon Smith Barney to commence the solicitation process. The Continental Board also considered various ways to retain key employees. After the meeting, Mr. Anderson informed Mr. Beckwitt that Continental had decided to solicit indications of interest in a business combination from all interested parties and invited Horton to participate in the process. By letter dated October 16, 1997, Horton advised the Continental Board that it had concluded that Continental did not want to pursue serious discussions with Horton, and withdrew its proposal.

  On October 17, 1997, Continental sent a letter to Horton acknowledging its decision to withdraw its proposal and informing Horton that it would receive materials concerning Continental, including an invitation to submit a bid for Continental.

  On October 22, 1997, a public information package concerning Continental and a letter outlining procedures for submitting preliminary indications of interest for a possible transaction were distributed to potential bidders. Horton was included in the distribution.

  On October 27, 1997, the Continental Board held a special meeting during which it discussed retaining a separate financial advisor to assist the Independent Directors with advice concerning the alternatives available to Continental. Since a majority of the Continental Board consisted of Continental employees, the Independent

Directors wanted to obtain independent advice so as to be able to engage in separate and independent deliberations regarding the alternatives available to Continental. During a special Continental Board meeting held on October 31, 1997, the Continental Board agreed to retain Morgan Stanley to serve as financial advisor to the Independent Directors and did so on the same day. The Independent Directors determined to proceed with drafting employment agreements to retain key employees and retained Watson, Wyatt & Company to provide advice as to the scope and terms of such agreements.

  On November 4, 1997, at a special Continental Board meeting, Salomon Smith Barney reviewed with the Continental Board the results of the initial solicitation process in which approximately 39 parties, including 21 financial buyers and 18 strategic buyers, were contacted and received information packets. Salomon Smith Barney informed the Continental Board that written indications of interest had been received from eight parties, two from financial buyers and six from homebuilders. These indications of interest included non-binding prices or ranges of prices based on the information made available initially. Horton resubmitted its original proposal of 2.538 shares of Horton Common Stock for each share of Continental Common Stock, which, based on Horton's closing stock price on such date, represented a value of $38.71 for each share of Continental Common Stock. One of the other bidders submitted an indication of interest with a range that included prices higher than Horton's. Salomon Smith Barney informed the Continental Board that Horton had requested exclusivity and, after discussion, the Continental Board determined to continue the solicitation process. Salomon Smith Barney then reviewed with the Continental Board the other indications of interest. After consultation with Salomon Smith Barney, five bidders, including Horton, were selected to participate in a second round of the solicitation process. Morgan Stanley advised the Independent Directors that this appeared to be a reasonable way to proceed. All of these bidders, including Horton, entered into confidentiality agreements, attended management presentations and were provided the opportunity to complete their due diligence, including site visits. The bidder who had submitted an indication of interest with a range that included prices higher than Horton's orally informed Salomon Smith Barney after its diligence that any bid submitted by it would be at the lower end of the range, which was significantly below Horton's proposal.

  At the regularly scheduled meeting of the Horton Board on November 18, 1997, the Horton Board reviewed the status of the Continental transaction.

  On November 25 and 26, 1997, Messrs. Horton, Beckwitt and Keller and DLJ attended a presentation by Continental management about Continental's business and discussed business strategies, operations, principal properties, financial statements, capital budgets and related matters such as tax and accounting issues. On November 26, 1997, Horton again requested exclusivity and informed Continental and Salomon Smith Barney that its bid was likely to be lower in the solicitation process than if it were able to negotiate an agreement on an exclusive basis at that time.

  Following numerous discussions between Salomon Smith Barney and Horton and DLJ, and among Continental's Board members, Salomon Smith Barney and Morgan Stanley, by December 1, 1997, the consensus of the members of the Continental Board was to commence negotiation of a merger agreement with Horton if appropriate provisions could be agreed upon to protect Continental in the event of a decline in Horton's stock price while continuing to allow Continental's stockholders to participate if Horton's stock price increased. Following additional discussions, the parties agreed by December 3, 1997 to the Exchange Ratio described under "THE MERGER AGREEMENT--Merger Consideration" and Continental agreed to reimburse Horton up to $250,000 of its expenses if a merger agreement were not entered into after good faith negotiations. Based on Horton's closing stock price on such date, Horton's offer represented a value of $44.50 for each share of Continental Common Stock. In addition, the parties agreed that the merger agreement would provide Continental with two seats on Horton's board of directors so long as one nominee was a non-employee director and would provide for a $12,000,000 "break-up" fee in the event Continental terminated the agreement pursuant to the Continental Board's fiduciary obligations. Continental stated, however, it would continue to comply with requests for information from the other potential bidders and would inform other potential bidders that final bids were due on December 22, 1997. Salomon Smith Barney advised the Continental Board, and Morgan Stanley advised the Independent Directors, that these actions appeared to be reasonable based upon the information then available.

  On December 4, 1997, Continental entered into a confidentiality agreement with Horton to permit Continental to obtain non-public information relating to Horton. On December 4 and 5, Messrs. Horton, Beckwitt and Keller met with members of Continental management to discuss terms of the transaction and certain other issues. On December 8, 1997, Horton's legal counsel distributed a draft of the Merger Agreement to all of the parties for review and comment. During the week of December 8, 1997, representatives of Horton and Continental met and exchanged various information, and Horton and Continental and their respective legal counsel and financial advisors performed due diligence.

  On December 8, 1997, the Horton Board met to review the status of the due diligence investigation and review the proposed terms of the transaction.

  On December 10 and 11, 1997, members of Continental management attended a presentation by Horton's management regarding Horton's business and discussed business strategies, operations, principal properties, financial statements, capital budgets and related matters such as tax and accounting issues. From December 8 through December 18, 1997, representatives of Horton and Continental and their respective advisors continued their diligence reviews and negotiated the structure of the Merger and the provisions of the Merger Agreement. Horton also had an opportunity to review Continental's proposed employment agreements. The principal areas of negotiations included the representations and warranties to be made by Horton and Continental, employment and non-competition arrangements for certain Continental employees, the conditions required for termination of the Merger Agreement, the triggering events for the payment of a "break-up" fee and the payment of expenses, the composition of the Horton board of directors after the Merger and other issues related to the management of the combined operations.

  On December 16, 1997, the Continental Board met with Continental's senior management and legal and financial advisors as well as the Independent Directors' financial advisors to review the proposed Merger Agreement. Salomon Smith Barney reviewed with the Continental Board the status of the solicitation process, including the prospects for obtaining more favorable bids. Legal counsel reviewed with the Continental Board the material terms of the legal documentation to be entered into by Continental and the Continental Board's fiduciary duties and obligations in consideration of the proposed transaction. Salomon Smith Barney then reviewed with the Continental Board certain terms of the proposed Merger and indicated that, upon satisfactory resolution of certain issues described in the next paragraph and subject to customary matters, it was prepared to deliver an opinion to the effect that the Exchange Ratio was fair to the holders of Continental Common Stock from a financial point of view. Morgan Stanley then reviewed with the Independent Directors the solicitation process and certain terms of the proposed Merger and made an oral presentation to the Independent Directors of its financial analyses described under "Opinion of Financial Advisors--Opinion of Continental Independent Directors' Financial Advisor." Morgan Stanley indicated that, upon satisfactory resolution of certain issues described in the next paragraph and subject to customary matters, it was prepared to deliver an opinion to the Independent Directors to the effect that the Exchange Ratio was fair to holders of Continental Common Stock from a financial point of view. After full discussion among members of the Board, and consultation with Salomon Smith Barney, the Continental Board determined to proceed with the Horton proposal based upon the value represented by Horton's offer, available information regarding other potential bidders, and the risk that Horton's offer would likely be lower if the solicitation process continued, as well as the ability of the Continental Board to terminate the Merger Agreement (upon payment of the "break-up" fee) to accept a superior proposal if its fiduciary obligations required. Morgan Stanley advised the Independent Directors that this action appeared to be a reasonable way to proceed. The parties continued negotiating the terms of the Merger Agreement following the meeting.

  By the close of business on December 17, 1997, the most significant issue remaining between Continental and Horton was Horton's position that a condition to closing be that Messrs. Hickcox and Bruce F. Dickson, President of Continental's Austin division, sign non-competition agreements satisfactory to Horton prior to closing. The Continental Board required that any agreement between Horton and Messrs. Hickcox and Dickson be agreed upon prior to signing the Merger Agreement. During the evening of December 17, 1997, Messrs.

Horton and Beckwitt talked with Messrs. Hickcox and Dickson concerning Horton's request that they sign non-competition agreements in connection with the Merger.

  On December 18, 1997, Horton and Messrs. Hickcox and Dickson agreed to amend their employment agreements and add non-competition agreements (as described under "Interests of Certain Persons in the Merger--Existing Severance Agreements and Similar Arrangements; Non-Competition Agreements"). On December 18, 1997, the Continental Board reconvened. Salomon Smith Barney made an oral presentation to the Continental Board of its financial analyses described under "Opinion of Financial Advisors--Opinion of Continental's Financial Advisor." Each of Salomon Smith Barney and Morgan Stanley rendered their oral opinions (subsequently confirmed by delivery of written opinions dated December 18, 1997) to the effect that, as of such date and based upon and subject to certain matters stated in their respective opinions, the Exchange Ratio was fair to the holders of Continental Common Stock from a financial point of view. Based on Horton's closing stock price on such date Horton's offer represented a value of $44.50 for each share of Continental Common Stock. Following a recess, and after discussion and consideration of the factors described under "Recommendation of the Continental Board; Continental's Reasons for the Merger," late in the afternoon the Continental Board unanimously approved the Merger and the Merger Agreement.

  On December 18, 1997, the Horton Board met to consider the proposed merger. Members of Horton's senior management, Horton's legal advisors and its financial advisors made presentations and reviewed the matters set forth under "Recommendation of Horton Board; Horton's Reasons for the Merger." The terms of the Merger Agreement were reviewed with the Directors. DLJ made an oral presentation to the Horton Board of its financial analyses described under "Opinion of Financial Advisors--Opinion of Horton's Financial Advisors" and rendered its oral opinion, confirmed by a subsequent written opinion dated December 18, 1997, that, as of such date, the Exchange Ratio was fair from a financial point of view to Horton and the holders of Horton Common Stock. Horton's advisors and management answered director questions with regard to the presentations and the terms of the transaction. After discussion and consideration, the Horton Board voted unanimously to approve the Merger and the Merger Agreement.

  On the morning of December 19, 1997, prior to the opening of the markets, Continental and Horton executed the Merger Agreement and publicly announced that they had entered into a definitive agreement to effect the Merger.

RECOMMENDATION OF HORTON BOARD; HORTON'S REASONS FOR THE MERGER

  THE HORTON BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, HORTON AND ITS STOCKHOLDERS. THE HORTON BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE HORTON PROPOSAL.

  In reaching its determination to approve the Merger Agreement and to recommend approval of the Horton Proposal, the Horton Board consulted with Horton management, as well as its legal counsel and financial advisor, and considered a number of factors. The Horton Board considered the nature and scope of the business of Continental, the quality and breadth of its assets, and its financial condition, competitive position and prospects for continued growth and profitability. The Horton Board also considered the following factors:

    (i) the Merger is consistent with Horton's strategy of pursuing acquisitions of homebuilders that Horton believes have strong positions in important markets, records of growth and profitability and strong management teams;

    (ii) the combination of Horton and Continental will provide a large market share in six significant homebuilding markets--Arizona, Southern California, Colorado, South Florida, Georgia and Texas;

    (iii) the Merger provides Horton with opportunities for non-homebuilding revenue growth through Continental's mortgage operations;

    (iv) the combination of Horton and Continental will create one of the largest homebuilders, in terms of revenues, homes closed, EBIT, net income and equity, which Horton believes creates significant operating synergies, an improved credit profile, increased market capitalization and liquidity of the Horton Common Stock;

    (v) the addition of Continental strengthens Horton's geographic position in the Sunbelt, expands Horton's product lines to include more price points in its existing markets, and provides entry into the San Antonio market;

    (vi) the complementary businesses of Horton and Continental, including their respective geographic markets, the cultural fit between the Horton and Continental management teams, with their emphasis on decentralized operations, the increased depth provided with the addition of Continental management, and the agreement of the Chief Executive Officer of Continental and the head of its Austin operations to sign non-competition agreements in connection with the Merger;

    (vii) the various financial and other presentations by DLJ relating to the opinion of DLJ that the Exchange Ratio is fair, from a financial point of view, to Horton and its stockholders (See "Opinions of Financial Advisors--Opinion of Horton's Financial Advisor");

    (viii) the current and expected industry, economic and market conditions;

    (ix) the prospects for improved financial results from the Merger beyond what Horton might achieve on a stand-alone basis;

    (x) the structure and tax treatment of the Merger;

    (xi) the terms of the Merger Agreement; and
    (xii) the risk that the earnings enhancements that may be available may not be realized, which is described in "RISK FACTORS." In the judgment of the Horton Board, the potential benefits of the Merger outweigh this consideration.

  In view of the variety of factors considered in connection with its evaluation of the Merger, the Horton Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. Moreover, in relying on the presentation and opinion of DLJ, the Horton Board considered the DLJ financial analyses as a whole and did not attempt to select portions of the analyses, whether favorable or unfavorable, for special weight in reaching its determination that the Merger is fair to Horton and its stockholders. The factors described above constitute all of the material factors considered by the Horton Board in connection with its evaluation of the Merger but the foregoing summary is not intended to be exhaustive.

  No member of the Horton Board has any interest in the Merger other than as a Horton stockholder.

RECOMMENDATION OF CONTINENTAL BOARD; CONTINENTAL'S REASONS FOR THE MERGER

  THE CONTINENTAL BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CONTINENTAL AND ITS STOCKHOLDERS. THE CONTINENTAL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE CONTINENTAL PROPOSAL. IN CONSIDERING THE RECOMMENDATION OF THE MERGER BY THE CONTINENTAL BOARD, CONTINENTAL STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN CONTINENTAL DIRECTORS MAY BE DEEMED TO HAVE CONFLICTS OF INTEREST WITH RESPECT TO THE MERGER. SUCH INTERESTS, TOGETHER WITH OTHER RELEVANT FACTORS, WERE CONSIDERED BY THE CONTINENTAL BOARD IN RECOMMENDING THE MERGER TO THE CONTINENTAL STOCKHOLDERS AND APPROVING THE MERGER AGREEMENT. SEE "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

  In reaching its determination to approve the Merger Agreement and to recommend approval of the Continental Proposal, the Continental Board consulted with Continental management, as well as its legal counsel, its financial advisor, the financial advisor of the independent directors and also considered the following factors:

    (i) current historical market prices and trading information with respect to each company's common stock and the significant premium offered to stockholders in the Merger compared to historical trading levels of Continental stock;

    (ii) information concerning the business, assets, capital structure, financial performance and conditions and prospects of Continental and Horton;

    (iii) the financial presentations and opinions of Salomon Smith Barney to the Continental Board and Morgan Stanley to the Independent Directors to the effect that, as of December 18, 1997, and based upon and subject to certain matters stated in their respective opinions, the Exchange Ratio was fair to holders of Continental Common Stock from a financial point of view. See "Opinions of Financial Advisors--Opinion of Continental's Financial Advisor" and "Opinions of Financial Advisors--Opinion of Continental Independent Directors' Financial Advisor" for a discussion of Salomon Smith Barney's and Morgan Stanley's opinions. A copy of the Salomon Smith Barney and Morgan Stanley opinions, each of which is subject to certain limitations, qualifications, and assumptions, is included as Appendix C and Appendix D, respectively, and should be read carefully and in its entirety.

    (iv) the structure of the Merger as a tax-free exchange, the terms of the Merger Agreement, the amount and form of consideration, the Exchange Ratio and the currency to be received;

    (v) the fairness of the solicitation process as a whole, including Continental's ability to terminate the Merger Agreement in the event it received a superior proposal if required by the fiduciary duty of the directors subject to payment of a "break-up" fee;

    (vi) Horton's intention to operate Continental as a separate region and retain its name;

    (vii) the anticipated treatment of the Merger as a pooling of interests for financial accounting purposes;

    (viii) the right of Continental to designate two directors to sit on Horton's board of directors;

    (ix) the risk that earnings enhancements that may be available may not be realized;

    (x) the risk that the Merger may not be consummated as a result of a failure to satisfy the conditions to the Merger Agreement;

    (xi) the risk that the pace of Horton's acquisitions could adversely affect Horton's efforts to integrate acquisitions and manage the acquired companies profitably;

    (xii) the competitiveness of the homebuilding industry;

    (xiii) the fact that Mr. Horton and other affiliates of Horton currently own approximately 39% of Horton Common Stock and could effectively elect its entire Board of Directors and control its management, operations and affairs; and

    (xiv) the uncertainty as to the market price of Horton Stock.

  The preceding risks referenced in clauses (ix) through (xiv) above are described in greater detail in "RISK FACTORS." In the judgment of the Continental Board, the potential benefits of the Merger outweigh these considerations.

  The foregoing discussion of the information and factors considered and given weight by the Continental Board includes all of the material factors but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Continental Board did not find it practicable to and did not attempt to rank or assign relative weights to these factors. In addition, individual members of the Continental Board may have given different weights to different factors. Moreover, in relying on the presentations and opinions of Salomon Smith Barney and Morgan Stanley, the Continental Board and the Independent Directors considered their advisors' analyses as a whole and did not attempt to select portions of the analyses, whether favorable or unfavorable, for special weight in reaching the Continental Board's determination that the Merger is fair to Continental and its stockholders.

CERTAIN EXCHANGED INFORMATION

  In connection with their diligence of each other, Horton and Continental exchanged certain financial projections of future economic performance that were prepared by their respective managements. Such information was provided by the companies to their respective financial advisors, and certain of the information was used by such financial advisors in the financial analyses they presented to the Horton and Continental Boards. The Horton financial projections, based upon a September 30 fiscal year, reflected: 1998, 1999 and 2000 revenues of $1,074.8 million, $1,208.0 million and $1,343.8 million, respectively; 1998, 1999 and 2000 earnings before interest, taxes, depreciation and amortization ("EBITDA") of $114.0 million, $136.4 million and $156.8 million, respectively; and 1998, 1999 and 2000 net income of $52.0 million, $61.6 million and $70.5 million, respectively. The Continental financial projections, based upon a May 31 fiscal year, reflected:
1998, 1999 and 2000 revenues of $709.3 million, $834.1 million and $945.4 million, respectively; 1998, 1999 and 2000 EBITDA of $77.5 million, $94.5 million and $96.6 million, respectively; and 1998, 1999 and 2000 net income of $31.5 million, $39.9 million and $41.7 million, respectively. The Horton and Continental financial projections depend on future performance and numerous other factors, including those set forth under the heading "RISK FACTORS" and elsewhere in the Horton Reports and the Continental Reports and in this Joint Proxy Statement/Prospectus. Achievement of these projections is dependent on, among other things, the strength of new home markets, general economic conditions, fluctuations in interest rates, changes in costs of materials, supplies and labor and general competitive conditions. Horton and Continental disclaim any duty to update such projections and make no representations as to whether such projections will be achieved or otherwise. These financial projections were provided as a part of the companies' diligence and their respective ongoing dialogues with their financial advisors for purposes of their analyses, and they were not prepared with a view toward public disclosure. Neither the Horton nor the Continental projections addressed Merger costs, and the Horton projections did not contemplate other acquisitions subsequent to their preparation. No assurance can be given as to future performance and actual results may vary materially from these projections.

OPINIONS OF FINANCIAL ADVISORS

 Opinion of Horton's Financial Advisor

  Horton selected DLJ as its exclusive financial advisor with respect to the Merger because DLJ is a nationally recognized investment banking firm that has substantial experience in the homebuilding industry and is familiar with Horton, Continental and their respective businesses. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  As part of its role as financial advisor to Horton, DLJ was asked to render an opinion to the Board of Directors of Horton as to the fairness to Horton and its stockholders of the consideration to be paid by Horton to holders of Continental Common Stock pursuant to the Merger Agreement. On December 18, 1997, DLJ, delivered to the Board of Directors of Horton its written opinion (the "DLJ Opinion") that, as of the date of such opinion and based upon and subject to the provisions set forth in such opinion, the Exchange Ratio is fair to Horton and its stockholders from a financial point of view.

  A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX B. HOLDERS OF HORTON COMMON STOCK ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH SUCH OPINION.

  The DLJ Opinion was prepared for the Horton Board of Directors and is directed only to the fairness to Horton and its stockholders from a financial point of view of the Exchange Ratio. The DLJ Opinion does not constitute a recommendation to any stockholder as to how to vote on the transaction at the Horton Stockholders Meeting. DLJ did not make any recommendation as to the form or amount of consideration to be paid by Horton pursuant to the transactions contemplated by the Merger Agreement. Such consideration was determined in negotiations between Horton and Continental in which negotiations DLJ advised Horton management. DLJ's opinion does not constitute an opinion as to the prices at which Horton Common Stock will actually trade at any time, including the Effective Time. No restrictions or limitations were imposed by Horton upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion.

  In arriving at its opinion, DLJ reviewed the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by Horton and Continental, including information provided during discussions with their respective managements. Included in the information provided to DLJ were certain internal financial projections of Horton and Continental prepared by management of Horton and Continental, respectively. In addition, DLJ compared certain financial and securities data of Horton and Continental with various other companies whose securities are traded in the public markets, reviewed historical stock prices and trading volumes of Horton Common Stock and Continental Common Stock, reviewed prices and financial data implied by the consideration paid in other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for the purposes of its opinion. The DLJ Opinion assumes that the Merger qualifies as a tax-free reorganization and for pooling of interests accounting treatment.

  In rendering the DLJ Opinion, DLJ, with the consent of the Horton Board, relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Horton and Continental or their respective representatives or that was otherwise reviewed by DLJ. DLJ also, with the consent of the Horton Board, assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Horton and Continental as to the future operating and financial performance of Horton and Continental, respectively, and of the opportunities to enhance future earnings through expansion of Continental's existing mortgage activities to markets served by Horton and potential cost savings in several areas as a result of the Merger. The savings anticipated by Horton, and assumed by DLJ, were principally in the areas of state income tax planning; general, life, warranty and health insurance; public company costs; financing and bank costs; home construction and administrative costs through increased purchasing power; and consistent company-wide policies in areas such as dues and subscriptions, contributions, travel and employee benefits. DLJ has not assumed any responsibility for making any independent evaluation or appraisal of the assets or liabilities of Horton or Continental or for making any independent verification of any information reviewed by it.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ Opinion. Although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

  The following is a summary of certain factors considered and the principal financial analyses performed by DLJ to arrive at its opinion dated as of December 18, 1997. This summary includes the material factors considered and analyses performed by DLJ but does not purport to be an exhaustive description. DLJ drew no specific conclusions from any of these analyses but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances.

  Pro Forma Merger Analysis. DLJ analyzed certain pro forma effects resulting from the Merger. In conducting its analysis, DLJ relied upon the assumptions described above and the financial projections provided by the managements of Horton and Continental. Using the financial information and projections provided to DLJ by Continental's and Horton's respective management, DLJ reviewed the impact on Horton's 1998, 1999 and 2000 projected earnings per share resulting from the Merger. DLJ's analysis separately considered accretion/ dilution (i) on an unadjusted basis and (ii) giving effect to the opportunities to enhance earnings estimated by Horton's management. The amounts of pretax earnings enhancements estimated by Horton, and assumed by DLJ, were $2.1 million, $13.1 million and $15.9 million for fiscal years 1998, 1999 and 2000, respectively. Actual results achieved by the combined companies may vary from the amounts used and the variations may be material. This analysis indicated that the Merger would be accretive to 1998, 1999 and 2000 projected earnings per share with synergies assuming an Exchange Ratio equal to 2.37 (the "Median Exchange Ratio"). On an unadjusted basis, the analysis indicated that the Merger would have no material impact on projected earnings per share in 1998 and would be nominally dilutive to 1999 and 2000 projected earnings per share. DLJ also considered the effect on its analysis of a variance in the price of Horton Common Stock which would result in an exchange ratio equal to 2.759 (the "High Exchange Ratio"). This analysis revealed that the Merger would be accretive to

1999 and 2000 projected earnings per share and nominally dilutive to 1998 projected earnings per share, in each case after giving effect to synergies. On an unadjusted basis, the analysis indicated that the Merger would be dilutive to 1998, 1999 and 2000 projected earnings per share in a range of 5.9% to 6.8%.

  Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical earnings and operating and financial ratios for Continental to corresponding data and ratios of certain homebuilding companies whose securities are publicly traded. In conducting its analysis, DLJ compared the ratios implied by the consideration to be paid by Horton in the Merger to the ratios implied from the market valuation of publicly traded companies selected by DLJ (the "Homebuilding Companies") based upon qualitative factors which DLJ deemed relevant based upon its experience in the homebuilding industry including size, as measured by the number of homes delivered, revenue, lines of business including market segment of target customers, and geographic areas in which the comparable companies operate. The Homebuilding Companies included: Centex Corp., Kaufman & Broad Home Corp., Lennar Corp., MDC Homes, Pulte Corp., Ryland Group, Inc., Standard Pacific Corp. and U.S. Home Corp. Although DLJ used these companies for comparison purposes, none of such companies is directly comparable to Continental or Horton. Accordingly, a complete analysis of the results cannot be limited to a quantitative review and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Homebuilding Companies and other factors which could affect the public trading value of the Homebuilding Companies as well as that of Continental. Data and ratios considered by DLJ included: the ratio of enterprise value to (i) latest twelve months ("LTM") EBITDA and (ii) LTM earnings before interest and taxes ("EBIT"); and the ratio of market price to
(i) LTM earnings per share ("EPS"); and (ii) book value. Enterprise value is defined as the sum of the principal amount of a company's debt and minority interests in consolidated subsidiaries plus the market value of its equity securities less excess cash. EBITDA was selected for analysis by DLJ because it is a widely used estimate of cash flows generated by operations. EBIT was selected by DLJ because it is a measure of operating performance. Book value was selected by DLJ because it is a widely used basis for determining the inherent economic value in a homebuilding company. The ratio of enterprise value to LTM EBITDA ranged from 6.5x to 11.4x for the Homebuilding Companies, was 13.3x for Horton and was 7.6x for Continental. This compares to an implied ratio of enterprise value to LTM EBITDA of 8.9x attributable to Continental based on the stock price at the mid-point of the Median Exchange Ratio, or $42.50 per share of Continental Common Stock (the "Median Exchange Price"). The ratio of enterprise value to LTM EBIT ranged from 7.8x to 12.0x for the Homebuilding Companies, was 14.1x for Horton and was 8.0x for Continental. This compares to an implied ratio of enterprise value to LTM EBIT of 9.3x attributable to Continental based on the Median Exchange Price. The ratio of market price to LTM EPS ranged from 10.9x to 24.7x for the Homebuilding Companies, was 19.6x for Horton and was 11.7x for Continental. This compares to an implied ratio of market price to LTM EPS of 14.2x attributable to Continental based on the Median Exchange Price. The ratio of market price to book value ranged from 1.0x to 2.6x for the Homebuilding Companies, was 2.8x for Horton and was 1.5x for Continental (assuming conversion of the Continental Convertible Notes into common equity). This compares to an implied ratio of market price to book value of 1.8x attributable to Continental based on the Median Exchange Price.

  Comparable Merger and Acquisition Analysis. Using publicly available information, DLJ reviewed the implied valuation multiples of three comparable homebuilding merger transactions consisting of (acquiror/target): Lennar Corp./Pacific Greystone Corp.; Horton/Torrey Group; and Continental/Milburn Investments Inc. (collectively, the "Comparable Homebuilding Transactions"). DLJ selected the Comparable Homebuilding Transactions principally based on the fact that the selected transactions were larger in total consideration relative to the universe of homebuilding merger and acquisition transactions over the prior five years. In electing to focus on the relatively larger transactions, DLJ determined that relatively smaller transactions generally may not serve well as comparable transactions for large public company transactions because of the valuation distortion which is attributable to the tax, accounting and structural issues attendant with a smaller entity. Additionally, DLJ determined that smaller homebuilders generally have unique capital structures and are frequently over-leveraged relative to large market capitalization homebuilders which further complicates the comparison process. Additionally, given the limitations on measuring the valuations in these small company transactions, it was difficult to derive accurate valuation measures of historical EBITDA, EBIT, EPS and book value. DLJ determined that a publicly traded enterprise, with a long-term earnings history and measurable financial and operational performance should be evaluated on a multiple basis of EBITDA, EBIT, and EPS as well as book value for truly comparable transactions. Accordingly, for analytical purposes, DLJ selected those transactions that it determined were more appropriate in size and scope. The comparable transaction analysis is limited, however, as a result of the following factors: (i) a very small number of relevant transactions have taken place in the homebuilding industry; (ii) the relatively small size of two of the three transactions analyzed; and (iii) only one of the transactions analyzed pertains to a merger between two public companies. Additionally, in reviewing the multiples in the comparable transactions, DLJ considered the effects of the prevailing market conditions. DLJ compared the ratios implied by the Median Exchange Ratio to the ratio of enterprise value to LTM EBITDA and LTM EBIT implied by the consideration paid in the Comparable Homebuilding Transactions and the ratio of equity value to LTM EPS and book value implied by the consideration paid in the Comparable Homebuilding Transactions. The ratio of enterprise value implied by the consideration paid to (i) LTM EBITDA provided a range of 10.4x to 12.9x for the Comparable Homebuilding Transactions compared to 8.9x for the Merger at the Median Exchange Ratio, and (ii) LTM EBIT provided a range of 10.7x to 13.2x for the Comparable Homebuilding Transactions compared to 9.3x for the Merger at the Median Exchange Ratio. The ratio of equity value implied by the consideration paid to LTM EPS is of limited value given that only one of the comparable transactions was between public companies, but produced a ratio of 10.3x compared to 14.2x for the Merger at the Median Exchange Ratio. The ratio of equity value implied by the consideration paid to book value produced a range of 1.2x to 2.2x for the Comparable Homebuilding Transactions compared to 1.8x for the Merger at the Median Exchange Ratio.

  Contribution Analysis. DLJ reviewed the relative contribution to the combined company after the Merger of Horton, as a stand alone enterprise, and Continental, as a stand alone enterprise. DLJ relied upon estimates of 1998 and 1999 financial information provided by Horton's and Continental's respective managements. At the Median Exchange Ratio, shareholders of Horton and Continental will own approximately 60% and 40%, respectively, of the fully diluted common stock of the combined company. Depending on the final Exchange Ratio, shareholders of Horton and Continental will own a range of 56% to 61% and 39% to 44%, respectively, of the fully diluted Common Stock of the combined company. The projections made by Continental's and Horton's managements indicate, over the two year period, that Horton would provide from 59.2% to 60.2% of combined revenues; from 59.9% to 60.5% of combined EBITDA; from 59.4% to 59.9% of combined EBIT; and from 62.6% to 63.3% of combined net income. On a corresponding basis Continental would provide from 39.8% to 40.8% of combined revenues, from 39.5% to 40.1% of combined EBITDA; from 40.1% to 40.6% of combined EBIT; and from 37.3% to 37.9% of combined net income. Assuming conversion of the Continental Convertible Notes, for fiscal year 1997, pro forma for the combined company, Continental and Horton would contribute approximately 49% and 51% of book value. The foregoing analysis does not include the effects of any Exchange Ratio greater than those in the range of Exchange Ratios required by the Merger Agreement as DLJ was not asked to address such ratios. See "THE MERGER AGREEMENT-Merger Consideration."

  Premium Analysis. DLJ calculated the premium, represented by multiplying Horton's stock price by the Median Exchange Ratio to Continental's closing stock prices on the day, week and four weeks prior to December 19, 1997, the date the Merger was announced. Based upon Continental's closing stock price of $35.06, $34.13 and $31.06 on December 18, December 11, and November 18, 1997,
respectively, the Median Exchange Ratio would have represented premiums of 20.5%, 23.8% and 36.0%, respectively, for the day before, the week prior to, and four weeks prior to, the announcement of the Merger. DLJ also examined transactions with a valuation range of $250.0 million to $1.0 billion, occurring since January 1, 1994. In those transactions, DLJ first compared premiums paid in (i) all publicly announced transactions (151 transactions), and then in (ii) all publicly announced transactions with all stock consideration (70 transactions). The average premium to the closing price of the common stock of the targets on the day, week and four weeks prior to the announcement of all such comparable transactions was 30.8%, 37.0% and 44.7%, respectively. The average premium to the closing price of the common stock of the targets on the day, week and four weeks prior to the announcement of all stock consideration comparable transactions was 33.4%, 39.8% and 48.7%, respectively.

  Stock Price Trading History. DLJ also reviewed the history of trading prices for the Continental Common Stock and the Horton Common Stock over the last twelve months. Over the 52 weeks prior to the announcement of the Merger, Continental Common Stock traded between $34.81 and $15.50 per share and had a price immediately prior to announcement of the Merger of $34.69 per share. DLJ also reviewed the history of trading prices for the Continental Common Stock for the periods 90 days and 30 days prior to the announcement of the Merger. Over the 90 days prior to the announcement of the Merger, Continental Common Stock traded between $34.81 and $20.75 per share. Over the 30 days prior to the announcement of the Merger, Continental Common Stock traded between $34.81 and $29.75 per share. Over the 52 weeks prior to the announcement of the Merger, Horton Common Stock traded between $9.25 and $20.38 per share and had a price immediately prior to the announcement of the Merger of $19.50 per share. DLJ also reviewed the history of trading prices for the Horton Common Stock for the periods 90 days and 30 days prior to the announcement of the Merger. Over the 90 days prior to the announcement of the Merger, Horton Common Stock traded between $20.38 and $15.00 per share. Over the 30 days prior to the announcement of the Merger, Horton Common Stock traded between $20.38 and $17.00 per share. DLJ also reviewed the trading volume of Continental Common Stock and Horton Common Stock over the above-referenced periods. DLJ did not specifically review such information with the Horton Board as this particular data did not materially impact DLJ's opinion that the Exchange Ratio was fair to Horton and its stockholders from a financial point of view.

  The summary set forth above describes the material analyses performed and factors considered by DLJ but does not purport to be an exhaustive description. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinions. Furthermore, in arriving at its fairness opinion, DLJ did not attribute any particular weight to any analysis, or factor considered by it, but rather made subjective and qualitative judgments as to the significance and relevance of each analysis and factor. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Pursuant to the terms of an engagement letter, as amended, Horton has agreed to pay DLJ a fee of $600,000 for rendering its fairness opinion. In addition, Horton has agreed to pay DLJ $1,725,000, less the amount set forth in the preceding sentence, upon consummation of the Merger. Additionally, in the event that Horton does not consummate the Merger and Horton receives any termination fees from Continental, DLJ will receive 15.0% of any payment received from Continental up to an amount not greater than $1,725,000. Horton has also agreed to reimburse DLJ for its reasonable out-of-pocket expenses (including the reasonable fees and expenses of DLJ's counsel) incurred in connection with its engagement, and to indemnify DLJ and certain of its related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Horton believe are customary in transactions of this nature, were negotiated at arm's length between Horton and DLJ. DLJ has performed investment banking and other services for Horton in the past and has been compensated for such services. DLJ was the sole manager for Horton's June 1997 offering of $150.0 million of 8.375% Senior Notes. DLJ also acted as a co-manager for Horton's March 1997 offering of Common Stock.

  In the ordinary course of business, DLJ actively trades the debt and equity securities of Horton and Continental for its own account and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities.

 Opinion of Continental's Financial Advisor

  Salomon Smith Barney was retained by Continental to act as its financial advisor in connection with the proposed Merger. In connection with such engagement, Continental requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the holders of Continental Common Stock of the consideration to be received by such holders in the Merger. On December 18, 1997, at a meeting of the Board of Directors of Continental held to evaluate the proposed Merger, Salomon Smith Barney delivered an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated December 18, 1997) to the Board of Directors of Continental to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Continental Common Stock.

  In arriving at its opinion, Salomon Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Continental and certain senior officers and other representatives and advisors of Horton concerning the businesses, operations and prospects of Continental and Horton. Salomon Smith Barney examined certain publicly available business and financial information relating to Continental and Horton as well as certain financial forecasts and other information and data for Continental and Horton which were provided to or otherwise discussed with Salomon Smith Barney by the respective managements of Continental and Horton, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Salomon Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to: current and historical market prices and trading volumes of Continental Common Stock and Horton Common Stock; the historical and projected earnings and other operating data of Continental and Horton; and the capitalization and financial condition of Continental and Horton. Salomon Smith Barney also considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Continental and Horton. Salomon Smith Barney also evaluated the potential pro forma financial impact of the Merger on Horton. In connection with its engagement, Salomon Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of Continental. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion.

  In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, the managements of Continental and Horton advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Continental and Horton as to the future financial performance of Continental and Horton and the strategic implications and operational benefits anticipated to result from the Merger. Salomon Smith Barney assumed, with the consent of the Continental Board, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Salomon Smith Barney did not express any opinion as to what the value of the Horton Common Stock actually will be when issued to Continental stockholders pursuant to the Merger or the prices at which the Horton Common Stock will trade or otherwise be transferable subsequent to the Merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Continental or Horton nor did Salomon Smith Barney make any physical inspection of the properties or assets of Continental and Horton. Although Salomon Smith Barney evaluated the Exchange Ratio from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between Continental and Horton. No other limitations were imposed by Continental on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY DATED DECEMBER 18, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX C AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. SALOMON SMITH BARNEY HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER TO THE BOARD OF DIRECTORS OF CONTINENTAL AS APPENDIX C HERETO. IN GIVING SUCH CONSENT, SALOMON SMITH BARNEY DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT, OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER, NOR DOES IT THEREBY ADMIT THAT IT IS AN EXPERT WITH RESPECT TO ANY PART OF THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS A PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT, OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE BOARD OF DIRECTORS OF CONTINENTAL AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CONTINENTAL SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary describes the material analyses performed but does not purport to be an exhaustive description. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Continental, Horton, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Continental and Horton. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Salomon Smith Barney's opinion and analyses were only one of many factors considered by the Board of Directors of Continental in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or management of Continental with respect to the Exchange Ratio or the proposed Merger.

  Selected Company Analysis. Using publicly available information, Salomon Smith Barney analyzed, among other things, the market values and trading multiples of Continental and the following 17 selected publicly traded companies in the home building industry, consisting of (i) smaller capitalization companies (companies with an equity market value of less than $400 million as of December 18, 1997): Beazer Homes USA, Inc., Crossman Communities, Inc., Engle Homes, Inc., The Fortress Group, Inc., Hovnanian Enterprises, Inc., M.D.C. Holdings, Inc., M/I Schottenstein Homes, Inc., NVR Inc., and The Ryland Group, Inc. (the "Smaller Cap Companies"), and (ii) larger capitalization companies (companies with an equity market value of greater than $400 million as of December 18, 1997): Centex Corporation, Del Webb Corp., Horton, Kaufman & Broad Home Corp., Lennar Corporation, Pulte Corporation, Toll Brothers, Inc., and U.S. Home Corporation (the "Larger Cap Companies" and, together with the Smaller Cap Companies, the "Selected Companies"). The Selected Companies were determined based on a combination of factors such as size, relative operating performance, diversity of geographic markets and/or types of business conducted generally. With respect to the Selected Companies, Salomon Smith Barney focused primarily on the Smaller Cap Companies, which Salomon Smith Barney considered to be most similar to Continental based on the factors used in determining the Selected Companies and, therefore, focused on the trading multiples of the Smaller Cap Companies for purposes of deriving an implied equity reference range for Continental. Salomon Smith Barney compared market values as multiples of estimated calendar 1997 and 1998 net income and most recent book value, and adjusted market values (equity market value, plus total debt, less cash and cash equivalents) as multiples of, among other things, latest 12 months earnings before interest, taxes, depreciation and amortization ("EBITDA"). Net income estimates for the Selected Companies were based on estimates of selected investment banking firms and net income estimates for Continental were based on internal estimates of the management of Continental. All multiples were based on closing stock prices as of December 18, 1997. For purposes of such analysis, Salomon Smith Barney assumed full conversion of Continental Convertible Notes. Applying a range of selected multiples (excluding those multiples which did not appear to accurately depict a financial statistic) for the Smaller Cap Companies of estimated calendar 1997 and 1998 net income, book value as of November 30, 1997 and latest 12 months EBITDA of 9.9x to 12.1x, 8.8x to 10.8x, 1.22x to 1.50x and 6.7x to 8.1x,
respectively, to corresponding financial data for Continental resulted in an equity reference range for Continental of approximately $30.14 to $37.73 per share on a fully diluted basis, as compared to the equity value implied by the Exchange Ratio of approximately $44.50 per share based on the closing price for Horton Common Stock on December 18, 1997.

  Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction multiples paid or proposed to be paid in 25 selected transactions in the home building industry, consisting of (acquiror/target): Crossman Communities, Inc./Cutter Homes, Ltd.; Lennar Corp./Pacific Greystone Corp.; Monterey Homes Corporation/Legacy Homes Ltd.; The Fortress Group, Inc./Don Galloway Homes, Inc.; The Fortress Group, Inc./Wilshire Homes, Inc.; The Fortress Group, Inc./D.W. Hutson Construction Company; Horton/Torrey Homes, Inc.; Horton/SGS Communities, Inc.; Horton/Trimark Communities LLC; Beazer Homes USA, Inc./Trendmaker Homes (Weyerhaeuser Real Estate Company); Continental/Westchester Homes; Kaufman & Broad Home Corp./Rayco Ltd.; Beazer Homes USA, Inc./Del Mar Development Inc.; M.D.C. Holdings, Inc./Mesa Homes of Riverside (Kemper Corp.); Horton/Regency Development, Inc.; Horton/Arappco, Inc.; Beazer Homes USA, Inc./Bramalea Homes Texas, Inc.; Continental/Heftler Realty; Eagle Homes Inc./Park Homes West Inc.; Washington Homes Inc./Westminster Homes -- Homebuilding Division; Continental/Aspen Homes; Horton/Joseph M. Miller Construction, Inc. & Argus Development, Inc.; Continental/Milburn Investments Inc.; Beazer Homes USA, Inc./Watt Housing Corporation; and Capital Pacific Homes/JM Peters Co. Inc. (collectively, the "Selected Transactions"). Salomon Smith Barney compared purchase prices in the Selected Transactions as multiples of latest 12 months net income and book value, and transaction values as multiples of, among other things, latest 12 months EBITDA. For purposes of such analysis, Salomon Smith Barney assumed full conversion of the Continental Convertible Notes. Applying a range of selected multiples for the Selected Transactions of latest 12 months net income, book value and EBITDA of 10.0x to 12.0x, 1.50x to 2.00x and 6.5x to 8.0x, respectively, to corresponding financial data for Continental resulted in an equity reference range for Continental of approximately $30.44 to $39.63 per share on a fully diluted basis, as compared to the equity value implied by the Exchange Ratio of approximately $44.50 per share based on the closing price for Horton Common Stock on December 18, 1997.

  No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to Continental, Horton or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, the Selected Transactions or the business segment, company or transaction to which they are being compared.

  Contribution Analysis. Salomon Smith Barney analyzed the respective contributions of Continental and Horton to, among other things, the estimated book value of the pro forma combined company and to the estimated net income and EBITDA of the pro forma combined company for fiscal years 1998 and 1999, based on internal estimates of the managements of Continental and Horton and assuming, for purposes of net income estimates, full conversion of Continental Convertible Notes. This analysis indicated that (i) in fiscal year 1997, Continental would contribute approximately 49.3% of book value, and Horton would contribute approximately 50.7% of book value, of the pro forma combined company, (ii) in fiscal year 1998, Continental would contribute approximately 41.4% of net income and 40.6% of EBITDA, and Horton would contribute approximately 58.6% of net income and 59.4% of EBITDA, of the pro forma combined company, and (iii) in fiscal year 1999, Continental would contribute approximately 39.7% of net income and 40.3% of EBITDA, and Horton would contribute approximately 60.3% of net income and 59.7% of EBITDA, of the pro forma combined company. Current stockholders of Continental would own approximately 39.1% (based on the minimum Exchange Ratio), 39.8% (based on the implied Exchange Ratio as of December 18, 1997) and 44.1% (based on the maximum Exchange Ratio) of the equity value of the pro forma combined company on a fully diluted basis upon consummation of the Merger, and Continental would constitute approximately 38.6% (based on the minimum Exchange Ratio), 39.1% (based on the implied Exchange Ratio as of December 18, 1997) and 41.6% (based on the Maximum Exchange Ratio), respectively, of the enterprise value of the pro forma combined company.

  Pro Forma Merger Analysis. Salomon Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on Horton's projected earnings per share ("EPS") for fiscal years 1998 and 1999, based on internal estimates of the managements of Continental and Horton and assuming, for purposes of such estimates, full conversion of the Continental Convertible Notes. The results of the pro forma merger analysis suggested that the Merger could be accretive to Horton's fully diluted EPS in fiscal years 1998 and 1999 at the minimum Exchange Ratio of
2.250 and the implied Exchange Ratio as of December 18, 1997 of 2.312, and dilutive to Horton's fully diluted EPS in fiscal years 1998 and 1999 at the maximum Exchange Ratio of 2.759, both before and after giving effect to approximately $3.0 million in annual cost savings and other potential synergies anticipated by the management of Continental to result from the Merger. The actual results achieved by the surviving corporation may vary from projected results and the variations may be material.

  Premium Analysis. Salomon Smith Barney analyzed the implied premium payable in the Merger in comparison to the premiums paid in 56 transactions having transaction values between $460 million and $600 million. The range of premiums paid in such transactions based on the closing stock price of the acquired company one day prior, one week prior, and one month prior, to public announcement of the transaction were approximately (10.8)% to 173.7% (with a mean of 31.9% and a median of 26.5%), (13.0)% to 133.2% (with a mean of 34.7% and a median of 28.5%) and 0.3% to 163.7% (with a mean of 40.3% and a median of 32.3%), respectively, as compared to the implied premiums payable in the Merger, based on the closing price of Horton Common Stock on December 18, 1997, of approximately 26.9% (based on the closing price of Continental Common Stock on December 18, 1997), 30.4% (based on the closing price of Continental Common Stock one week prior to December 18, 1997), 43.3% (based on the closing price of Continental Common Stock one month prior to December 18, 1997), 61.5% (based on the closing price of Continental Common Stock three months prior to December 18, 1997), 147.2% (based on the closing price of Continental Common Stock six months prior to December 18, 1997), 52.1% (based on the closing price of Continental Common Stock one week prior to October 6, 1997, the date on which Continental publicly announced that it was exploring strategic alternatives) and 81.6% (based on the closing prices of Continental Common Stock one month prior to October 6, 1997). Salomon Smith Barney did not derive an implied value per share for the Continental Common Stock from this analysis.

  Leveraged Buy-out Analysis. Salomon Smith Barney performed an analysis designed to determine the price that could be paid by a financial investor to complete a leveraged buy-out (an "LBO") of Continental, based on internal estimates of the management of Continental. For purposes of such analysis, Salomon Smith Barney assumed, among other things, (i) the transaction could be financed using a capital structure consisting of bank debt, subordinated debt and equity, with a latest 12 months pro forma total debt to EBITDA ratio of approximately 5.4x, and (ii) an LBO investor would require a rate of return on its equity investment in three to five years of approximately 25%, applying, for such purposes, estimated net income multiples in connection with the disposition of such equity investment of 9.0x to 11.0x. This analysis resulted in an equity reference range for Continental of approximately $35.00 to $37.00 per share on a fully diluted basis, as compared to the equity value implied by the Exchange Ratio of approximately $44.50 per share based on the closing price of Horton Common Stock on December 18, 1997.

  Exchange Ratio Analysis. Salomon Smith Barney compared the historical ratio of the average daily closing prices of Continental Common Stock to Horton Common Stock over the three-month period preceding

October 6, 1997, the date on which Continental publicly announced that it was pursuing strategic alternatives, and the 12-month period preceding December 18, 1997. The average exchange ratios over the three-month period preceding October 6, 1997 and the 12-month period preceding December 18, 1997 were 1.706 and 1.758, respectively, as compared to the minimum Exchange Ratio of 2.250, the maximum Exchange Ratio of 2.759 and the implied Exchange Ratio based on the closing price of Horton Common Stock on December 18, 1997 of 2.312.

  Other Factors. In rendering its opinion, Salomon Smith Barney considered certain other factors, including, among other things, a review of indications of interest received from, and discussions with, third parties other than Horton and selected published analysts' reports on Continental and Horton.

  Pursuant to the terms of Salomon Smith Barney's engagement, Continental has agreed to pay Salomon Smith Barney for its services in connection with the Merger an aggregate financial advisory fee equal to 0.70% of the total consideration (including liabilities assumed) payable in the Merger. The aggregate financial advisory fee payable to Salomon Smith Barney has been estimated to be approximately $4.6 million. Continental has also agreed to reimburse Salomon Smith Barney for travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

  Salomon Smith Barney has advised Continental that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Continental and Horton for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided investment banking and financial advisory services to Continental and Horton unrelated to the proposed Merger, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Continental and Horton and their respective affiliates.

  Salomon Smith Barney is an internationally recognized investment banking firm and was selected by Continental based on its experience, expertise and familiarity with Continental and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

 Opinion of Continental Independent Directors' Financial Advisor

  The Independent Directors retained Morgan Stanley to act as their financial advisor in connection with the Merger. Morgan Stanley was selected by the Independent Directors to act as their financial advisor based on Morgan Stanley's qualifications, expertise and reputation, as well as Morgan Stanley's investment banking relationship and familiarity with Continental. On December 18, 1997, Morgan Stanley delivered to the Independent Directors an opinion that, on and as of the date of such opinion, and based on assumptions made, matters considered, and limits of review, as explained in the opinion, the consideration to be received by the holders of shares of Continental Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

  THE FULL TEXT OF MORGAN STANLEY'S OPINION, DATED AS OF DECEMBER 18, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX D. CONTINENTAL STOCKHOLDERS ARE URGED TO, AND SHOULD, READ MORGAN STANLEY'S OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF CONTINENTAL COMMON STOCK AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CONTINENTAL COMMON STOCK AS TO HOW TO VOTE AT THE CONTINENTAL

STOCKHOLDERS MEETING. THE SUMMARY OF THE MATERIAL ELEMENTS OF MORGAN STANLEY'S OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In connection with rendering its opinion, Morgan Stanley: (i) reviewed certain publicly available statements and other information of Continental and Horton; (ii) reviewed certain internal financial statements and other financial and operating data concerning Continental and Horton prepared by the managements of Continental and Horton; (iii) reviewed certain financial projections prepared by the managements of Continental and Horton; (iv) discussed the past and current operations and financial condition and the prospects of Continental and Horton with senior executives of Continental and Horton; (v) reviewed the reported prices and trading activity of the Continental Common Stock and Horton Common Stock; (vi) compared the financial performance of Continental and Horton and the prices and trading activity of the Continental Common Stock and Horton Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) reviewed the Merger Agreement and certain related documents; and (ix) performed such other analyses and considered such other factors as Morgan Stanley considered appropriate.

  In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinions. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performances of Continental and Horton. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including that the Merger will be accounted for as a "pooling of interests" business combination in accordance with U.S. generally accepted accounting principles and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Continental and Horton nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the dates thereof. Morgan Stanley did not participate in the sales process and was not authorized to solicit, and did not solicit interest from any party with respect to the acquisition of the Company or any of its assets, nor did Morgan Stanley negotiate with any of the parties in connection with the Merger.

  No restrictions or limitations were imposed by the Independent Directors upon Morgan Stanley with respect to the investigations made or the procedures followed by Morgan Stanley in rendering its opinion.

  The following is a brief summary of the material analyses and examinations performed by Morgan Stanley in connection with its opinion delivered on December 18, 1997 and reviewed with the Independent Directors on the same day:

  Comparable Company Analysis. As a part of its analysis, Morgan Stanley compared certain financial information of Continental with corresponding publicly available information of a group of 17 publicly traded homebuilding companies that Morgan Stanley considered comparable with Continental (the "Comparables"). Historical financial information used in connection with the ratios provided below with respect to the Comparables is as of the most recently filed and reasonably available Form 10-Q for each at December 12, 1997. Market information used in ratios provided below is as of December 12, 1997. Earnings per share estimates for Continental were based on internal Continental estimates and Comparables estimates were based on the most recently available Institutional Brokers Estimate System ("IBES") and/or First Call estimates. IBES and First Call are data services that monitor and publish compilations of earnings estimates produced by selected research analysts.

  Morgan Stanley compared ratios of certain Continental financial information to its equity valuation giving effect to the Merger to the same information for the Comparables. The financial information used in the valuation analysis was price to book value (which was 1.9x in the case of Continental giving effect to the Merger and between 1.4x and 2.1x in the case of the Comparables) and price to 1998 estimated earnings per share (which was 12.6x in the case of Continental giving effect to the Merger and between 10.0x and 12.5x for the Comparables). The implied range of values for Continental Common Stock derived from the analysis of the Comparables' market price to book value and market price to 1998 estimated earnings per share ranged from approximately $33.11 to $49.67 per share and $35.50 to $44.38 per share, respectively.

  No company utilized as a comparison in the comparable companies analysis is identical to Continental. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Continental, such as the impact of competition on Continental and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Continental or the industry or in the financial markets in general.

  Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis of Continental based on certain financial projections provided by the management of Continental for the fiscal years 1998 through 2001. Morgan Stanley discounted the unlevered free cash flows of the Company over the forecast period at a discount rate of 9.0%, representing an estimated weighted average cost of capital range for Continental, and terminal values based on a range of earnings before interest, tax, depreciation and amortization ("EBITDA") multiples of 7.5x to 9.5x to arrive at a range of estimated present values for the company. Such estimated present values were then adjusted for long-term liabilities including debt, net of cash proceeds, to arrive at an estimated net asset value. Based on this analysis, Morgan Stanley calculated per share values for Continental ranging from approximately $33.07 to $48.96.

  Historical Exchange Ratio Analysis. Morgan Stanley also computed the average ratios of Continental Common Stock to Horton Common Stock trading prices over the latest six month, one year, and three year periods. These ratios ranged from approximately 1.76x to 1.97x. Morgan Stanley noted that the offer price represented by the merger consideration of $44.58 per share of Continental Common Stock represents as of December 12, 1997 a 2.25x ratio and a premium of 49.8% to the closing price of Continental Common Stock on October 3, 1997 (the last trading day before Continental's public announcement of its intention to examine strategic alternatives).

  Contribution Analysis. Morgan Stanley computed the contribution to the combined entity's projected pro forma financial results for calendar year 1998 attributable to each of Continental and Horton (based on each Company's internally prepared estimates). Morgan Stanley's computation showed, among other things, that Continental and Horton would contribute to the combined entity approximately 39.8% and 60.2%, respectively, of projected 1998 revenue; 40.1% and 59.9%, respectively, of projected 1998 EBITDA; and 40.4% and 59.6%, respectively, of projected 1998 EBIT. Morgan Stanley calculated that the implied exchange ratios equating to these three contribution ratios ranged from 2.25x-2.30x. Morgan Stanley further calculated that the Exchange Ratio of 2.25x would result in an allocation between the holders of Continental Common Stock and Horton Common Stock of a pro forma fully diluted ownership of the combined entity equal to approximately 38% and 62%, respectively.

  Analyst Target Price Based Exchange Ratio Analysis. Morgan Stanley reviewed published "target prices" (expected future values) from selected equity research analysts for both Continental and Horton Common Stock. Morgan Stanley reviewed target prices for Continental and Horton on an equal basis (as of December 12, 1997 and as of the date of Continental's announcement of its intent to examine strategic alternatives). The range of target prices observed for Continental was $34.00-$37.00 and the range of target prices for Horton was $20.00-$20.38, implying an exchange ratio range of between 1.67x and 1.85x.

  Precedent Transaction Analysis. As part of its analysis Morgan Stanley compared certain financial information of the Merger with two precedent transactions ("Precedent Transactions") between homebuilding companies that Morgan Stanley deemed reasonably comparable to the Merger. Multiples of book value and projected earnings implied by the consideration paid in the Precedent Transactions were compared to the book value and 1998 estimated earnings per share multiples implied by the Merger. The Precedent Transactions consisted of the following (acquiror/acquiree): Lennar Corp./Pacific Greystone Corp. and Kaufman & Broad Home Corp./Rayco, Ltd. Morgan Stanley noted that the ratio of price to book value implied in the Merger was 1.9x for Continental compared to a range of 1.4x to 1.9x for the Precedent Transactions and that the ratio of acquisition price to 1998 estimated earnings per share multiple implied in the Merger was 12.6x for Continental compared to a range of from 3.9x to 11.6x for the Precedent Transactions.

  Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the Merger on Horton's projected earnings per share for the calendar year 1998 and Horton's debt to book capital and 1998 EBITDA to total debt ratios. Such analysis was based on projections prepared by Continental and Horton management and considered the Merger with and without giving effect to approximately $3.0 million in annual cost savings and other potential synergies anticipated by Continental management. Morgan Stanley noted that, assuming the Merger would be treated as a pooling of interests for accounting purposes, the Merger would be accretive to Horton's earnings per share in 1998 and would reduce Horton's debt to book capital ratio and raise Horton's 1998 EBITDA to total debt coverage ratio. The actual results achieved by the surviving corporation may vary from projected results and the variations may be material.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the processes underlying its opinions. The range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Continental or Horton.

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Continental or Horton. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial point of view to holders of Continental Common Stock of the merger consideration pursuant to the Merger Agreement in the Merger and were provided to the Independent Directors in connection with the delivery of Morgan Stanley's opinion dated December 18, 1997. The analyses do not purport to be appraisals or to reflect the prices at which Continental or Horton might actually be sold. In addition, as described above, Morgan Stanley's opinion and presentation to the Independent Directors was one of the many factors taken into consideration by the Independent Directors in making the determination to approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the Independent Directors' or Continental management's opinion with respect to the value of Continental or of whether the Independent Directors or Continental management would have been willing to agree to a different exchange ratio pursuant to the Merger Agreement.

  The consideration to be received by the stockholders of Continental pursuant to the Merger was determined through negotiations between Continental and Horton and was approved by the Continental Board including the Independent Directors. Morgan Stanley provided advice to the Independent Directors in the latter stages of such negotiations; however, the decision to enter into the Merger Agreement and to accept the formula of Horton Common Stock for each share of Continental Common Stock was solely that of the Continental Board.

  The Independent Directors retained Morgan Stanley because of its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell, securities of Continental or Horton. In the past, Morgan Stanley and its affiliates have provided financial advisory service to Continental and have received customary fees in connection with these services.

  Continental has agreed to pay Morgan Stanley a fee for its financial advisory services in connection with the Merger. Continental has paid Morgan Stanley an advisory fee of $1.5 million: (i) $750,000 paid on the date of Morgan Stanley's retention and (ii) $750,000 paid on December 1, 1997. In addition, Continental has agreed to reimburse Morgan Stanley for its expenses related to the engagement and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley, or any of its affiliates against certain liabilities and expenses, including liabilities under federal securities laws, in connection with Morgan Stanley's engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendations of the Horton Board and the Continental Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders of Horton and Continental should be aware that certain members of the management of Continental have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of Continental generally.

  Directors and Officers. The Merger Agreement provides that Horton will use its best efforts to elect W. Thomas Hickcox, a director and Chief Executive Officer of Continental, and Bradley S. Anderson, the Interim Chairman of the Board of Continental, as directors of Horton at the Effective Time.

  Indemnification; Directors and Officers Insurance. The Merger Agreement provides that from and after the Effective Time, Horton will indemnify each present and former director or officer of Continental to the fullest extent permitted by applicable law and Horton's Certificate of Incorporation against any liability or expense incurred in connection with all acts and omissions arising out of such individuals' service as such. The Merger Agreement further provides that Horton will maintain (through the continuation of Continental's existing policy or the purchase of a "tail end" rider), if available, for a period of not less than three years following the Effective Time, Continental's current directors' and officers' liability insurance and indemnification policy; provided that Horton will not be required to expend more than 150% of the annual premium currently paid by Continental to procure such insurance. See "THE MERGER AGREEMENT--Certain Covenants--Indemnification and Insurance." See also "BUSINESS OF CONTINENTAL--Recent Developments" for a description of a legal proceeding commenced against certain directors of Continental alleging, among other things, breach of fiduciary duty for failure to pursue a merger proposal by Horton.

 Existing Severance Agreements and Similar Arrangements; Non-Competition Agreements.

  Executive Officer Employment Agreements. Continental entered into employment agreements with certain executive officers effective as of December 1, 1997, which will expire on November 30, 1999. Each employment agreement provides that the executive will (i) participate in any bonus program maintained by Continental or its successor and (ii) receive employee benefits at a level generally available to other senior executives. Such employee benefits may not be reduced except in connection with across-the-board reductions similarly affecting substantially all senior executives or with such executive's written consent. Continental or its successor may terminate the agreement (a) for "Cause" as defined by the agreement, (b) in the event of a "permanent and total disability" as defined by the agreement, and (c) without "Cause." Each executive may terminate the agreement for "Good Reason" as defined by the agreement or for any reason with proper notice. If Continental or its successor terminates the agreement for "Cause" or due to a "permanent and total disability," or if the executive terminates the agreement for a reason other than "Good Reason," the executive will be entitled to receive his or her base salary and other compensation and benefits actually earned as of the date of such termination and amounts owed as reimbursement of business expenses reasonably incurred. If Continental or its successor terminates the agreement without "Cause" or if the executive terminates the agreement for "Good Reason," the executive will be entitled to receive, among other things, (u) his or her base salary and other compensation and benefits actually earned as of the date of such termination; (v) amounts owed as reimbursement of business expenses reasonably incurred; (w) a severance benefit described below; (x) a bonus equal to a portion of his or her regular bonus awarded in the preceding year with such portion determined by dividing the number of days of his or her employment during the calendar year by 365 (366 in a leap year); (y) for a certain period described below, other employee benefits comparable to those received during the period of employment. The executives subject to these employment agreements are Mr. Hickcox, Mr. Dickson, Ms. Collins, Mr. Ryan, and

Mr. Westfall. As amended, Mr. Hickcox's employment agreement provides for, among other things, an annual salary of $300,000 per annum; a severance benefit equal to the sum of his annual rate of base salary plus the average of his three highest annual bonuses for any of the preceding five calendar years; other employee benefits for a period of three years; and if any payment or benefit would be subject to an excise tax or other penalties imposed by
Section 4999 of the Internal Revenue Code, an additional payment (the "gross-up payment") such that the net amount retained by Mr. Hickcox after payment of the excise tax and any other applicable taxes incident to such payments and the "gross-up payment" will be equal to the amounts described above in this sentence. As amended, Mr. Dickson's employment agreement provides for, among other things, an annual salary of $176,000 per annum; a severance benefit equal to the sum of his annual rate of base salary plus the average of his or her three highest annual bonuses for any of the preceding five calendar years; and other employee benefits for a period of two years. The other three executives' employment agreements each provide for, among other things, an annual salary of $150,000 per annum, in the case of Ms. Collins and Mr. Ryan, and $165,000, in the case of Mr. Westfall; a severance benefit equal to two times the sum of his or her annual rate of base salary plus the average of his or her three highest annual bonuses for any of the preceding five calendar years; and other employee benefits for a period of two years.

  On December 18, 1997, Mr. Hickcox and Mr. Dickson agreed with Horton to amend their respective employment agreements effective as of the Effective Time. Pursuant to these amendments, Mr. Hickcox and Mr. Dickson agreed, for a period of the later of two years after the Effective Time or one year after he leaves the employ of the surviving corporation, not to compete with the surviving corporation within a specified territory that includes the regions in which Continental has done business for the preceding twelve calendar months. In consideration for their execution of the non-competition amendment to their respective employment agreements, Horton agreed (A) to grant to Mr. Hickcox and Mr. Dickson each an option to acquire 100,000 shares of Horton Common Stock at the fair market value as of the date of the grant and vesting over a ten-year period, pursuant to Horton's 1991 Stock Option Plan; (B) to set their annual bonus payable under the executive bonus program during the first two years following the Merger at 1.5%, in the case of Mr. Hickcox, and 1.25%, in the case of Mr. Dickson, of the annual pre-tax earnings of the Continental region, except that, if such region is amalgamated with additional operations, Horton and Messrs. Hickcox and Dickson will negotiate in good faith a replacement formula for his annual bonus; and (C) if the respective employment agreements are terminated by Horton without "Cause" or by Mr. Hickcox or Mr. Dickson, respectively, for "Good Reason," to pay an amount equal to two times, in the case of Mr. Hickcox, and one times, in the case of Mr. Dickson, the sum of his annual rate of base salary plus the average of his three highest annual bonuses for any of the preceding five calendar years. Based on the pre-tax earnings of the Continental region for the fiscal year ended May 31, 1997 of $49,751,000, Mr. Hickcox's bonus would have been $746,265 and Mr. Dickson's bonus would have been $621,888.

  Severance Plans for Selected Presidents and Vice Presidents. Continental enacted severance plans for selected presidents of divisions or subsidiaries of Continental and selected vice-presidents of Continental and its subsidiaries. These plans will survive the Merger and Horton will succeed to the obligations under the plans. Although these plans may be amended or terminated at any time, no amendment or termination adopted prior to June 1, 1999, in the case of the severance plan for selected presidents, or December 1, 1998, in the case of the severance plan for selected vice-presidents, may adversely affect the rights of the selected participants. Each plan grants severance benefits (i) to any participant whose employment is terminated by Continental or its successor for reasons other than for "Cause" (as defined in the plan) or "Permanent and Total Disability" (as defined in the plan) or (ii) to any participant who terminates his or her employment for "good reason" (as defined in the plan). In the case of the selected presidents, such severance benefits include, among other things, (a) a severance payment equal to one or one and a half times the sum of the participant's annual base salary plus the average of his or her three highest annual bonuses for any of the preceding five calendar years (for purposes of this calculation, a committee appointed by the Board of Directors designates the multiple of one or one and a half times annual base salary at the time the participant is selected to participate in the plan); (b) a bonus equal to a portion of the participant's regular bonus awarded in the preceding year with such portion determined by dividing the number of days of his or her employment during the calendar year by 365 (366 in a leap year); and (c) for a period of 12 or 18 months (depending on the multiple previously selected for determining the amount of the severance payment), other employee benefits comparable to those received by him or her during his or her period of employment. In the case of the selected vice-presidents, such severance benefits include, among other things, (x) payment of the participant's base salary for a six month period; (y) a bonus equal to a portion of the participant's regular bonus awarded in the preceding year with such portion determined by dividing the number of days of his or her employment during the calendar year by 365 (366 in a leap year); and (z) for a period of six months, other employee benefits comparable to those received by her during his period of employment.

  Stock Options. As described herein under "THE MERGER AGREEMENT--Certain Covenants--Continental Stock Options," the Merger Agreement provides that all outstanding employee or director options to purchase shares of Continental Common Stock will be assumed by Horton at the Effective Time, and each stock option so assumed will be exercisable for that number of shares of Horton Common Stock equal to the number of shares of Continental Common Stock subject thereto multiplied by the Exchange Ratio. All directors, other than Ms. Rudd, whose options will expire upon consummation of the Merger, and all executive officers listed above have options under which they will receive the foregoing benefit.

ACCOUNTING TREATMENT

  The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Horton and Continental will be carried forward to the combined corporation at their recorded amounts, subject to any adjustments required to conform the accounting policies of the two companies; income of the combined company will include income of Horton and Continental for the entire fiscal year in which the Merger occurs; and the reported income of the separate companies for prior periods will be combined and restated as income of the combined company. The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of letters as of the Closing Date from Horton's and Continental's independent accountants as to the appropriateness of such accounting for the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION OF WHETHER CONTINENTAL STOCKHOLDERS SHOULD VOTE IN FAVOR OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR CONTINENTAL STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN UNITED STATES FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, CERTAIN RETIREMENT PLANS, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS, AND STOCKHOLDERS THAT ACQUIRED CONTINENTAL COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, AND DOES NOT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF CONTINENTAL OPTIONS, CONTINENTAL CONVERTIBLE NOTES AND CONTINENTAL SENIOR NOTES ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. STOCKHOLDERS OF CONTINENTAL ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

  The obligations of Horton and Continental to consummate the Merger are conditioned on the receipt by Horton of an opinion from Gibson, Dunn & Crutcher LLP, its counsel, and the receipt by Continental of an opinion from Cahill Gordon & Reindel, its counsel, that the Merger constitutes a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") such that the conversion of Continental Common Stock into Horton Common Stock will be tax-free to the holders of Continental Common Stock under Section 354(a) of the Code (except with respect to any cash received in lieu of a fractional share interest in Horton Common Stock). No ruling has been sought from the Internal Revenue Service as to the United States federal income tax consequences of the Merger, and the opinions of counsel will not be binding upon the Internal Revenue Service or any court.

  The opinions of counsel will be based in part upon representations made as of the Effective Time by Horton and Continental, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinions of counsel could be adversely affected.

  Based on the opinions of counsel, the material United States federal income tax consequences of the Merger are as follows:

    (i) No gain or loss will be recognized by a Continental stockholder upon the exchange of his or her Continental Common Stock for Horton Common Stock, except that a holder of Continental Common Stock who receives cash in lieu of a fractional interest in Horton Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such gain or loss will constitute capital gain or loss if such stockholder's Continental Common Stock is held as a capital asset at the Effective Time and will be long-term capital gain or loss if it is held for more than one year at the Effective Time.

    (ii) The tax basis of the Horton Common Stock received by a Continental stockholder will be the same as such stockholder's tax basis in the Continental Common Stock surrendered in exchange therefor, decreased by the tax basis allocated to any fractional share interest exchanged for cash.

    (iii) The holding period of the Horton Common Stock received by a Continental stockholder will include the period during which the Continental Common Stock surrendered in exchange therefor was held (provided that such Continental Common Stock was held by such Continental stockholder as a capital asset at the Effective Time).

  Certain Continental stockholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in Horton Common Stock. Backup withholding will not apply, however, to a stockholder who (i) furnishes a correct taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (ii) provides a certificate of foreign status on Form W-8, or (iii) is otherwise exempt from backup withholding. A stockholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

  Each Continental stockholder will be required to retain records and file with such stockholder's United States federal income tax return a statement setting forth certain facts relating to the Merger.

REGULATORY APPROVAL

  Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division and the FTC and specified waiting period requirements have been satisfied. Horton and Continental each filed with the Antitrust Division and the FTC a Notification and Report Form for certain Mergers and Acquisitions (the "Notification and Report Form") with respect to the Merger on January 14, 1998. On February 4, 1998, Horton and Continental received notice of early termination of the waiting period.

  At any time before or after the Special Meetings, state antitrust authorities could take action under their antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of assets of Horton or Continental. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of Horton or Continental. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

STOCK EXCHANGE LISTING

  It is a condition to the Merger that the shares of Horton Common Stock to be issued to Continental stockholders in the Merger will have been approved for listing on the NYSE, subject only to official notice of issuance.

CONTINENTAL DEBT

  As a result of the Merger, the Continental Convertible Notes will become convertible into shares of Horton Common Stock. The Continental Convertible Notes are currently outstanding in the aggregate principal amount of $86,150,000, have a conversion rate of 42.105 shares of Continental Common Stock (equivalent to a conversion price of approximately $23.75 per share) per $1,000 principal amount, and are redeemable at the option of Continental at certain premiums beginning on November 1, 1998. In the Merger, the Convertible Notes will become convertible into a number of shares of Horton Common Stock equal to the product of such conversion rate times the Exchange Ratio. The Merger will not constitute a "change in control" for the purposes of the indenture for the Continental Convertible Notes.

  The Merger will constitute a "change in control" with respect to the Continental Senior Notes currently outstanding in the aggregate principal amount of $150,000,000, and Horton will be required to offer to repurchase such notes from the holders thereof within 75 days after the Closing Date at a purchase price of 101% of the principal amount thereof, plus accrued interest. In addition, the Merger constitutes a "change in control" under Continental's revolving and warehouse lines of credit, which were outstanding in the aggregate principal amount of approximately $58 million as of January 12, 1998. Horton expects to finance the purchase of any Continental Senior Notes as may be tendered for purchase and to refinance Continental's existing revolving and warehouse lines of credit from Horton's existing credit lines. The Continental Senior Notes bear interest at the rate of 10% per annum. Continental's revolving and warehouse lines of credit currently bear interest at rates ranging from LIBOR plus 135 basis points to LIBOR plus 175 basis points per annum. Horton's existing credit lines currently bear interest at rates per annum ranging from LIBOR plus 85 basis points to LIBOR plus 127.5 basis points per annum.

CERTAIN FEDERAL SECURITIES LAWS CONSEQUENCES

  All shares of Horton Common Stock received by Continental stockholders in the Merger will be freely transferable, except that (i) shares of Horton Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Continental (the "Continental Affiliates") at the time of the Continental Stockholders Meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act, and (ii) shares of Horton Common Stock received by persons who are deemed to be affiliates of Horton may be resold by them only in transactions permitted by Rule 144 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Continental and/or Horton, as the case may be, generally include individuals or entities that control, are controlled by, or are under common control with, such person and may include certain officers and directors of such person as well as principal stockholders of such person. The Merger Agreement requires Continental to use reasonable efforts cause the Continental Affiliates to deliver to Horton a letter agreement to the effect that they will not offer or sell or otherwise dispose of any of the shares of Horton Common Stock issued to them in the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder. In addition, in order to help assure treatment of the Merger as a pooling of interests, the Merger Agreement requires Horton and Continental to use their reasonable efforts to cause their affiliates to deliver to them letter agreements to the effect that they will not transfer any securities of Horton or Continental, subject to certain de minimis exceptions, until such time as financial results covering at least 30 days of post-Merger combined operations of Horton and Continental have been published by Horton.

NO DISSENTERS' RIGHTS

  Holders of Continental Common Stock and Horton Common Stock are not entitled to dissenters' appraisal rights under the DGCL in connection with the Merger because the Continental Common Stock and the Horton Common Stock were listed on the NYSE on the Continental Record Date and the Horton Record Date, respectively, and the Horton Common Stock will be listed on the NYSE at the Effective Time.

                             THE MERGER AGREEMENT

  The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement.

THE MERGER

  Pursuant to the Merger Agreement and subject to the terms and conditions thereof, Continental will be merged with and into Horton, with Horton as the surviving corporation. As a result of the Merger, Horton will succeed to the assets, liabilities and businesses of Continental.

  Subject to the terms and conditions of the Merger Agreement, the closing of the transactions contemplated thereby will take place on a date specified by the parties to the Merger Agreement, which will be no later than the second business day after the day on which certain of the conditions set forth therein have been satisfied or waived (assuming the prior satisfaction or waiver of all other conditions set forth therein), unless another date is agreed to by the parties (the date of consummation of the Merger being "Closing Date"). The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the time of such filing being the "Effective Time").

MERGER CONSIDERATION

  Conversion of Continental Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Horton, Continental or the holders of any of the securities of Horton or Continental, each share of Continental Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares, shares held by any direct or indirect wholly owned subsidiary of Continental and shares held directly or indirectly by Horton or any direct or indirect wholly owned subsidiary of Horton) will be converted into the right to receive shares of Horton Common Stock in an amount equal to the Exchange Ratio (defined below). The Exchange Ratio shall be determined in accordance with the following:

    (i) if the Stock Value (as defined below) is greater than or equal to $16.878 and less than or equal to $18.776, the Exchange Ratio shall be 2.37;

    (ii) if the Stock Value is less than $16.878 and greater than $14.50, the Exchange Ratio shall equal the quotient obtained by dividing $40.00 by the Stock Value (rounded to the nearest one thousandth);

    (iii) if the Stock Value is more than $18.776 and less than $19.78, the Exchange Ratio shall equal the quotient obtained by dividing $44.50 by the Stock Value (rounded to the nearest one thousandth);

    (iv) if the Stock Value is less than or equal to $14.50, the Exchange Ratio shall be 2.759; provided that the Exchange Ratio shall equal the quotient obtained by dividing $35.00 by the Stock Value (rounded to the nearest one thousandth) if the Stock Value is less than $12.69 and Horton so elects; and

    (v) if the Stock Value is more than or equal to $19.78, the Exchange Ratio shall be 2.25.

If the Stock Value is less than $12.69, Continental may elect to terminate the Merger Agreement unless Horton elects to have the Exchange Ratio equal the quotient obtained by dividing $35.00 by the Stock Value. (See "Termination of the Merger Agreement"). If between the date of the Merger Agreement and the Effective Time, there shall have been a change in the number of outstanding shares of Horton Common Stock by reason of a stock split (including a reverse split) of the Horton Common Stock or a dividend payable in Horton Common Stock or any other distribution of securities to holders of Horton Common Stock with respect to their Horton Common Stock (including without limitation such a distribution made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction), the Exchange Ratio and the dollar amounts set forth in clauses (i) through (v) above shall be appropriately adjusted to reflect such change. The term "Stock Value" means the average of the closing prices of Horton Common Stock as reported for New York Stock Exchange Composite Transactions for 15 randomly selected trading days within the 30 consecutive trading days ending on the date that is five trading days prior to the anticipated Closing Date. The selection of trading days will be made by lot, and the selection process will be supervised jointly by DLJ and Salomon Smith Barney.

  Each share of Continental Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares, shares held by any direct or indirect wholly owned subsidiary of Continental and shares held directly or indirectly by Horton or any direct or indirect wholly owned subsidiary of Horton) will at the Effective Time no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each certificate previously evidencing any such shares will thereafter represent the right to receive only the shares of Horton Common Stock and cash in lieu of any fractional shares of Horton Common Stock. The holders of such Certificates will cease to have any rights with respect to the shares of Continental Common Stock previously represented thereby, except as otherwise provided in the Merger Agreement or by law. Such Certificates will be exchanged for certificates evidencing whole shares of Horton Common Stock issued in consideration therefor. No fractional shares of Horton Common Stock will be issued and, in lieu thereof, a cash payment will be made as described below under "Merger Consideration--Fractional Shares."

  Treasury Stock, Stock Held by any Direct or Indirect Wholly Owned Subsidiary of Continental and Stock Owned by Horton or any Direct or Indirect Wholly Owned Subsidiary of Horton. Each share of Continental Common Stock held in the treasury of Continental, each share of Continental Common Stock held by any direct or indirect wholly owned subsidiary of Continental and each share of Continental Common Stock owned by Horton or any direct or indirect wholly owned subsidiary of Horton immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

  Fractional Shares. Each holder of Continental Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Horton Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Horton Common Stock multiplied by the per share closing price of Horton Common Stock on the Closing Date (or, if shares of Horton Common Stock do not trade on such date, the first day of trading of Horton Common Stock after the Effective Time). Such payment of cash consideration in lieu of issuing fractional shares is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

  No Change in Horton Common Stock. The Merger Agreement provides that the shares of Horton Common Stock held by Horton stockholders will remain unchanged in the Merger.

CONVERSION PROCEDURE

  A letter of transmittal (together with instructions for use in effecting the exchange of Certificates (defined below) for Merger Consideration) will be mailed as soon as practicable after the Effective Time to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Continental Common Stock (the "Certificates"). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such Certificate will be entitled to receive a certificate representing shares of Horton Common Stock and cash in lieu of any fractional share of Horton Common Stock and the Certificate surrendered will forthwith be canceled. If any cash or any certificate representing Horton Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, a certificate representing the proper number of shares of Horton Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of shares of Horton Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. If, after the Effective Time, Certificates are presented to the Horton, as the surviving corporation, or the

Exchange Agent for any reason, they shall be canceled and exchanged as provided in the Merger Agreement, except as otherwise provided by law.

  HOLDERS OF CONTINENTAL COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING CONTINENTAL COMMON STOCK WITH THE ENCLOSED PROXY CARD. A LETTER OF TRANSMITTAL WILL BE MAILED AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME TO EACH HOLDER OF RECORD OF OUTSTANDING CONTINENTAL COMMON STOCK. CONTINENTAL STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING CONTINENTAL COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND ONLY IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

CERTAIN REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties by both Horton and Continental as to: (i) due organization and good standing and corporate power to operate their respective businesses; (ii) ownership of significant subsidiaries and due organization and good standing and corporate power to operate the respective businesses of the subsidiaries and other equity investments in excess of $100,000; (iii) authorized, reserved and issued capital stock, stock options and similar securities; (iv) corporate authority to enter into the Merger Agreement and consummate the Merger; (v) material contracts; (vi) the noncontravention of the Merger Agreement or the Merger with the charter, bylaws, other agreements, judgments or law; (vii) required governmental filings and consents; (viii) compliance with applicable laws or other agreements; (ix) valid possession of and compliance with all necessary government permits; (x) the filing of certain documents with the Commission and the accuracy of information contained in such documents; (xi) the accuracy of information contained in certain financial statements; (xii) the absence of certain material changes or events; (xiii) the absence of undisclosed liabilities; (xiv) the absence of certain litigation; (xv) the absence of material liabilities under and compliance with employee benefit plans and other compensation arrangements; (xvi) the absence of material labor disputes; (xvii) the absence of material restrictions on business activities; (xviii) ownership or rights to acquire certain real property suitable for use in the respective businesses; (xix) tax matters; (xx) ownership or rights to use intellectual property; (xxi) the absence of material environmental liabilities; (xxii) insurance matters; (xxiii) use of brokers, finders and investment bankers; (xxiv) actions affecting certain tax and accounting matters; and (xxv) the receipt of certain letters regarding certain accounting matters.

  In addition, Continental has made certain representations and warranties in the Merger Agreement relating to (i) the absence of certain interested party transactions; (ii) fairness opinions; (iii) the inapplicability of certain restrictions under Delaware law and of the Arizona Corporate Takeover Statute; and (iv) the identity of certain affiliates.

  In addition, Horton has made certain representations and warranties in the Merger Agreement relating to (i) its ability to issue and deliver shares of Horton Common Stock in the Merger; (ii) its intent to acquire Continental Common Stock for its own account and not for distribution; and (iii) its ability to pay certain debts of Continental.

CERTAIN COVENANTS

  Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, Horton and Continental have made various customary covenants relating to the conduct of their respective businesses prior to the Merger. Continental has agreed that, prior to the Effective Time, it will carry on its business in the ordinary course in the manner consistent with its practices prior to the date of the Merger Agreement and will use reasonable commercial efforts to preserve substantially intact its business organization, to keep available the services of its present officers, employees and consultants, and to preserve the relationships with customers, suppliers and other persons with significant business relationships. Specifically, Continental has agreed, among other things, that prior to the Effective Time it will not: (i) amend its certificate of incorporation, bylaws or the organizational documents of its subsidiaries; (ii) issue, sell, or pledge any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Continental Common Stock pursuant to any previously granted stock option or upon conversion of previously issued convertible notes); (iii) sell, pledge, or encumber any of its assets except for (a) sales of assets in the ordinary course of business consistent with past practice, (b) disposition of obsolete or worthless assets, (c) sales of immaterial assets not in excess of $100,000 individually, and (d) liens on assets to secure purchase money and construction financings in the ordinary course of business consistent with past practice or arising under existing lines of credit; (iv) (x) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except quarterly cash dividends not in excess of $.05 per share paid in accordance with past practice and except that a wholly owned Continental subsidiary may declare and pay a dividend or make advances to its parent or to Continental, (y) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(z) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities, including without limitation shares of Continental Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Continental Common Stock, or propose to do any of the foregoing actions described in this clause
(iv)(z); (v)(A) acquire any business organization or division thereof, (B) incur or guarantee any indebtedness except under existing lines of credit in the ordinary course of business consistent with past practice or make any loans or advances (other than loans or advances to or from Continental subsidiaries or pursuant to existing contracts or contracts for the acquisition or development of land entered into in the ordinary course of business consistent with past practice), (C) enter into or amend any agreement, other than in the ordinary course of business consistent with past practice, that is or would be material to Continental and its subsidiaries taken as a whole, or (D) authorize any capital expenditures or purchase of fixed assets (other than the purchase of land in the ordinary course of business consistent with past practice) which are, in the aggregate, in excess of $100,000 individually or $1,000,000 in the aggregate; (vi) except as may be required by law, increase the compensation of its officers or employees, grant any severance pay to any director, officer or other employee, or enter into any employment or severance agreement with any director, officer or other employee, or establish or change any other compensation arrangement for the benefit of any current or former directors, officers or employees, except increases in annual compensation for employees in the ordinary course of business consistent with past practice to the extent such compensation increases do not result in a material increase in compensation expense to Continental; (vii) change accounting policies or procedures; (viii) make certain material tax elections or decisions inconsistent with past practice; or (ix) take any of the foregoing actions or any action which would make any of the representations or warranties of Continental untrue or incorrect in any material respect or prevent Continental from performing in any material respect its covenants under the Merger Agreement.

  Horton has agreed that, prior to the Effective Time, it will not: (i) amend its certificate of incorporation or bylaws other than incident to a stock split or combination; (ii) (a) declare, set aside, make or pay any dividend in respect of any of its capital stock, except for quarterly cash dividends paid out of current earnings and stock dividends and except that a wholly owned Horton subsidiary may declare and pay a dividend to its parent or Horton or
(b) reclassify any of its capital stock or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock; (iii) acquire any business organization or division thereof if such transaction would prevent or materially delay the consummation of the Merger or if the amount of consideration exceeds the largest amount of consideration paid by Horton in an acquisition prior to the date of the Merger Agreement; (iv) issue any shares of capital stock (except pursuant to stock options issued under Horton's stock option plans or in any stock dividend) in one transaction or series of related transactions if the shares so issued constitute more than 15% of the outstanding shares of such class (after giving effect to such issuance) and (v) take any of the foregoing actions or any action which would make any of the representations or warranties of Horton untrue or incorrect in any material respect or prevent Horton from performing in any material respect its covenants under the Merger Agreement.

  No Solicitation. Pursuant to the Merger Agreement, Continental has agreed that it, its subsidiaries and its officers, directors, employees, representatives and agents will cease, as of December 18, 1997, any discussions with any parties with respect to any Third Party Acquisition (as defined below). Continental, its subsidiaries and its officers, directors, employees, representatives and agents will not participate in any discussions or provide any non-public information to any person or group (other than Horton or any designees of Horton) concerning any Third Party Acquisition; provided, however, that (i) nothing in the Merger Agreement prevents the

Continental Board from taking or disclosing to Continental's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer and (ii) Continental may make inquiry of and participate in discussions with any person or group who has submitted after the date of the Merger Agreement an unsolicited and unencouraged Superior Proposal if, and to the extent, the Continental Board determines in its good faith judgment, as advised by outside legal counsel, that it is required to do so to comply with its fiduciary duties. Under the Merger Agreement, the Continental Board may not withdraw its recommendation of the Merger Agreement or the Merger or approve, recommend or cause Continental to enter into any agreement with respect to a Third Party Acquisition. Notwithstanding the foregoing, if the Continental Board determines in its good faith judgment, as advised by outside counsel, that it is required to do so in order to comply with its fiduciary duties, the Continental Board may withdraw its recommendation of the Merger or approve or recommend a Superior Proposal, but only (i) after providing reasonable notice to Horton and (ii) if Horton does not, within three business days, make an offer which the Continental Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be as favorable to the Continental stockholders as such Superior Proposal; provided, however, that Continental is not entitled to enter into any agreement with respect to a Superior Proposal unless and until the Merger Agreement is terminated by its terms. Any disclosure that the Continental Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not violate the Merger Agreement provided that such disclosure states that no action will be taken by the Continental Board with respect to the withdrawal of its recommendation of the Merger or the approval or recommendation of any Third Party Acquisition except in accordance with the Merger Agreement. A "Third Party Acquisition" means the occurrence of any of the following events: (A) the acquisition of Continental by merger or otherwise by any person other than Horton or any affiliate thereof (a "Third Party"); (B) the acquisition by a Third Party of more than 35% of the total assets of Continental and Continental's subsidiaries taken as a whole; (C) the acquisition by a Third Party of 35% or more of the outstanding Continental Common Stock; (D) the adoption by Continental of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (E) the repurchase by Continental or any Continental subsidiary of more than 35% of the outstanding Continental Common Stock. A "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of Continental Common Stock then outstanding or all or substantially all the assets of Continental and otherwise on terms which the Continental Board determines to be more favorable to Continental's stockholders than the Merger.

  Meetings of Stockholders. Pursuant to the Merger Agreement, both Continental and Horton have agreed to take all necessary action, in accordance with applicable law and their respective certificates of incorporation and bylaws, to duly call, give notice of, convene and hold meetings of stockholders as soon as practicable after the effectiveness of the Registration Statement. The Continental Board and the Horton Board have agreed to recommend such approval and to take all lawful action to solicit such approvals. However, the Continental Board may change its recommendation or withdraw its solicitation upon its approval of a Superior Proposal in the manner described in "No Solicitation."

  Continental Stock Options. Under the terms of the Merger Agreement, at the Effective Time, each outstanding option to purchase Continental Common Stock granted under the Continental stock option plans, whether or not then vested or exercisable, will be assumed by Horton, in accordance with the terms of the applicable stock option plan and any stock option agreement by which it is evidenced. Each stock option so assumed will be exercisable for that number of shares of Horton Common Stock equal to the number of shares of Continental Common Stock subject thereto multiplied by the Exchange Ratio, and shall have an exercise price per share equal to the exercise price per share of Continental Common Stock divided by the Exchange Ratio. Pursuant to the Merger Agreement, Horton has agreed, as soon as reasonably practicable after the Effective Time, to deliver to holders of Continental stock options appropriate notices setting forth such holders' rights pursuant to the Continental stock option plans, and any stock option agreement evidencing such stock options which will continue in full force and effect on the same terms and conditions as in effect immediately prior to the Effective Time subject to the adjustments required by the Merger Agreement whereby Horton assumes such options as adjusted by the Exchange Ratio. Horton has agreed to comply with the terms of the Continental stock option plans, and such agreements as so adjusted. Horton has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Horton Common Stock for delivery upon exercise of such stock options and, as soon as practicable after the Effective Time, to file with the Commission a registration statement on Form S-8 with respect to such shares and to use its reasonable efforts to maintain the effectiveness of such registration statement. The assumption by Horton of the stock options outstanding under the Continental stock option plans will not reduce the number of shares of Horton Common Stock that may be subject to future grants of stock options under Horton's stock option plan.

  Board Representation. Pursuant to the terms of the Merger Agreement, Horton has agreed to use its best efforts, whether through increase in the size of its Board of Directors or otherwise, to cause the appointment or election as directors of Horton at the Effective Time of two individuals designated by Continental. Continental has designated W. Thomas Hickcox and Bradley S. Anderson for appointment or election as directors of Horton.

  Indemnification and Insurance. From and after the Effective Time, Horton has agreed, to the fullest extent permitted under applicable law and Horton's Certificate of Incorporation and Bylaws (including Section 145(h) of the
DGCL), to indemnify and hold harmless, each present and former director or officer of Continental, determined as of the Effective Time (collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to any acts or omissions or alleged acts or omissions by them in their capacities as such; provided that, as to claims existing as of the Effective Time, in no event will Horton be obligated to provide indemnification in excess of the indemnification that Continental is required to provide under its Certificate of Incorporation or Bylaws as in effect as of the date of the Merger Agreement. For a period of three years after the Effective Time, Horton has agreed to maintain (through the continuation or endorsement of Continental's existing policy or the purchase of a "tail-end" rider permitted by such policy) in effect, if available, the directors' and officers' liability insurance covering those persons who are currently covered by Continental's directors' and officers' liability insurance policy on the terms (including the amounts of coverage and the amounts of deductibles, if any) applicable to them as of the date of the Merger Agreement; provided that in no event will Horton be required to spend in excess of 150% of the annual premium currently paid by Continental for such coverage, and provided further that, if the premium for such coverage exceeds such amount, Horton will maintain the greatest coverage available for such 150% of the annual premium. Horton's obligation to provide such indemnification and insurance will survive the Merger. In the event that Horton or any of its successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in such case, proper provisions shall be made so that the successors and assigns of Horton (as the case may be) assume the obligations discussed in this paragraph.

  Employee Benefits. For the period of six months beginning as of the Effective Time, Horton has agreed to pay salaries and wages and (to the extent permitted by applicable law) to provide employee benefits to persons who are employees of Continental or its subsidiaries immediately before the Effective Time that are at least substantially equivalent in the aggregate to those paid and provided by Continental and its subsidiaries before the Effective Time (other than stock options or other equity-based compensation). For the period of six months beginning at the end of the period described in the preceding sentence, Horton has agreed to provide, to the extent permitted by applicable law, employee benefits to such persons that are at least substantially equivalent in the aggregate to those then provided by Horton and Horton's subsidiaries generally to their other employees. This agreement by Horton does not require Horton or any of its subsidiaries to continue the employment or position of any specific person, but is subject to any employment or severance agreements in effect as of the date of the Merger Agreement.

  Certain Other Covenants. Both Continental and Horton have also agreed: (i) to use all reasonable efforts in promptly preparing and filing as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from governmental authorities for additional information or documentation in connection with antitrust matters;
(ii) subject to previously entered confidentiality agreements, upon reasonable notice and subject to other restrictions, (a) to afford to the officers, employees, accountants, counsel and other representatives of the other party reasonable access to all its properties, books, contracts, commitments and records, (b) to furnish promptly all information concerning its business, properties and personnel as such other party may reasonably request, and (c) to make available to the other appropriate individuals for discussion of the other's business, properties and personnel as such other party may reasonably request; (iii) to cooperate in the filing of a registration statement on Form S-4 and obtain all necessary state securities laws, permits or approvals; (iv) that Horton shall use its reasonable best efforts to file a listing application with the NYSE, and will use reasonable best efforts to cause such shares to be listed prior to the Closing Date; (v) to use all reasonable efforts to obtain certain letters from their respective accountants; (vi) to use their reasonable efforts to cause each of their respective directors, executive officers, and affiliates to execute and deliver to Horton an agreement in the form attached to the Merger Agreement relating to the disposition of shares of Continental Common Stock, Horton Common Stock, and the shares of Horton Common Stock issuable pursuant to the Merger; (vii) that Horton will cause the prompt publication of the combined financial results after the end of the first calendar quarter to end after the first full calendar month after the Effective Time; (viii) to give prompt notice of (A) any event likely to cause any representation or warranty to be untrue or inaccurate the result of which would have a material adverse effect on the respective party or (B) any failure to materially comply with any covenant or agreement, provided that such notice will not affect the remedies available to the party receiving such notice; (ix) to use all reasonable efforts to take all actions or other things necessary, proper or advisable to consummate the Merger and to obtain in a timely manner all material waivers, consents and approvals and to effect all necessary registrations and filings and otherwise to satisfy in all material respects all conditions precedent to its obligations; (x) to consult with each other prior to issuing any press release or public statement; and (xi) not to take before the Effective Time, and to use commercially reasonable best efforts not to take after the Effective Time, any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or which would prevent the Merger from constituting a tax-free reorganization (except with respect to cash received in lieu of fractional shares).

CONDITIONS TO THE MERGER

  The obligations of Horton and Continental to consummate the Merger are subject to the fulfillment or waiver of various conditions ("Mutual Conditions"), including, among others: (i) there is not in effect any
(a) temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or (b) statute, rule, regulation or order enacted, entered, enforced or applicable to the Merger which makes the consummation of the Merger illegal; (ii) there has not been instituted or pending any action or proceeding by any governmental authority or administrative agency, before any governmental authority, administrative agency or court of competent jurisdiction, nor has there been in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, seeking to prohibit or limit Horton from exercising all material rights and privileges pertaining to its ownership of the assets of Continental taken as a whole or the ownership or operation by Horton or any Horton Subsidiary of all or a material portion of the business or assets of Horton as the surviving corporation and its subsidiaries taken as a whole, or seeking to compel Horton or any Horton subsidiary to dispose of or hold separate all or any material portion of the business or assets of Horton as the surviving corporation and its subsidiaries taken as a whole, as a result of the Merger or the transactions contemplated by the Merger Agreement;
(iii) the expiration or termination of the applicable waiting period under the HSR Act; (iv) approval by the stockholders of Horton and Continental of the Horton Proposal and the Continental Proposal, respectively; (v) the listing on the NYSE of the Horton Common Stock to be issued in connection with the Merger, subject to official notice of issuance; (vi) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof and no proceeding for that purpose having been initiated by the Commission or any state regulatory authorities; and (vii) the receipt of all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body, the absence of which would have a material adverse effect on the

Horton (before or as surviving corporation after the Merger), any Horton subsidiary or any Continental subsidiary, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

  The obligation of Horton to consummate the Merger is subject to the fulfillment or waiver of certain conditions ("Horton Conditions"), including, among others: (i) the representations and warranties made by Continental in the Merger Agreement are true as of the Closing Date with the same effect as if made as of the Closing Date (except to the extent such representations or warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true as of the earlier date), except for such untruths or inaccuracies that would not, individually or in the aggregate, have a material adverse effect on Continental, and Continental shall have performed and complied in all material respects with all agreements and covenants set forth in the Merger Agreement to be performed or complied with by it on or prior to the Closing Date; (ii) the receipt of a certificate, executed by a duly authorized officer of Continental, dated the Closing Date, certifying as to the fulfillment of the conditions described in the preceding clause (i); (iii) the qualification of the Merger for "pooling of interests" accounting treatment and the receipt of a letter as of the Closing Date from Horton's independent accountants as to the appropriateness of such accounting for the Merger; and (iv) the receipt of a tax opinion.

  The obligation of Continental to consummate the Merger is subject to the fulfillment or waiver of certain conditions ("Continental Conditions"), including, among others: (i) the representations and warranties made by Horton in the Merger Agreement are true as of the Closing Date with the same effect as if made as of the Closing Date (except to the extent such representations or warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true as of the earlier date), except for such untruths or inaccuracies that would not, individually or in the aggregate, have a material adverse effect on Horton, and Horton shall have performed and complied in all material respects with all agreements and covenants set forth in the Merger Agreement to be performed or complied with by it on or prior to the Closing Date; (ii) the receipt of a certificate, executed by a duly authorized officer of Horton, dated the Closing Date, certifying as to the fulfillment of the conditions described in the preceding clause (i); (iii) the qualification of the Merger for "pooling of interests" accounting treatment and the receipt of a letter as of the Closing Date from Continental's independent accountants to such effect; and (iv) the receipt of a tax opinion.

  Whether Horton or Continental would be willing to waive any particular condition, if it were to become evident that any such condition could not be satisfied, would depend on all the facts and circumstances pertaining to such event.

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by Horton's or Continental's stockholders of the Horton Proposal or Continental Proposal, as applicable:
(i) by mutual written consent of Horton and Continental; (ii) by either Horton or Continental under the following circumstances: (a) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of Continental Common Stock shall not have been obtained; (b) if the Merger is not consummated on or before May 31, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (c) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate the Merger Agreement under this clause (c) is not available to any party who has not complied with its obligations to use all reasonable efforts to take all actions or other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger, to obtain in a timely manner all material waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy in all material respects all conditions precedent to its obligations under the Merger Agreement and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); (d) if the other party materially breaches any representation, warranty, covenant or other agreement contained in the Merger Agreement which would give rise to the failure of certain Conditions to the Merger described above (a "Terminating Breach") (provided the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement), provided that, if such Terminating Breach is curable by Continental or Horton, as the case may be, through the exercise of its reasonable efforts and for so long as Continental or Horton, as the case may be, continues to exercise such reasonable efforts, neither Horton nor Continental, respectively, may terminate the Merger Agreement for the reason described in this clause (ii)(d); or (e) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of the Horton Common Stock shall not have been obtained; (iii) by either Horton or Continental in the event that (x) all of such party's Mutual Conditions have been satisfied and (y) any Continental or Horton Condition, as the case may be, is not capable of being satisfied prior to May 31, 1998; (iv) by Continental if the Continental Board has received a Superior Proposal (as defined below), the Continental Board by requisite vote determines in its good faith judgment, as advised by outside counsel, that it is required to do so in order to comply with its fiduciary duties, withdraws its recommendation of the Merger or approves or recommends such Superior Proposal, and the Continental Board complies with the applicable provisions described in "Termination Fee; Payment of Expenses," including the payment of the Termination Fee, and the provisions described in "Certain Covenants--No Solicitation," including providing Horton the opportunity to make an offer which the Continental Board by requisite vote determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be as favorable to the Continental stockholders as such Superior Proposal; (v) by Horton if the Continental Board shall have recommended to the Continental stockholders a Superior Proposal, or the Continental Board shall have withdrawn its recommendation of the Merger Agreement or the Merger, provided that any disclosure that the Continental Board is compelled to make of the receipt of a proposal for a Third Party Acquisition (as defined below) in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 of the Exchange Act shall not in and of itself constitute the withdrawal of its recommendation of the Merger or the approval or recommendation of any Third Party Acquisition except as described in "Certain Covenants--No Solicitation"; or (vi) by Continental if the Stock Value is less than $12.69, unless prior to the Closing Date Horton elects to have the Exchange Ratio equal to the quotient obtained by dividing $35.00 by the Stock Value (rounded to the nearest one thousandth). A "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of Continental Common Stock then outstanding or all or substantially all the assets of Continental and otherwise on terms which the Continental Board by requisite vote determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Continental's stockholders than the Merger. A "Third Party Acquisition" means the occurrence of any of the following events: (A) the acquisition of Continental by merger or otherwise by any person other than Horton or any affiliate thereof (a "Third Party"); (B) the acquisition by a Third Party of more than 35% of the total assets of Continental and Continental's subsidiaries taken as a whole; (C) the acquisition by a Third Party of 35% or more of the outstanding Continental Common Stock; (D) the adoption by Continental of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (E) the repurchase by Continental or any Continental subsidiary of more than 35% of the outstanding Continental Common Stock. See "Termination Fee; Payment of Expenses."

TERMINATION FEE; PAYMENT OF EXPENSES

  Generally, Horton and Continental will each pay their own expenses in connection with the Merger. However, the Merger Agreement provides that Continental is required to pay to Horton the amount of $12,000,000 (the "Termination Fee") immediately upon the occurrence of any of the following events: (i) Horton terminates the Merger Agreement because the Continental Board shall have recommended to the Continental stockholders a Superior Proposal, or the Continental Board shall have withdrawn its recommendation of the Merger Agreement or the Merger as described in "Termination of the Merger Agreement;" (ii) Continental terminates the Merger Agreement because the Continental Board has received a Superior Proposal, which the Continental Board determines in its good faith judgment, as advised by outside counsel, that it is required to do so in order to comply with its fiduciary duties, withdraws its recommendation of the Merger or approves or recommends such Superior Proposal as described in "Termination of the Merger Agreement;" (iii) Horton terminates the Merger Agreement pursuant to a Terminating Breach by Continental and within twelve months thereafter Continental enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any party (or any affiliate thereof) (a) with whom Continental (or its agents) had negotiations with a view to a Third Party Acquisition, (b) to whom Continental (or its agents) furnished information with a view to a Third Party Acquisition or (c) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (a), (b) and (c), prior to such termination; or (iv) either party terminates the Merger Agreement pursuant to its right to do so if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of Continental Common Stock shall not have been obtained and at the time of the Continental stockholders meeting at which Continental failed to obtain the requisite vote there was outstanding an offer by a Third Party to consummate a Third Party Acquisition involving the payment of consideration to stockholders of Continental with a value in excess of the value of the shares of Horton Common Stock to be received pursuant to the Merger Agreement and within twelve months thereafter Continental enters into an agreement with respect to such Third Party Acquisition or such Third Party Acquisition occurs.

  In the event the Merger Agreement is terminated by Horton or (when a proposal for a Third Party Acquisition is pending) Continental, pursuant to its right to do so if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of Continental Common Stock shall not have been obtained, and at the time of termination Horton is not in breach of its material obligations, Continental shall, promptly after termination of the Merger Agreement, reimburse Horton for all documented out-of-pocket expenses and fees whether incurred prior to, on or after the date of the Merger Agreement, in connection with the Merger and the consummation of all the transactions contemplated by the Merger Agreement; provided that in no event shall Continental be required to pay in excess of an aggregate of $1,500,000 pursuant to this sentence. If Continental is required to pay to Horton the Termination Fee upon the occurrence of the event described in clause (iv) of the first sentence to the preceding paragraph, the amount to be paid shall be reduced by any amount theretofore paid pursuant to the preceding sentence. In the event the Merger Agreement is terminated by Continental pursuant to its right to do so if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of Horton Common Stock shall not have been obtained, and at the time of termination Continental is not in breach of its material obligations, Horton shall, promptly after termination of the Merger Agreement, reimburse Continental for all documented out-of-pocket expenses and fees whether incurred prior to, on or after the date of the Merger Agreement, in connection with the Merger and the consummation of all the transactions contemplated by the Merger Agreement; provided that in no event shall Horton be required to pay in excess of an aggregate of $1,500,000 pursuant to this sentence.

                              BUSINESS OF HORTON

  General. Horton is engaged primarily in the construction and sale of single-family homes in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest, and West regions of the United States. Horton offers high-quality homes with custom features, designed principally for the entry-level and move-up market segments. Horton's homes generally range in size from 1,000 to 5,000 square feet and range in price from $80,000 to $600,000. For the year ended September 30, 1997, Horton closed homes with an average sales price approximating $166,700.

  Horton is one of the most geographically diversified homebuilders in the United States, with operating divisions in 21 states and 35 markets. These markets include Albuquerque, Atlanta, Austin, Birmingham, Charleston, Charlotte, Chicago, Cincinnati, Dallas/Fort Worth, Denver, Greensboro, Greenville and Hilton Head, S.C., Houston, Jacksonville, Kansas City, Las Vegas, Los Angeles, Minneapolis/St. Paul, Myrtle Beach, S.C., Nashville, New Jersey, Orlando, Newport News, Va., Pensacola, Phoenix, Raleigh/Durham, Richmond, Salt Lake City, San Diego, South Florida, St. Louis, Tucson, Wilmington, N.C. and Suburban Washington, D.C.

  Horton was incorporated in Delaware on July 1, 1991, to acquire all of the assets and businesses of 25 predecessor companies, which were residential home construction and development companies owned or controlled by Donald R. Horton.

  Horton's principal executive offices are located at 1901 Ascension Boulevard, Suite 100, Arlington, Texas 76006, and its telephone number is
(817) 856-8200.

  Recent Developments. On February 17, 1998, Horton completed the acquisition (the "Dobson Acquisition") of all of the stock of C. Richard Dobson Builders, Inc. and certain of its affiliated companies (collectively, "Dobson") for $22.9 million, subject to downward adjustment. In the acquisition Horton also refinanced approximately $49.2 million of Dobson's debt.

  Dobson is engaged in the construction and sale of high-quality, single-family homes targeted for the entry-level and move-up markets. Dobson is a leading builder in the Southeast with operations in eleven markets including: Greenville, Charleston, Myrtle Beach and Hilton Head, South Carolina; Charlotte, Greensboro, Raleigh and Wilmington, North Carolina; Richmond and Newport News, Virginia; and Jacksonville, Florida. Dobson's homes generally range in size from 1,200 to 3,500 square feet and in price from $90,000 to $300,000, with an average selling price of approximately $155,000 for its fiscal year ended August 31, 1997. During the fiscal year ended August 31, 1997, Dobson closed 827 homes, generating revenues of $128.3 million. At the time of the acquisition, Dobson had 293 homes, with a value of approximately $48.0 million, in backlog of homes under contract.

  Horton believes that the Dobson Acquisition will be consistent with its strategy of selectively pursuing acquisition of homebuilders that have an excellent reputation, a track record of profitability and a strong management team.

                            BUSINESS OF CONTINENTAL

  General. Continental designs, constructs and sells high quality single-family homes targeted primarily to entry-level and first-time move-up homebuyers. Continentals' homes generally range in size from 1,000 to 4,000 square feet and range in price from $59,000 to $435,000. For the year ended May 31, 1997, Continental closed homes with an average sales price approximating $139,000. Continental is the largest non-retirement homebuilder in the Phoenix market and the largest homebuilder in the Austin market. Continental entered the Austin, San Antonio, South Florida and Dallas markets in July 1993, January 1994, November 1994 and June 1996, respectively, through acquisitions of existing homebuilders. In July 1996, Continental began selling homes at "Arizona Traditions," its first active adult community. The community has approximately 1,800 home sites, a golf course, community center and many other amenities. Continental complements its homebuilding activities by providing mortgage banking services to its homebuyers and to third parties in all locations.

  Continental was incorporated in Delaware in June 1986. Continental's principal executive offices are located at 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253; its telephone number is (602) 483-0006.

  Recent Developments. On December 11, 1997, Continental was named a nominal defendant, and certain directors of Continental were named defendants, in a purported class action suit brought by Brickell Partners filed in the State of Delaware alleging breach of fiduciary duty for failure to proceed with a merger proposal by Horton. Continental does not believe this litigation will have a material adverse effect on its financial position or operating results.

                  COMPARATIVE PER SHARE PRICES AND DIVIDENDS

HORTON

  Horton Common Stock is listed and traded on the NYSE. The following table sets forth the high and low sales prices per share of Horton Common Stock as reported for NYSE Composite Transactions, and the dividends paid on Horton Common Stock, for the calendar quarterly periods presented below:

                                                                 HORTON
                                                              COMMON STOCK
                                                         -----------------------
                                                          HIGH   LOW   DIVIDENDS
                                                         ------ ------ ---------
1995:
 Quarter Ended March 31................................. $ 6.30 $ 5.31      --
 Quarter Ended June 30..................................   8.93   5.61      --
 Quarter Ended September 30.............................  10.50   8.52      --
 Quarter Ended December 31..............................  11.00   8.91      --
1996:
 Quarter Ended March 31................................. $11.92 $ 8.91      --
 Quarter Ended June 30..................................  10.75   8.63      --
 Quarter Ended September 30.............................  10.38   7.50      --
 Quarter Ended December 31..............................  11.38   8.63      --
1997:
 Quarter Ended March 31................................. $13.00 $10.13  $  0.02
 Quarter Ended June 30..................................  12.50   9.00     0.02
 Quarter Ended September 30.............................  17.25  10.19     0.02
 Quarter Ended December 31..............................  21.00  15.00     0.02
1998
 First Quarter (through March 5, 1998).................. $23.63 $16.56  $0.0225

  On December 18, 1997, the last full trading day prior to announcement of the proposed Merger, the closing price per share of Horton Common Stock as reported for NYSE Composite Transactions was $19.25. On March 5, 1998, the closing price per share of Horton Common Stock as reported for the NYSE Composite Transactions was $23.06. Stockholders are urged to obtain current market quotations.

CONTINENTAL

  Continental Common Stock is listed and traded on the NYSE. The following table sets forth the high and low sales prices per share of Continental Common Stock as reported for NYSE Composite Transactions, and the dividends paid on Continental Common Stock, for the calendar quarters presented below:

                                                               CONTINENTAL
                                                              COMMON STOCK
                                                         -----------------------
                                                          HIGH   LOW   DIVIDENDS
                                                         ------ ------ ---------
1995:
 Quarter Ended March 31................................. $14.13 $11.00   $0.05
 Quarter Ended June 30..................................  17.88  11.50    0.05
 Quarter Ended September 30.............................  22.63  16.63    0.05
 Quarter Ended December 31..............................  24.88  17.75    0.05
1996:
 Quarter Ended March 31................................. $25.25 $19.75   $0.05
 Quarter Ended June 30..................................  26.00  20.00    0.05
 Quarter Ended September 30.............................  21.63  17.13    0.05
 Quarter Ended December 31..............................  21.38  16.00    0.05
1997:
 Quarter Ended March 31................................. $22.13 $16.38   $0.05
 Quarter Ended June 30..................................  18.50  15.38    0.05
 Quarter Ended September 30.............................  29.44  17.63    0.05
 Quarter Ended December 31..............................  40.63  28.63    0.05
1998
 First Quarter (through March 5, 1998).................. $48.63 $39.06   $0.05

  On December 18, 1997, the last full trading day prior to announcement of the Merger, the closing price per share of Continental Common Stock as reported for NYSE Composite Transactions was $35.06. On March 5, 1998, the closing price per share of Continental Common Stock as reported for NYSE Composite Transactions was $48.13. Stockholders are urged to obtain current market quotations.

EQUIVALENT PRO FORMA VALUE

  The equivalent pro forma value of one share of Continental Common Stock on December 18, 1997 and March 5, 1998, calculated by multiplying the closing price of one share of Horton Common Stock on the dates listed above by the Exchange Ratio that would have been in effect if the Merger had been consummated and the Stock Value equaled the closing price per share of the Horton Common Stock on such dates, is $44.50 and $51.89, respectively.

POST-MERGER DIVIDEND POLICY

  Horton has paid a quarterly cash dividend to holders of Horton Common Stock since February 1997. It is the current intention of the Horton Board to declare dividends on the Horton Common Stock following the Merger initially in the amount of $.0225 per share per quarter, or $.09 per share per year. Future dividends will be determined by the Horton Board in light of the results of operations and financial condition of Horton and such other factors as the Horton Board considers relevant.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Horton and Continental, including the notes thereto, incorporated herein by reference.

  The unaudited pro forma condensed combined financial statements assume a business combination between Horton and Continental accounted for on a pooling-of-interests basis and are based on each company's respective historical audited and unaudited consolidated financial statements and notes thereto, which are incorporated herein by reference except for Continental's 1997 financial statements. The unaudited pro forma condensed combined balance sheet combines Horton's and Continental's consolidated condensed balance sheets as of December 31, 1997, giving effect to the Merger as if it had occurred on December 31, 1997.

  The unaudited pro forma combined condensed statements of income combine Horton's historical results for each of the three months ended December 31, 1996 and 1997, and each of the years ended September 30, 1995, 1996 and 1997, with Continental's historical results for each of the three months ended December 31, 1996 and 1997, each of the years ended May 31, 1995 and 1996, and the twelve months ended September 30, 1997, respectively, giving effect to the Merger as if it had occurred on October 1, 1994. Additionally, the unaudited pro forma combined condensed statements of income for the year ended September 30, 1997, and the three months ended December 31, 1996, contain the results of operations of Torrey prior to its acquisition by Horton.

  As permitted by Commission regulations, Continental's four-month period ending September 30, 1996 has been omitted from the unaudited pro forma condensed combined statements of income. Continental's Revenues, Net Income, and Diluted Net Income Per Share were $234.4 million, $11.2 million, and $1.15, respectively, for such four-month period. Continental's Dividends Per Common Share during such four-month period amounted to $.05.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or the future financial position of Horton.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

  YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997 FOR HORTON AND YEARS ENDED MAY 31, 1995 AND 1996 AND TWELVE MONTHS ENDED SEPTEMBER 30, 1997 FOR CONTINENTAL
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                HORTON           TORREY      CONTINENTAL            PRO FORMA COMBINED
                         ----------------------  ------  ----------------------  --------------------------
                          1995    1996    1997    1997    1995    1996    1997    1995     1996      1997
                         ------  ------  ------  ------  ------  ------  ------  ------  --------  --------
HOMEBUILDING
Revenues................ $437.4  $547.3  $837.3  $80.9   $425.4  $588.9  $730.2  $862.8  $1,136.2  $1,648.4
Cost of sales...........  359.8   449.0   685.4   70.1    350.2   481.0   607.2   710.0     930.0   1,362.7
                         ------  ------  ------  -----   ------  ------  ------  ------  --------  --------
                           77.6    98.3   151.9   10.8     75.2   107.9   123.0   152.8     206.2     285.7
Selling, general and
 administrative
 expense................   44.5    53.9    89.4   12.1     46.4    62.2    73.7    90.9     116.1     175.2
                         ------  ------  ------  -----   ------  ------  ------  ------  --------  --------
                           33.1    44.4    62.5   (1.3)    28.8    45.7    49.3    61.9      90.1     110.5
                         ------  ------  ------  -----   ------  ------  ------  ------  --------  --------
FINANCING
Revenues................    --      --      --     --       6.7    11.5    11.0     6.7      11.5      11.0
Selling, general and
 administrative
 expense................    --      --      --     --       5.6     7.0     8.7     5.6       7.0       8.7
Interest expense........    --      --      --     --       2.4     1.8     0.7     2.4       1.8       0.7
Interest (income).......    --      --      --     --      (2.6)   (2.1)   (1.4)   (2.6)     (2.1)     (1.4)
                         ------  ------  ------  -----   ------  ------  ------  ------  --------  --------
                            --      --      --     --       1.3     4.8     3.0     1.3       4.8       3.0
                         ------  ------  ------  -----   ------  ------  ------  ------  --------  --------
                           33.1    44.4    62.5   (1.3)    30.1    50.5    52.3    63.2      94.9     113.5
                         ------  ------  ------  -----   ------  ------  ------  ------  --------  --------
OTHER
Interest expense........    1.2     1.5     5.2    0.2      5.4     6.0     5.1     6.6       7.5      10.5
Other (income)..........   (0.6)   (1.5)   (2.6)  (2.0)    (0.8)   (0.9)   (2.0)   (1.4)     (2.4)     (6.6)
                         ------  ------  ------  -----   ------  ------  ------  ------  --------  --------
Income before income
 taxes..................   32.5    44.4    59.9    0.5     25.5    45.4    49.2    58.0      89.8     109.6
Income taxes............   12.0    17.0    23.7    0.2     11.6    19.6    20.1    23.6      36.6      44.0
                         ------  ------  ------  -----   ------  ------  ------  ------  --------  --------
Income from continuing
 operations............. $ 20.5  $ 27.4  $ 36.2  $ 0.3   $ 13.9  $ 25.8  $ 29.1  $ 34.4  $   53.2  $   65.6
                         ======  ======  ======  =====   ======  ======  ======  ======  ========  ========
Income from continuing
 operations per common
 share:
  Basic................. $ 0.75  $ 0.89  $ 1.03          $ 1.99  $ 3.71  $ 4.22  $ 0.80  $   1.15  $   1.29
  Diluted...............   0.74    0.87    1.01            1.82    3.00    3.08    0.77      1.06      1.15
Dividends per common
 share..................    --      --   $ 0.06          $ 0.20  $ 0.20  $ 0.20     --        --   $   0.06
                         ======  ======  ======          ======  ======  ======  ======  ========  ========
Weighted average number
 of common shares
 outstanding for
 (millions):
 Basic..................   27.3    30.7    35.1             6.9     7.0     6.9    43.0      46.4      50.9
 Diluted................   27.8    31.4    35.9             8.5     9.5    10.6    46.9      52.9      60.0
                         ======  ======  ======          ======  ======  ======  ======  ========  ========



  See accompanying notes to pro forma condensed combined financial statements.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                 THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                    PRO FORMA
                             HORTON       TORREY   CONTINENTAL      COMBINED
                          --------------  ------  --------------  --------------
                           1996    1997    1996    1996    1997    1996    1997
                          ------  ------  ------  ------  ------  ------  ------
HOMEBUILDING
------------
Revenues................  $144.4  $231.2  $62.4   $186.9  $187.5  $393.7  $418.7
Cost of sales...........   118.0   187.3   53.1    154.4   155.3   325.5   342.6
                          ------  ------  -----   ------  ------  ------  ------
                            26.4    43.9    9.3     32.5    32.2    68.2    76.1
Selling, general and
 administrative
 expense................    15.1    25.7    7.5     17.9    20.0    40.5    45.7
                          ------  ------  -----   ------  ------  ------  ------
                            11.3    18.2    1.8     14.6    12.2    27.7    30.4
                          ------  ------  -----   ------  ------  ------  ------
FINANCING
---------
Revenues................     --      --     --       2.5     3.5     2.5     3.5
Selling, general and
 administrative
 expense................     --      --     --       2.0     2.6     2.0     2.6
Interest expense........     --      --     --       0.1     0.3     0.1     0.3
Interest (income).......     --      --     --      (0.3)   (0.5)   (0.3)   (0.5)
                          ------  ------  -----   ------  ------  ------  ------
                             --      --     --       0.7     1.1     0.7     1.1
                          ------  ------  -----   ------  ------  ------  ------
                            11.3    18.2    1.8     15.3    13.3    28.4    31.5
                          ------  ------  -----   ------  ------  ------  ------
OTHER
-----
Interest expense........     0.8     1.2    0.2      1.5     1.3     2.5     2.5
Other (income)..........    (0.7)   (0.8)  (0.1)    (0.4)   (0.6)   (1.2)   (1.4)
                          ------  ------  -----   ------  ------  ------  ------
Income before income
 taxes..................    11.2    17.8    1.7     14.2    12.6    27.1    30.4
Income taxes............     4.4     7.0    0.7      5.6     5.1    10.7    12.1
                          ------  ------  -----   ------  ------  ------  ------
Income from continuing
 operations.............  $  6.8  $ 10.8  $ 1.0   $  8.6  $  7.5  $ 16.4  $ 18.3
                          ======  ======  =====   ======  ======  ======  ======
Income from continuing
 operations per common
 share:
 Basic..................  $ 0.21  $ 0.29          $ 1.24  $ 1.09  $ 0.34  $ 0.35
 Diluted................    0.21    0.28            0.89    0.79    0.30    0.31
Dividends per common
 share..................     --   $ 0.02          $ 0.05  $ 0.05     --   $ 0.02
                          ======  ======          ======  ======  ======  ======
Weighted average number
 of common shares
 outstanding for
 (millions):
 Basic..................    32.4    37.3             6.9     6.9    48.8    52.8
 Diluted................    33.0    38.8            10.6    10.7    57.7    62.8
                          ======  ======          ======  ======  ======  ======

  See accompanying notes to pro forma condensed combined financial statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               DECEMBER 31, 1997
                             (DOLLARS IN MILLIONS)

                                                                      PRO FORMA
                                                   HORTON CONTINENTAL COMBINED
                                                   ------ ----------- ---------
                      ASSETS
HOMEBUILDING
Cash.............................................. $ 40.4   $ 32.7    $   73.1
Inventories.......................................  653.2    435.9     1,089.1
Property and equipment, net.......................   12.9      4.0        16.9
Earnest money deposits and other assets...........   28.6     31.3        59.9
Excess of cost over net assets acquired (net).....   30.0      8.8        38.8
                                                   ------   ------    --------
                                                    765.1    512.7     1,277.8
                                                   ------   ------    --------
FINANCING
Mortgage loans held for sale......................    --      34.3        34.3
Other assets......................................    --       0.4         0.4
                                                   ------   ------    --------
                                                      --      34.7        34.7
                                                   ------   ------    --------
                                                   $765.1   $547.4    $1,312.5
                                                   ======   ======    ========
                   LIABILITIES
HOMEBUILDING
Accounts payable and other liabilities............ $ 99.8   $ 51.4    $  151.2
Notes payable.....................................  392.1    303.6       695.7
                                                   ------   ------    --------
                                                    491.9    355.0       846.9
                                                   ------   ------    --------
FINANCING
Notes payable.....................................    --      15.9        15.9
Other liabilities.................................    --       0.4         0.4
                                                   ------   ------    --------
                                                      --      16.3        16.3
                                                   ------   ------    --------
                                                    491.9    371.3       863.2
                                                   ------   ------    --------
Minority interests................................    --       3.7         3.7
                                                   ------   ------    --------
               STOCKHOLDERS' EQUITY
Preferred stock...................................    --       --          --
Common stock......................................    0.4      0.1         0.5
Treasury stock, at cost...........................    --      (2.9)        --
Additional capital................................  211.1     61.0       269.2
Retained earnings.................................   61.7    114.2       175.9
                                                   ------   ------    --------
                                                    273.2    172.4       445.6
                                                   ------   ------    --------
                                                   $765.1   $547.4    $1,312.5
                                                   ======   ======    ========

  See accompanying notes to pro forma condensed combined financial statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

  The unaudited pro forma condensed combined income statements combine the historical income statements of Horton for each of the three months ended December 31, 1996 and 1997, and the years ended 1995, 1996 and 1997, with the historical income statements of Continental for each of the three months ended December 31, 1996 and 1997, the years ended May 31, 1995 and 1996, and the twelve months ended September 30, 1997, respectively. Additionally, the Unaudited Pro Forma Condensed Combined Statements of Income for the year ended September 30, 1997 and the three months ended December 31, 1996 contain the results of operations of Torrey prior to acquisition.

  Horton has a fiscal year ending September 30, and Continental has a fiscal year ending May 31. Accordingly, the unaudited pro forma condensed combined financial statements for the year ended September 30, 1997 include Continental's financial statements conformed to Horton's fiscal year end.

  No adjustments have been made in these pro forma financial statements to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, are not expected to be significant.

 Net Income Per Share

  In 1997, the Financial Accounting Standards Board issued FAS 128 that replaced previously reported primary and fully diluted earnings per share with basic and diluted earnings per share.

  Basic net income per share is based upon the weighted average number of shares of common stock outstanding during each year.

  Diluted net income per share is based upon the weighted average number of shares of common stock outstanding during each year, adjusted for the effects of dilutive securities.

  Net Income per share amounts for all periods presented have been restated for FAS 128.

NOTE 2. PRO FORMA NET INCOME PER SHARE AND NUMBER OF SHARES OUTSTANDING

  The number of shares of Horton Common Stock which will be issued in exchange for the outstanding shares of Continental is based on an Assumed Exchange Ratio of 2.25 shares of Horton Common Stock for each share of Continental Common Stock outstanding immediately prior to the Effective Time. The 2.25 Assumed Exchange Ratio was used in preparing the pro forma condensed combined financial data and the following table provides the pro forma number of shares to be issued in connection with the Merger:

                                                                   (SHARES IN
                                                                   MILLIONS)
   Number of outstanding shares of Continental Common Stock as of
    December 31, 1997.............................................     6.9
   Exchange Ratio.................................................    2.25
                                                                      ----
   Number of shares of Horton Common Stock issued in the Merger...    15.4
   Number of outstanding shares of Horton Common Stock as of
    December 31, 1997.............................................    37.4
                                                                      ----
   Number of shares of Horton Common Stock outstanding after the
    Merger........................................................    52.8
                                                                      ====

  The pro forma combined Net Income Per Share From Continuing Operations for each of the three months ended December 31, 1996 and 1997, and the year ended September 30, 1997, is based on the combined weighted average number of common shares of Horton and Continental for each of the three months ended December 31, 1996 and 1997 and the year ended September 30, 1997, using an Assumed Exchange Ratio of 2.25 shares of Horton Common Stock for each outstanding share of Continental Common Stock. The actual number of shares of Horton Common Stock to be issued in the Merger will be determined prior to the Effective Time.

  Under the highest Exchange Ratio to which Horton is potentially obligated under the Merger Agreement, a maximum of 2.759 shares of Horton Common Stock may be issued for each outstanding share of Continental Common Stock. If an Exchange Ratio of 2.759 were used, the number of shares of Horton Common Stock outstanding after the Merger would be 56.3 million. Use of the 2.759 Exchange Ratio to compute the pro forma combined Net Income Per Share From Continuing Operations amounts for the year ended September 30, 1997 and each of the three months ended December 31, 1996 and 1997, would have had the following effects:

                                                                 THREE MONTHS
                                                                     ENDED
                                                    YEAR ENDED   DECEMBER 31,
                                                   SEPTEMBER 30, -------------
                                                       1997       1996   1997
                                                   ------------- ------ ------
Pro forma combined net income per share from con-
 tinuing operations:
  Basic...........................................     $1.20      $0.31  $0.33
  Diluted.........................................      1.06       0.27   0.28

NOTE 3. MERGER-RELATED EXPENSES

  It is estimated that direct costs of the Merger, consisting primarily of transaction costs for investment bankers' fees, attorneys' and accountants' fees, and financial printing and other related charges, approximating $12.0 million will be incurred. Such expenses will be deferred when incurred and charged to expense upon Consummation of the Merger. They are not recorded in the pro forma condensed combined financial statements.

NOTE 4. PRO FORMA ADJUSTMENTS

  Adjustments have been included in the pro forma combined condensed balance sheet to reflect the Exchange Ratio described in Note 2 above.

  The only pro forma adjustment to reflect the effect of the Merger transaction on the pro forma condensed combined balance sheet at December 31, 1997, was the retirement of Continental treasury stock and the ensuing charge to Additional Capital.

NOTE 5. DIVIDENDS

  The pro forma combined Dividends Per Common Share are not necessarily indicative of dividends to be paid to holders of Horton Common Stock in future periods. It is the current intention of the Horton Board to declare quarterly cash dividends following the Merger initially in the amount of $.0225 per share of Horton Common Stock. Future dividends will be determined by the Horton Board in light of the earnings and financial condition of Horton and its subsidiaries and other factors. See "COMPARATIVE PER SHARE PRICES AND DIVIDENDS--Post-Merger Dividend Policy."

NOTE 6. EXTRAORDINARY LOSSES

  For the years ended May 31, 1996 and 1995, Continental incurred net extraordinary losses from the extinguishment of debt of $6.9 million and $0.3 million, respectively. Additionally, the Merger creates a "change of control" under the Continental Senior Note indenture, which requires the Company to offer to repurchase such notes at a premium. Were such notes repurchased at December 31, 1997, Horton would have incurred a net extraordinary loss of $3.0 million.

NOTE 7. TORREY PURCHASE

  Purchase accounting adjustments relating to the acquisition of Torrey principally related to increased valuations of inventory and had the effect of increasing Horton's cost of sales for the year ending September 30, 1997 by $5.4 million.

                    HISTORICAL AND PRO FORMA CAPITALIZATION

  The following table sets forth the capitalization of Horton and Continental as of December 31, 1997 and the pro forma capitalization of Horton and Continental after giving effect to the Merger using the Assumed Exchange Ratio of 2.25. This table should be read in conjunction with the "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" included elsewhere in this Joint Proxy Statement/Prospectus and the Horton and Continental historical consolidated financial statements, including the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                  HISTORICAL
                              ------------------
                              HORTON CONTINENTAL ADJUSTMENTS(2) PRO FORMA(1)(2)
                              ------ ----------- -------------- ---------------
                                            (DOLLARS IN MILLIONS)
Debt:
  Notes payable.............. $244.7   $ 84.8        $ --          $  329.5
  8 3/8% Senior Notes due
   2004......................  147.4      --           --             147.4
  10% Senior Notes due 2006..    --     148.5          --             148.5
  6 7/8% Convertible
   Subordinated Notes
   due 2002..................    --      86.2          --              86.2
                              ------   ------        -----         --------
    Total debt...............  392.1    319.5          --             711.6
                              ------   ------        -----         --------
Stockholders Equity(1):
  Preferred Stock............    --       --           --               --
  Common stock...............    0.4      0.1          --               0.5(5)
  Treasury stock, at
   cost(3)...................    --      (2.9)         2.9              --
  Additional capital(3)......  211.1     61.0         (2.9)           269.2(5)
  Retained earnings(4).......   61.7    114.2          --             175.9
                              ------   ------        -----         --------
                               273.2    172.4          --             445.6
                              ------   ------        -----         --------
                              $665.3   $491.9        $ --          $1,157.2
                              ======   ======        =====         ========

--------
(1) Assumes that none of the Continental Senior Notes will be required to be repurchased in connection with the Merger. Horton will be required to offer to repurchase such notes at 101% of the principal amount from the holders within 75 days of the effective date of the Merger. Also assumes that none of the Continental Convertible Notes will be converted in connection with the Merger. As a result of the Merger, assuming the Assumed Exchange Ratio of 2.25, such notes will be convertible into an aggregate of 8.2 million shares of Horton Common Stock.
(2) Does not reflect 2.9 million additional shares of Horton Common Stock subject to outstanding options as of December 31, 1997 under Horton's stock plan. Also does not reflect 0.6 million additional shares of Horton Common Stock subject to outstanding options as of December 31, 1997 under Continental's stock plans that will be assumed by Horton in the Merger, assuming the Assumed Exchange Ratio of 2.25.
(3) Continental treasury stock is retired and charged to Additional Capital.
(4) The Merger creates a "change of control" under the Continental Senior Note indenture, which requires Horton to offer to repurchase such notes at a premium. Were such notes repurchased at December 31, 1997, Horton would have incurred a net extraordinary loss of $3.0 million.

(5) Under the highest Exchange Ratio to which Horton is potentially obligated under the Merger Agreement, a maximum of 2.759 shares of Horton Common Stock may be issued for each outstanding share of Continental Common Stock. If an Exchange Ratio of 2.759 were used, the Pro Forma Common stock would be $.6 million and Additional capital would be $269.1 million. There would be no change in total pro forma capitalization.

                      DESCRIPTION OF HORTON CAPITAL STOCK

  Horton's authorized capital stock is 100,000,000 shares of Common Stock, par value $.01 per share, and 30,000,000 shares of preferred stock, par value $.10 per share. At February 23, 1998, 37,391,761 shares of Horton Common Stock and no shares of preferred stock were outstanding.

HORTON PREFERRED STOCK

  The Horton Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock (the "Horton Preferred Stock") in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Horton Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of Horton Common Stock, without a vote of the holders of the Horton Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Horton Preferred Stock.

HORTON COMMON STOCK

  Holders of shares of Horton Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of Horton Common Stock will be able to elect the entire Board of Directors of Horton. Holders of Horton Common Stock have no preemptive rights and are entitled to such dividends as may be declared by the Board of Directors of Horton out of funds legally available therefor. The Horton Common Stock is not entitled to any sinking fund, redemption or conversion provisions. On liquidation, dissolution or winding up of Horton, the holders of Horton Common Stock are entitled to share ratably in the net assets of Horton remaining after the payment of all credits and liquidation preferences of Horton Preferred Stock, if any. The outstanding shares of Horton Common Stock are duly authorized, validly issued, fully paid and nonassessable. The transfer agent and registrar for the Horton Common Stock is American Stock Transfer & Trust Company, New York, New York.

  Horton currently has the following provisions in its charter or bylaws which could be considered to be "anti-takeover" provisions: (i) an article in its charter prohibiting stockholder action by written consent; (ii) an article in its charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of Horton Common Stock to remove a director; (iii) a bylaw limiting the persons who may call special meetings of stockholders to the Board of Directors or a committee thereof so empowered by the Horton Board, the Horton Bylaws or by law; and (iv) a bylaw providing time limitations for nominations for election to the Board of Directors or for proposing matters which can be acted upon at stockholders' meetings. These provisions may have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members to the Board of Directors. As such, the provisions could have the effect of discouraging open market purchases of Horton Common Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director. Additionally, the issuance of Horton Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control or other corporate action.

  Horton is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of Horton's outstanding voting stock) from engaging in a "business combination" with Horton for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board of Directors of Horton approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Horton outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of Horton or by certain employee stock plans); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by Horton's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of Horton (excluding shares held by the interested stockholder). A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

                      COMPARISON OF STOCKHOLDERS' RIGHTS

  General. At the Effective Time, the stockholders of Continental will become stockholders of Horton. As stockholders of Horton, their rights will be governed by the DGCL and the Horton Certificate and Horton Bylaws rather than the Continental Certificate and Continental Bylaws. Following are summaries of certain differences between the rights of Horton stockholders and the rights of Continental stockholders. For additional information regarding the rights of Horton's stockholders, see "DESCRIPTION OF HORTON CAPITAL STOCK" and "THE SPECIAL MEETINGS--Voting Rights; Votes Required for Approval."

  Both Horton and Continental are organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Horton capital stock and Continental capital stock arise solely from differences in their respective certificates of incorporation and bylaws. The Horton Certificate and Horton Bylaws are substantially similar to the Continental Certificate and the Continental Bylaws, except for certain matters as described herein.

  Authorized Capital. As of February 23, 1998, the total number of authorized shares of capital stock of Horton is 130,000,000 consisting of 100,000,000 shares of Horton Common Stock, of which 2,853,924 shares are reserved for future issuance upon exercise of outstanding stock options, and 30,000,000 shares of Horton Preferred Stock. See "DESCRIPTION OF HORTON CAPITAL STOCK-- Horton Common Stock" and "DESCRIPTION OF HORTON CAPITAL STOCK--Horton Preferred Stock."

  As of February 23, 1998, the total number of authorized shares of capital stock of Continental is 22,000,000, consisting of 20,000,000 shares of Continental Common Stock, of which 263,150 shares are reserved for issuance upon exercise of outstanding stock options, and 3,627,346 shares are reserved for future issuance in connection with the Continental Convertible Notes, and 2,000,000 shares of preferred stock.

  Removal of Directors. Under the Horton Certificate, no director may be removed without the affirmative vote of not less than 66 2/3% of the total voting power of all outstanding shares of voting stock of Horton. The Continental Bylaws provide that any or all directors may be removed from office at any time without cause by vote of the stockholders.

  Filling Vacancies on the Board of Directors. Pursuant to the Horton Bylaws, any vacancy in the Horton Board may be filled by the vote of a majority of the directors then in office, although less than a quorum of the Horton Board, or by a sole remaining director. Under the Continental Bylaws, any vacancy in the Continental Board may be filled by the vote of a majority of the remaining directors, although less than a quorum of the Continental Board.

  Stockholder Meetings and Provisions for Notices. The Horton Certificate and Bylaws provide that special meetings of stockholders may be called only by the Horton Board, or by a committee of the Horton Board which has been duly designated by the Horton Board and whose powers and authority include the power to call such meetings. The Continental Bylaws provide that a special meeting of stockholders may be called by the Continental Board, the President or holders of not less than 10% of the outstanding shares entitled to vote.

  Pursuant to the Horton Bylaws, written notice of every meeting of stockholders stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than 60 days before the date of the meeting.

  Pursuant to the Continental Bylaws, written notice of the annual meeting of stockholders stating the place, day and hour of the annual meeting shall be given to each stockholder entitled to vote at such meeting between ten and 60 days before the date of such meeting, either personally or by mail. Written notice of a special meeting must also state at whose direction or request the meeting is called, and the purpose or purposes for which the meeting is called, and only such business as is stated in such notice shall be acted upon thereat.

  Stockholder Action Without A Meeting. Under the Horton Certificate, as permitted by the DGCL, no action may be taken by the stockholders except at a meeting. The Continental Bylaws permit actions to be taken by written consent of the stockholders without a meeting.

  Quorum. Under the Horton Bylaws, a quorum for the transaction of business at any stockholder meeting consists of the holders of a majority of the voting power of all of the shares entitled to vote, represented in person or by proxy. Under the Continental Bylaws, a quorum for the transaction of business at any stockholder meeting consists of the holders of a majority of the voting power of all of the shares entitled to vote, represented in person or by proxy, at such meeting.

  Voting by Stockholders. Under the Horton Bylaws, except as required by law or the Horton Certificate, action by Horton stockholders is taken by the vote of the holders of a majority of the voting power of the stock represented and entitled to vote at a meeting of stockholders at which a quorum is present. However, the Horton Certificate requires the affirmative vote of two-thirds of the voting power represented by the outstanding stock entitled to vote to amend the Horton Certificate to (i) allow stockholder action by written consent, (ii) change the ability of the Horton Board to amend the Horton Bylaws, (iii) change the stockholder vote required to change the size of the Horton Board or (iv) change the provisions regarding special meetings of stockholders.

  Under the Continental Bylaws, except as required by law or by written consent as provided in the Continental Bylaws, action by Continental stockholders is taken by a majority of the votes cast at a meeting of stockholders, except for the election of directors which requires a plurality. Each holder of Continental Common Stock is entitled to one vote in person or by proxy for each share of Common Stock outstanding in his or her name on the records of Continental.

  Interested Director Transactions. Under the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely by reason of such interest provided that one of the following conditions is met: (i) such contract or transaction is approved by the stockholders or by a majority of disinterested members of the board of directors or, in certain circumstances, a committee thereof if the material facts are disclosed or known thereto, or (ii) the contract or transaction was fair to the corporation at the time it was approved.

  Indemnification and Limitation of Liability. The Horton Certificate provides that each person who serves as a director or officer of Horton or any entity owned or controlled by Horton shall be indemnified by Horton to the fullest extent permitted by DGCL, provided, however, that Horton will not indemnify any person with respect to service as a director, officer, employee or agent of Provident Bancorp of Texas, Inc. Horton may enter into agreements with any person providing for indemnification greater or different than that provided in the Horton Certificate. In addition, the Horton Certificate provides that to the full extent permitted by the DGCL, no Horton Director will be personally liable to Horton or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Horton director.

  The Continental Certificate provides that Continental will indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the DGCL, as amended from time to time, each person that such Sections grant Continental the power to indemnify. In addition, the Continental Certificate provides that, to the extent provided in the DGCL, no director of Continental will be liable to Continental or to its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (i) a breach of the director's duty of loyalty to Continental or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) liability under Section 174 of the DGCL, or (iv) a transaction from which the director derived an improper personal benefit. By reference to Delaware law, each Certificate also specifies certain procedures, presumptions and remedies that apply with respect to the right to indemnification and the advancement of expenses provided for therein.

  Amendment of Bylaws. Under the Horton Certificate, the Horton Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by either the stockholders or by the Board of Directors; however, the Horton Bylaws provide that the stockholders may not amend the provisions of the Horton Bylaws regarding annual meetings, the number and term of office of directors, or the election and nomination of directors, except upon the affirmative vote of not less than 66 2/3% of the total voting power of all outstanding shares of voting stock of Horton. The Continental Bylaws provide that the Continental Bylaws may be altered, amended or repealed, or new Bylaws may be adopted by a majority vote of the Continental stockholders or by the majority of the entire Continental Board, but any Bylaw adopted by the Continental Board may be amended or repealed by the stockholders.

                                 LEGAL MATTERS

  The validity of the Horton Common Stock to be issued in the Merger has been passed upon by Gibson, Dunn & Crutcher LLP.

  An opinion with respect to the tax consequences of the Merger has been and will be given by Gibson, Dunn & Crutcher LLP. An opinion with respect to the tax consequences of the Merger has been and will be given by Cahill Gordon & Reindel (a partnership including a professional corporation).

                                    EXPERTS

  The consolidated financial statements of D.R. Horton, Inc. and its subsidiaries appearing in Horton's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of S.G. Torrey Atlanta, Ltd. and Affiliates appearing in Horton's Current Report on Form 8-K dated February 27, 1997, have been audited by Whittington, McLemore, Land, Davis & White, P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Continental Homes Holding Corp. and its subsidiaries appearing in Continental's Annual Report on Form 10-K for the fiscal year ended May 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

  It is expected that representatives of Ernst & Young LLP, Horton's independent accountants, will be present at the Horton Stockholders Meeting and representatives of Arthur Andersen LLP, Continental's independent accountants, will be present at the Continental's Stockholders Meeting, where they will have an opportunity to respond to appropriate questions of stockholders and to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

  If the Merger is consummated, the first annual meeting of the stockholders of Horton after such consummation is expected to be held on or about January 21, 1999. If the Merger is not consummated, the 1999 annual meeting of the stockholders of Horton is expected to be held on or about January 21, 1999 and the 1998 annual meeting of the stockholders of Continental is expected to be held on or about August 28, 1998.

  Subject to the foregoing, if any Horton stockholder intends to present a proposal at the 1999 annual meeting of the stockholders of Horton and wishes to have such proposal considered for inclusion in the proxy materials for such meeting, such holder must submit the proposal to the Secretary of Horton in writing so as to be received at the principal executive offices of Horton by August 13, 1998. Such proposals must also meet the other requirements of the rules of the Commission relating to stockholders' proposals. In addition, the Bylaws of Horton provide that only stockholder proposals submitted in a timely manner to the Secretary of Horton may be acted upon at an annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of Horton not less than 30 calendar days prior to the date of the originally scheduled meeting; provided, however, that, if less than 40 calendar days' notice or prior public disclosure of the date of the scheduled meeting is given or made by Horton, notice by the stockholder to be timely must be so received not later than the close of business on the tenth calendar day following the earlier of the day on which such notice of the date of the scheduled meeting was mailed or the day on which such public disclosure was made. If the Merger is not consummated, the only stockholder proposals eligible to be considered for inclusion in the proxy materials for the 1999 and 1998 annual meetings of Horton and Continental, respectively, will be those which have been duly submitted to the Secretary of Horton by August 13, 1998 or the Secretary of Continental by March 26, 1998, as the case may be, as provided in the respective Annual Meeting Proxy Statements of Horton and Continental.

                        INDEX OF SELECTED DEFINED TERMS

                                                                           PAGE
                                                                           ----
Antitrust Division........................................................... 9
Assumed Exchange Ratio........................................................1
Calculation Period........................................................... 1
Certificates................................................................ 55
Closing Date................................................................ 54
Code........................................................................ 51
Commission................................................................... 1
Comparable Homebuilding Transactions........................................ 37
Comparables................................................................. 45
Continental.................................................................. 1
Continental Affiliates...................................................... 52
Continental Board............................................................ 7
Continental Bylaws........................................................... 7
Continental Common Stock..................................................... 1
Continental Conditions...................................................... 61
Continental Convertible Notes................................................ 1
Continental Proposal......................................................... 1
Continental Record Date...................................................... 7
Continental Reports.......................................................... 3
Continental Senior Notes.................................................... 10
Continental Stockholders Meeting............................................. 1
DGCL......................................................................... 6
DLJ.......................................................................... 7
DLJ Opinion................................................................. 35
Dobson...................................................................... 64
Dobson Acquisition.......................................................... 64
EBIT........................................................................ 37
EBITDA...................................................................... 35
Effective Time.............................................................. 10
EPS......................................................................... 37
Exchange Act................................................................. 3
Exchange Agent.............................................................. 10
Exchange Ratio............................................................... 1
FTC.......................................................................... 9
gross-up payment............................................................ 46
High Exchange Ratio......................................................... 35
Homebuilding Companies...................................................... 35
Horton....................................................................... 1
Horton Board................................................................. 7
Horton Bylaws................................................................ 6
Horton Common Stock.......................................................... 1
Horton Conditions........................................................... 61
Horton Preferred Stock...................................................... 74
Horton Proposal.............................................................. 1
Horton Record Date........................................................... 6
Horton Reports............................................................... 3
Horton Stockholders Meeting.................................................. 1
HSR Act...................................................................... 9
IBES........................................................................ 45
Indemnified Parties......................................................... 59
Independent Directors........................................................ 8
Larger Cap Companies........................................................ 41
LBO......................................................................... 43
LTM......................................................................... 37
Median Exchange Ratio....................................................... 37
Merger....................................................................... 1
Merger Agreement............................................................. 1
Morgan Stanley............................................................... 8
Mutual Conditions........................................................... 60
Notification and Report Form................................................ 51
NYSE......................................................................... 3
Precedent Transactions...................................................... 44
Registration Statement....................................................... 1
Salomon Smith Barney......................................................... 8
Securities Act............................................................... 1
Selected Companies.......................................................... 41
Selected Transactions....................................................... 42
Smaller Cap Companies....................................................... 41
Special Meetings............................................................. 1
Stock Value.................................................................. 1
Superior Proposal........................................................... 56
Terminating Breach.......................................................... 63
Termination Fee............................................................. 14
Third Party................................................................. 58
Third Party Acquisition..................................................... 58
TIN......................................................................... 51

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                               D. R. HORTON, INC.

                                      AND

                        CONTINENTAL HOMES HOLDING CORP.

                         DATED AS OF DECEMBER 18, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE 1.  THE MERGER..................................................  A-1
      1.1.   The Merger..................................................  A-1
             1.1.1. Effective Time......................................   A-1
             1.1.2. Closing.............................................   A-1
      1.2.   Effective Time..............................................  A-1
      1.3.   Effect of the Merger........................................  A-1
      1.4.   Certificate of Incorporation, By-Laws.......................  A-2
             1.4.1. Certificate of Incorporation........................   A-2
             1.4.2. By-Laws.............................................   A-2
      1.5.   Directors and Officers......................................  A-2
 ARTICLE 2.  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
             CORPORATIONS; EXCHANGE OF CERTIFICATES......................  A-2
      2.1.   Effect on Capital Stock.....................................  A-2
             2.1.1. No Conversion of DRHI Common Stock..................   A-2
                        Cancellation of Certain Shares of Company Common
             2.1.2. Stock...............................................   A-2
             2.1.3. Conversion of the Company Shares....................   A-2
             2.1.4. Stock Options.......................................   A-3
             2.1.5. Adjustment of Exchange Ratio........................   A-3
             2.1.6. Convertible Notes...................................   A-3
             2.1.7. No Appraisal Rights.................................   A-3
      2.2.   Exchange of Certificates....................................  A-3
             2.2.1. Exchange Agent......................................   A-3
             2.2.2. Exchange Procedures.................................   A-3
             2.2.3. Distribution with Respect to Unexchanged Shares.....   A-4
             2.2.4. No Further Ownership Rights in Company Shares.......   A-4
             2.2.5. No Fractional Shares................................   A-4
             2.2.6. Termination of Exchange Fund........................   A-5
             2.2.7. No Liability........................................   A-5
             2.2.8. Investment of Exchange Fund.........................   A-5
             2.2.9. Transfer Taxes......................................   A-5
 ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-5
      3.1.   Organization, Existence and Good Standing of the Company....  A-5
                     Organization, Existence and Good Standing of Company
      3.2.   Subsidiaries................................................  A-6
      3.3.   Capitalization..............................................  A-6
             3.3.1. Capitalization of Company and Company Subsidiaries..   A-6
                        Obligations to Issue Capital Stock of Company or
             3.3.2. Company Subsidiaries................................   A-6
      3.4.   Authority Relative to this Agreement; Recommendation........  A-7
      3.5.   Company Material Contracts..................................  A-7
      3.6.   No Conflict.................................................  A-7
      3.7.   Required Filings and Consents...............................  A-7
      3.8.   Compliance..................................................  A-7
      3.9.   Permits.....................................................  A-8
      3.10.  SEC Filings.................................................  A-8
      3.11.  Financial Statements........................................  A-8
      3.12.  Absence of Certain Changes or Events........................  A-8
      3.13.  No Undisclosed Liabilities..................................  A-8
      3.14.  Absence of Litigation.......................................  A-9

                                                                          PAGE
                                                                          ----
      3.15.  Employee Benefit Plans......................................  A-9
             3.15.1. Company Employee Plans.............................   A-9
             3.15.2. Absence of Certain Events..........................   A-9
      3.16.  Labor Matters............................................... A-10
      3.17.  Restrictions on Business Activities......................... A-10
      3.18.  Real Property............................................... A-10
      3.19.  Taxes....................................................... A-11
      3.20.  Intellectual Property....................................... A-12
      3.21.  Environmental Matters....................................... A-12
      3.22.  Interested Party Transactions............................... A-13
      3.23.  Insurance................................................... A-13
      3.24.  Opinions of Financial Advisors.............................. A-13
      3.25.  Brokers..................................................... A-13
              Section 203 of the Delaware Law; Arizona Corporate Takeover
      3.26.  Statute..................................................... A-13
      3.27.  Tax Treatment; Pooling Matters.............................. A-14
      3.28.  Affiliates.................................................. A-14
      3.29.  Pooling..................................................... A-14
 ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF DRHI...................... A-14
      4.1.   Organization, Existence and Good Standing of DRHI........... A-14
                    Organization, Existence and Good Standing of the DRHI
      4.2.   Subsidiaries................................................ A-14
      4.3.   Capitalization.............................................. A-15
             4.3.1.  Capitalization of DRHI and the DRHI Subsidiary.....  A-15
                       Obligations to Issue Capital Stock of DRHI or the
             4.3.2.  DRHI Subsidiaries..................................  A-15
      4.4.   Authority Relative to this Agreement........................ A-15
      4.5.   DRHI Material Contracts..................................... A-15
      4.6.   No Conflict................................................. A-16
      4.7.   Required Filings and Consents............................... A-16
      4.8.   Compliance.................................................. A-16
      4.9.   Permits..................................................... A-16
      4.10.  SEC Filings................................................. A-16
      4.11.  Financial Statements........................................ A-17
      4.12.  Absence of Certain Changes or Events........................ A-17
      4.13.  No Undisclosed Liabilities.................................. A-17
      4.14.  Absence of Litigation....................................... A-17
      4.15.  Employee Benefit Plans...................................... A-17
             4.15.1. DRHI Employee Plans................................  A-17
             4.15.2. Absence of Certain Events..........................  A-18
      4.16.  Labor Matters............................................... A-18
      4.17.  Restrictions on Business Activities......................... A-18
      4.18.  Real Property............................................... A-18
      4.19.  Taxes....................................................... A-19
      4.20.  Intellectual Property....................................... A-20
      4.21.  Environmental Matters....................................... A-21
      4.22.  Insurance................................................... A-21
      4.23.  Brokers..................................................... A-21
      4.24.  DRHI Common Stock........................................... A-21
      4.25.  Tax Treatment; Pooling Matters.............................. A-21
      4.26.  Investment Intent........................................... A-21
      4.27.  Sufficient Funds............................................ A-22
      4.28.  Pooling..................................................... A-22

                                                                            PAGE
                                                                            ----
 ARTICLE 5.  CONDUCT OF BUSINESS PENDING THE MERGER........................ A-22
      5.1.   Conduct of Business by the Company Pending the Merger......... A-22
      5.2.   No Solicitation............................................... A-23
      5.3.   Conduct of Business by DRHI Pending the Merger................ A-24
 ARTICLE 6.  ADDITIONAL AGREEMENTS......................................... A-25
      6.1.   HSR Act....................................................... A-25
      6.2.   Access to Information; Confidentiality........................ A-25
      6.3.   Registration Statement........................................ A-26
      6.4.   Meetings of Stockholders...................................... A-27
      6.5.   Pooling and Tax-Free Reorganization Treatment................. A-28
      6.6.   Affiliate and Pooling Agreements.............................. A-28
      6.7.   Company Stock Options......................................... A-28
      6.8.   Board Representation.......................................... A-28
      6.9.   Publication of Combined Results............................... A-29
      6.10.  Indemnification and Insurance................................. A-29
      6.11.  Notification of Certain Matters............................... A-29
      6.12.  Further Action................................................ A-29
      6.13.  Public Announcements.......................................... A-30
      6.14.  Employee Benefits............................................. A-30
 ARTICLE 7.  TERMINATION, AMENDMENT AND WAIVER............................. A-30
      7.1.   Termination................................................... A-30
      7.2.   Effect of Termination......................................... A-31
 ARTICLE 8.  CONDITIONS TO CLOSING......................................... A-31
      8.1.   Mutual Conditions............................................. A-31
             8.1.1. No Injunctions or Restraints; Illegality..............  A-31
             8.1.2. Governmental Actions..................................  A-32
             8.1.3. HSR Act...............................................  A-32
             8.1.4. Company Stockholder Approval..........................  A-32
             8.1.5. DRHI Stockholder Approval.............................  A-32
             8.1.6. Listing...............................................  A-32
             8.1.7. Registration Statement................................  A-32
             8.1.8. Consents..............................................  A-32
      8.2.   Conditions to Obligations of DRHI............................. A-32
      8.3.   Conditions to Obligations of the Company...................... A-33
 ARTICLE 9.  GENERAL PROVISIONS............................................ A-33
      9.1.   Expenses...................................................... A-33
                Effectiveness of Representations, Warranties, Covenants and
      9.2.   Agreements.................................................... A-34
      9.3.   Notices....................................................... A-34
      9.4.   Certain Definitions........................................... A-35
      9.5.   Amendment..................................................... A-36
      9.6.   Waiver........................................................ A-36
      9.7.   Headings...................................................... A-36
      9.8.   Severability.................................................. A-36
      9.9.   Entire Agreement.............................................. A-36
      9.10.  Assignment.................................................... A-36
      9.11.  Parties in Interest........................................... A-36
      9.12.  Failure or Indulgence Not Waiver; Remedies Cumulative......... A-36
      9.13.  Governing Law................................................. A-36
      9.14.  Counterparts.................................................. A-37
 Exhibit 6.6 Forms of Agreement regarding disposition of shares

                                 DEFINED TERMS

                                                                         PAGE
                                                                       ---------
1997 Company Balance Sheet............................................       A-8
1997 DRHI Balance Sheet...............................................      A-17
affiliate.............................................................      A-35
Agreement.............................................................       A-1
Antitrust Division....................................................      A-25
beneficial owner......................................................      A-35
Blue Sky Laws.........................................................       A-7
business day..........................................................      A-35
Certificate of Merger.................................................       A-1
Certificates..........................................................       A-4
Closing Date..........................................................       A-1
Code..................................................................       A-1
Company...............................................................       A-1
Company Affiliates....................................................      A-14
Company Board.........................................................       A-1
Company Common Stock..................................................       A-1
Company Disclosure Schedule...........................................       A-5
Company Employee Plans................................................      A-10
Company ERISA Affiliate...............................................      A-10
Company Permits.......................................................       A-8
Company SEC Reports...................................................       A-8
Company Shares........................................................       A-1
Company Stock Plan....................................................       A-3
Company Stockholder Meeting...........................................      A-27
Company Subsidiary....................................................       A-9
Confidentiality Letters...............................................      A-26
control...............................................................      A-35
Convertible Notes.....................................................       A-3
Delaware Law..........................................................       A-1
DLJ...................................................................      A-21
DRHI..................................................................       A-1
DRHI Common Stock.....................................................       A-2
DRHI Disclosure Schedule..............................................      A-14
DRHI Employee Plans...................................................      A-17
DRHI ERISA Affiliate..................................................      A-17
DRHI Material Contracts...............................................      A-15
DRHI Permits..........................................................      A-16
DRHI Preferred Stock..................................................      A-15
DRHI SEC Reports......................................................      A-16
DRHI Shares...........................................................       A-3
DRHI Stockholder Meeting..............................................      A-27
DRHI Subsidiary.......................................................      A-14
Effective Time........................................................       A-1
Environmental Law.....................................................      A-13
ERISA................................................................. A-9, A-17
Exchange Act..........................................................       A-7
Exchange Agent........................................................       A-3

                                                                            PAGE
                                                                            ----
Exchange Fund..............................................................  A-3
Exchange Ratio.............................................................  A-2
FTC........................................................................ A-25
Governmental Entity........................................................  A-7
Hazardous Substance........................................................ A-13
HSR Act....................................................................  A-7
Indemnified Parties........................................................ A-29
IRS........................................................................  A-9
material adverse effect.................................................... A-35
Material Contracts.........................................................  A-7
Merger.....................................................................  A-1
Morgan Stanley............................................................. A-13
Mr. Anderson............................................................... A-28
Notice of Superior Proposal................................................ A-24
NYSE....................................................................... A-21
PBGC.......................................................................  A-9
person..................................................................... A-35
Proxy Statement............................................................ A-26
Registration Statement..................................................... A-26
Salomon Smith Barney....................................................... A-13
SEC........................................................................  A-7
Securities Act.............................................................  A-7
Stock Option...............................................................  A-3
Stock Value................................................................  A-3
subsidiary................................................................. A-35
Superior Proposal.......................................................... A-24
Surviving Corporation......................................................  A-1
Tax........................................................................ A-11
Tax Returns................................................................ A-11
Taxes...................................................................... A-11
Terminating Breach......................................................... A-31
Third Party................................................................ A-24
Third Party Acquisition.................................................... A-24
trading day................................................................ A-36
Transfer Taxes.............................................................  A-5

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of December 18, 1997 (the "Agreement"), between D. R. HORTON, INC., a Delaware corporation ("DRHI"), and CONTINENTAL HOMES HOLDING CORP., a Delaware corporation (the "Company").

  WHEREAS, the Board of Directors of DRHI and the Board of Directors of the Company (the "Company Board") have approved the merger of the Company with and into DRHI (the "Merger") in accordance with the Delaware General Corporation Law (the "Delaware Law"), upon the terms and conditions set forth in this Agreement, whereby each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), not owned directly or indirectly by the Company, will be converted into the right to receive the merger consideration provided for herein (the Company Common Stock may be sometimes hereinafter referred to as the "Company Shares");

  WHEREAS, each of DRHI and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

  WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

  NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                  ARTICLE 1.

                                  The Merger

  1.1 The Merger.

    1.1.1 Effective Time. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the Delaware Law, the Company shall be merged with and into DRHI, the separate corporate existence of the Company shall cease, and DRHI shall continue as the surviving corporation. DRHI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." The name of the Surviving Corporation shall be D. R. Horton, Inc.

    1.1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
  Section 7.7. and subject to the satisfaction or waiver of the conditions set forth in Article 8., the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article 8., at the offices of Gibson, Dunn & Crutcher LLP, Dallas, Texas, unless another date, time or place is agreed to in writing by the parties hereto (the date of the consummation of the Merger being the "Closing Date").

  1.2. Effective Time. As promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in
Article 8., the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the Delaware Law (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Law (the time of such filing being the "Effective Time").

  1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and DRHI shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and DRHI shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4. Certificate of Incorporation, By-Laws.

    1.4.1. Certificate of Incorporation. At the Effective Time the Certificate of Incorporation of DRHI, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Delaware Law and such Certificate of Incorporation.

    1.4.2. By-Laws. The Bylaws of DRHI, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

  1.5. Directors and Officers. The directors of DRHI immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, subject to Section 6.8., and the officers of DRHI shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE 2.

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

  2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of DRHI, the Company or any holder of any of the following securities:

    2.1.1. No Conversion of DRHI Common Stock. Each share of common stock, par value $.01 per share, of DRHI ("DRHI Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding DRHI Common Stock. Any DRHI Common Stock held in DRHI's treasury immediately prior to the Effective Time shall continue to be held in treasury of the Surviving Corporation at the Effective Time.

    2.1.2. Cancellation of Certain Shares of Company Common Stock. Each Company Share held in the treasury of the Company and each Company Share owned by DRHI or any direct or indirect wholly owned subsidiary of the Company or DRHI immediately prior to the Effective Time shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

    2.1.3. Conversion of the Company Shares. At the Effective Time, each Company Share (other than the Company Shares to be canceled in accordance with Section 2.1.2.), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of DRHI Common Stock determined in accordance with this Section
  2.1.3. (the "Exchange Ratio").

      (a) If the Stock Value is greater than or equal to $16.878 and less than or equal to $18.776, the Exchange Ratio shall be 2.37.

      (b) If the Stock Value is less than $16.878 and greater than $14.50, the Exchange Ratio shall equal the quotient obtained by dividing $40.00 by the Stock Value (rounded to the nearest one thousandth).

      (c) If the Stock Value is more than $18.776 and less than $19.78, the Exchange Ratio shall equal the quotient obtained by dividing $44.50 by the Stock Value (rounded to the nearest one thousandth).

      (d) If the Stock Value is less than or equal to $14.50, the Exchange Ratio shall be 2.759; provided that the Exchange Ratio shall equal the quotient obtained by dividing $35.00 by the Stock Value (rounded to the nearest one thousandth) if the Stock Value is less than $12.69 and DRHI so elects as provided in Section 7.1.(f).

      (e) If the Stock Value is more than or equal to $19.78, the Exchange Ratio shall be 2.25.

      (f) The term "Stock Value" means the average of the closing prices of DRHI Common Stock as reported for New York Stock Exchange Composite Transactions for 15 randomly selected trading days within the 30 consecutive trading days ending on the date that is five trading days prior to the Closing Date. The random selection of trading days shall be supervised jointly by the financial advisors retained by the parties in connection with the transactions contemplated hereby.

  All such shares of DRHI Common Stock shall be fully paid and nonassessable and are hereinafter sometimes referred to as the "DRHI Shares." Upon such conversion, all such Company Shares shall be canceled and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive DRHI Shares issued in exchange therefor and cash in lieu of fractional DRHI Shares in accordance with the terms provided herein.

    2.1.4. Stock Options. At the Effective Time, each outstanding option to purchase Company Common Stock (a "Stock Option") granted under the Company's 1988 Stock Incentive Plan or 1986 Stock Incentive Plan (collectively, the "Company Stock Plans"), whether or not then vested or exercisable, shall be assumed by the Surviving Corporation, in accordance with the terms of the Company Stock Plan pursuant to which it was granted and any stock option agreement by which it is evidenced. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code, as to any stock option which is an "incentive stock option." Each Stock Option so assumed shall be exercisable for that number of shares of DRHI Common Stock equal to the number of the Company Shares subject thereto multiplied by the Exchange Ratio, and shall have an exercise price per share equal to the exercise price per Company Share divided by the Exchange Ratio.

    2.1.5. Adjustment of Exchange Ratio. If after the date hereof and prior to the Effective Time there shall have been a change in the DRHI Common Stock, by reason of a stock split (including a reverse split) of the DRHI Common Stock or a dividend payable in the DRHI Common Stock, or any other distribution of securities to holders of the DRHI Common Stock with respect to their DRHI Common Stock (including without limitation such a distribution made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) or otherwise, then the Exchange Ratio and the dollar amounts set forth in clauses (a) through (f) of Section 2.1.3., shall be appropriately adjusted.

    2.1.6. Convertible Notes. At the Effective Time, each of the Company's 6 7/8% Convertible Subordinated Notes due March 2002 (the "Convertible Notes") shall be convertible for that number of shares of DRHI Common Stock equal to the number of the Company Shares into which the Convertible Notes are then convertible multiplied by the Exchange Ratio.

    2.1.7. No Appraisal Rights. The holders of the Company Shares and the holders of shares of DRHI Common Stock shall not be entitled to appraisal rights in respect of the Merger.

  2.2. Exchange of Certificates.

    2.2.1. Exchange Agent. Prior to the Effective Time, DRHI shall enter into an agreement with a bank or trust company designated by DRHI (the "Exchange Agent"), providing that DRHI shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of the Company Shares, for exchange in accordance with this Section 2.2. through the Exchange Agent, (i) certificates representing the shares of DRHI Common Stock issuable pursuant to Section 2.1. and (ii) cash in an amount equal to the aggregate amount required to be paid in lieu of fractional interests of DRHI Common Stock pursuant to Section 2.2.5. (such shares of DRHI Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and the cash referred to in clause (ii) of this Section 2.2.1. being hereinafter referred to as the "Exchange Fund") in exchange for outstanding Company Shares.

    2.2.2. Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective

  Time represented outstanding Company Shares (the "Certificates") whose shares were converted into the right to receive the merger consideration provided for in Section 2.1., (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of DRHI Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of DRHI Common Stock and cash which such holder has the right to receive pursuant to the provisions of Sections 2.1 and 2.2. and the Certificate so surrendered shall forthwith be canceled. If any cash or any certificate representing DRHI Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, a certificate representing the proper number of shares of DRHI Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of shares of DRHI Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2., each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of DRHI Common Stock and cash in lieu of any fractional shares of DRHI Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of DRHI Common Stock.

    2.2.3. Distribution with Respect to Unexchanged Shares. No dividends or other distributions with respect to DRHI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to DRHI Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5. until the surrender of such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of DRHI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of DRHI Common Stock to which such holder is entitled pursuant to Section
  2.2.5. and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of the DRHI Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of DRHI Common Stock. If any holder of converted Company Shares shall be unable to surrender such holder's Certificates because such Certificates shall have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to DRHI.

    2.2.4. No Further Ownership Rights in Company Shares. All shares of DRHI Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 2. (including any cash paid pursuant to Sections 2.2.3. or 2.2.5.) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2., except as otherwise provided by law.

    2.2.5. No Fractional Shares. No certificates or scrip representing fractional shares of DRHI Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of DRHI. Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of DRHI Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of DRHI Common Stock multiplied by the per share closing price of DRHI Common Stock on the date of the Effective Time (or, if shares of DRHI Common Stock do not trade on such date, the first date of trading of DRHI Common Stock after the Effective Time). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

    2.2.6. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to DRHI, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 2. shall thereafter look only to DRHI for payment of DRHI Common Stock, any cash in lieu of fractional shares of DRHI Common Stock and any dividends or distributions with respect to DRHI Common Stock.

    2.2.7. No Liability. None of DRHI, the Company or the Exchange Agent shall be liable to any person in respect of any shares of DRHI Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any shares of DRHI Common Stock, any cash in lieu of fractional shares of DRHI Common Stock or any dividends or distributions with respect to DRHI Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    2.2.8. Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund on a daily basis as directed by DRHI. Any interest and other income resulting from such investments shall be paid to DRHI.

    2.2.9. Transfer Taxes. DRHI and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to the third sentence of
  Section 2.2.2. (collectively, "Transfer Taxes"). From and after the Effective Time, DRHI shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Shares, all Transfer Taxes.

                                  ARTICLE 3.

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to DRHI that, except as set forth in written disclosure schedule delivered on or prior to the date hereof by the Company to DRHI that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3. (the "Company Disclosure Schedule"):

  3.1. Organization, Existence and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to own its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a Company Material Adverse Effect. The Company has delivered to DRHI a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to the date hereof.

  3.2. Organization, Existence and Good Standing of Company
Subsidiaries. Section 3.2. of the Company Disclosure Schedule sets forth a list of all subsidiaries of the Company (a "Company Subsidiary"), the jurisdiction of incorporation or organization, as applicable, of each Company Subsidiary, the type of each Company Subsidiary, the percentage of the Company's and Company Subsidiaries' ownership of the outstanding voting stock of each such corporate Company Subsidiary, the authorized and outstanding capital stock of each such corporate Company Subsidiary, and the type and percentage of the Company's and Company Subsidiaries' ownership interest in each other Company Subsidiary. Each Company Subsidiary is a corporation, business trust, general or limited partnership or limited liability company (as specified in Section 3.2. to the Company Disclosure Schedule) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Each Company Subsidiary has all necessary entity power and authority to own its properties and assets and to carry on its business as presently conducted. Each Company Subsidiary is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a Company Material Adverse Effect. Except for the Company Subsidiaries, the Company does not, directly or indirectly, own any equity interest in any other corporation, association, partnership, joint venture, business organization or limited liability company or other entity, with respect to which interest the Company or any Company Subsidiary has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment and comprising less than five percent of the outstanding voting securities of such company.

  3.3. Capitalization.

    3.3.1. Capitalization of Company and Company Subsidiaries. The authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, $.01 par value per share. As of the date hereof: (i) 6,863,686 shares of Company Common Stock were issued and outstanding and 217,845 shares of Company Common Stock were held in treasury, and no shares of preferred stock were issued and outstanding; (ii) 834,345 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options, and
  (iii) 3,630,925 shares of Company Common Stock were reserved for future issuance in connection with the Convertible Notes. All of the outstanding shares of Company Common Stock, and all shares of Company Common Stock which may be issued prior to the Effective Time upon exercise of any option or conversion right will be, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of the date hereof there are outstanding no shares of capital stock or other voting securities of the Company and no equity equivalent interests in the ownership or earnings of the Company or the Company Subsidiaries. All of the outstanding shares of capital stock, or other ownership interest, of each Company Subsidiary is validly issued, fully paid and nonassessable, and is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature whatsoever.

    3.3.2. Obligations to Issue Capital Stock of Company or Company Subsidiaries. Section 3.3.2. of the Company Disclosure Schedule sets forth a true and complete list of all outstanding rights to purchase Company Common Stock, the name of each holder thereof, the number of shares purchasable thereunder and the per share exercise or purchase price of each right. Except with respect to the Convertible Notes, there are no securities of the Company or any Company Subsidiary convertible or exchangeable for shares of capital stock or voting securities of the Company or any Company Subsidiary, no options, warrants or other similar rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interest of any Company Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary.

  3.4. Authority Relative to this Agreement; Recommendation. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the Delaware Law and the Company's Certificate of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by DRHI constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Company Board has unanimously resolved to recommend that the stockholders of the Company adopt and approve this Agreement.

  3.5. Company Material Contracts. Section 3.5. of the Company Disclosure Schedule sets forth a list of all agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound which, as of the date hereof: (i) are required to be filed as "material contracts" with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) under which the consequences of a default, nonrenewal or termination would have a Company Material Adverse Effect; or (iii) pursuant to which payments might be required or acceleration of benefits may be required upon a "change of control" of the Company, or upon execution of this Agreement by the Company or the performance by the Company of its obligations hereunder (collectively, the "Material Contracts").

  3.6. No Conflict. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Company or any Company Subsidiary or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

  3.7. Required Filings and Consents. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, federal, state or local ("Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the filing and recordation of appropriate merger or other documents as required by the Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Company Material Adverse Effect.

  3.8. Compliance. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected or
(ii) any note, bond,
mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, defaults or violations which would not individually or in the aggregate have a Company Material Adverse Effect.

  3.9. Permits. The Company and each Company Subsidiary hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities necessary for the operation of the business of the Company and the Company Subsidiaries as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such Company Permits would not have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Company Material Adverse Effect.

  3.10. SEC Filings. The Company has filed all forms, reports and documents required to be filed by it with the SEC. The Company has made available to DRHI (i) its Annual Reports on Form 10-K for the fiscal years ended May 31, 1996 and 1997, (ii) its Quarterly Report on Form 10-Q for the period ended August 31, 1997, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since June 1, 1996, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since June 1, 1996, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since June 1, 1996 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC.

  3.11. Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated statements of income and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The Company is in full compliance with Section 13(b)(2) of the Exchange Act.

  3.12. Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports, since June 1, 1997, there has not occurred: (i) any Company Material Adverse Effect or any event, change or effect which could reasonably be expected to have a Company Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (iii) any damage to, destruction or loss of any asset of the Company or any Company Subsidiary (whether or not covered by insurance) that would have a Company Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; or (vi) any action or event that would have required the consent of DRHI pursuant to Section 5.1. had such action or event occurred after the date of this Agreement.

  3.13. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's balance sheet (including any related notes thereto) as of August 31, 1997 (the "1997 Company Balance Sheet"), (b) incurred in the ordinary course of business before the date of 1997 Company Balance Sheet and not required under generally accepted accounting principles to be reflected on the 1997 Company Balance

Sheet, (c) disclosed in the Company SEC Reports, or (d) incurred since August 31, 1997 in the ordinary course of business consistent with past practice or in connection with this Agreement, that would not, individually or in the aggregate, have a Company Material Adverse Effect.

  3.14. Absence of Litigation. Except as set forth in the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any properties or rights of the Company or any Company Subsidiary before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could reasonably be expected to have a Company Material Adverse Effect or that could reasonably be expected to prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement.

  3.15. Employee Benefit Plans.

    3.15.1 Company Employee Plans. Section 3.15. of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (a "Company ERISA Affiliate") within the meaning of Section 414 of the Code, or any Company Subsidiary, as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212 of ERISA (collectively the "Company Employee Plans"). There have been made available to DRHI copies of (i) each such written Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA.

    3.15.2. Absence of Certain Events. (i) None of the Company Employee Plans provides retiree medical or other retiree welfare benefits to any person (other than as required under COBRA), and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which would result in a Company Material Adverse Effect; (iii) all Company Employee Plans are in compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury) except as would not individually or in the aggregate result in a Company Material Adverse Effect, and the Company and each Company Subsidiary have performed all obligations required to be performed by them under, and are not in default under or violation of any of the Company Employee Plans except as would not individually or in the aggregate result in a Company Material Adverse Effect; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS; (v) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Company Employee Plan subject to Title IV of ERISA, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
  Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any Company ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

  3.16. Labor Matters. (i) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective employees, which controversies have had or could reasonably be expected to have a Company Material Adverse Effect;
(ii) neither the Company nor any Company Subsidiary is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any Company Subsidiary which could reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no executive or management employee of the Company or any of the Company Subsidiaries intends to terminate his employment in connection with the Merger.

  3.17. Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary, or any affiliate thereof, which has or would have the effect of prohibiting the conduct of business by the Company or any Company Subsidiary as currently conducted, except for any prohibitions as would not, individually or in the aggregate, have a Company Material Adverse Effect.

  3.18. Real Property. The Company and the Company Subsidiaries have good and marketable (or indefeasible, in jurisdictions where the term "marketable" is not customarily used) title in fee simple, or will acquire good and marketable (or indefeasible, as the case may be) title in fee simple, to the real property purported to be owned or optioned by them, free and clear of all liens, charges and encumbrances, except liens for Taxes not yet due and such liens or other imperfections of title as do not or will not materially interfere with the present use or intended use by the Company and the Company Subsidiaries or materially affect the value or marketing of the property affected thereby and that do not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has given, nor have they received, any notice that a breach or an event of default exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by the Company or any Company Subsidiary, or to the knowledge of the Company, any other person with respect to any agreements, arrangements, contracts, covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, and other documents granting to the Company or any Company Subsidiary title to or an interest in or otherwise affecting the real property which is material to the operation of the business of the Company and the Company Subsidiaries, as presently conducted or intended to be conducted, except for such breach or event of default that would not, individually or in the aggregate, have a Company Material Adverse Effect. No condemnation, eminent domain, or similar proceeding exists, is pending or, to the knowledge of the Company, is threatened with respect to, or that could affect, any real property owned or leased by the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect. There is no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by a Governmental Entity, or to the knowledge of the Company, pending before or being considered by a Governmental Entity, which has or would have the effect of restricting the conduct of business by the Company or any Company Subsidiary as currently conducted or intended to be conducted by them, except for any restrictions as would not, individually or in the aggregate, have a Company Material Adverse Effect. No developer-related charges or assessments by any public authority or any other person for public improvements or otherwise made against any property developed by the Company or any Company Subsidiary are unpaid (other than those reflected on the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of the Company's business consistent with past practices), except for charges or assessments as would not, individually or in the aggregate, have a Company Material Adverse Effect. The real property of the Company and the Company Subsidiaries to be used for homebuilding conform, in all material respects, to the appropriate governmental authority's standards, and there is no material impediment to approval for undeveloped real property, such approval to allow development in the manner in which the Company currently anticipates building thereon, except for such as is not reasonably likely to result in a Company Material Adverse Effect. The developed real property of the Company and the Company Subsidiaries has access to streets, and is serviced, in all material respects, by all utilities and other services, as is necessary to construct homes on such property, and such utilities and other services are adequate for the current and intended use of such property. The undeveloped real property of the Company and the Company Subsidiaries has access to streets, and such real property is serviced, in all material respects, by all utilities and other services, as is necessary for the development thereof or such utilities and other services are or will be available, in all material respects, to such property. All leases pursuant to which the Company or any Company Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such defaults or event of defaults would not, individually or in the aggregate, have a Company Material Adverse Effect.

  3.19. Taxes.

  (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean Taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind, in the nature of taxes, payable to any federal, state, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto. For purposes of this Agreement, "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

  (b) (i) The Company and the Company Subsidiaries have duly and timely (with due regard to valid extensions properly secured) filed all Tax Returns required to be filed by them prior to the date of this Agreement (except where failure to duly or timely file a Tax Return or to properly secure a valid extension of time to file the same did not have a material adverse effect on the Company or any of the Company Subsidiaries). All Tax Returns so filed were true, correct and complete in all material respects as filed (or as validly amended thereafter). The Company and the Company Subsidiaries have timely (with due regard to valid extensions properly secured) paid in full all Taxes shown as due on all Tax Returns filed as described above (except where such failure to timely or fully pay any Tax or to secure a valid extension of time to pay the same did not have a material adverse effect on the Company or any of the Company Subsidiaries).

  (ii) None of the Tax Returns of the Company or any of the Company Subsidiaries contains a disclosure statement under Section 6662 (or any predecessor provision) of the Code, or any similar provision of state, local or foreign law.

  (iii) Neither the Company nor any of the Company Subsidiaries is aware of any pending or (to the knowledge of any officer thereof) threatened action, audit, proceeding, or investigation with respect to (A) the assessment or collection of Taxes, (B) a claim by any Tax jurisdiction that the Company or any Company Subsidiary has been required to file a Tax Return, but has failed to do so, or (C) a claim for refund made by the Company or any of the Company Subsidiaries with respect to Taxes previously paid, in any case that would have a material adverse effect on the Company or any of the Company Subsidiaries if ultimately determined adversely. Neither the Company nor any of the Company Subsidiaries has requested an extension of time to file any Tax Return not yet filed, nor has been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax not yet paid, which extension or waiver would have a material adverse effect on the Company or any of the Company Subsidiaries. All Tax deficiencies formally asserted or assessed against the Company or any of the Company Subsidiaries in writing have been paid or finally settled or are being contested in good faith by appropriate action.

    (iv) All Taxes that were required to be collected or withheld by the Company or any of the Company Subsidiaries have been duly collected or withheld, and all such Taxes that the Company or any of the Company Subsidiaries were required to remit to any taxing authority have been duly remitted, except where a failure to collect, withhold or remit Taxes does not have a material adverse effect on the Company or any of the Company Subsidiaries.

    (v) Neither the Company nor any of the Company Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code or agreed to have Section 341(f) (2) of the Code apply to any disposition of any asset owned by it.

    (vi) Neither the Company nor any of the Company Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code (or similar provisions of other law or regulation) by reason of a change in accounting method, nor does the Company or any of the Company Subsidiaries have any knowledge that the IRS (or other taxing authority) has proposed, or (to the knowledge of any officer thereof) is considering, any such change in accounting method, except where any such inclusion in income or any such change would not have a material adverse effect on the Company or any of the Company Subsidiaries.

    (vii) The Company has no foreign stockholders for whom shares of Company Common Stock and the Convertible Notes are United States real property interests as defined in Section 897 of the Code.

    (viii) None of the assets of the Company or any of the Company Subsidiaries is property which is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former
  Section 168(f)(5)(B) of the Code.

    (ix) Neither the Company nor any of the Company Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing or Tax indemnification or similar agreement or arrangement with any entity other than a corporation that is a member of an affiliated group currently filing a consolidated federal income tax return with the Company.

    (x) Neither the Company nor any of the Company Subsidiaries has entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense to the Company or any of the Company Subsidiaries pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

    (xi) The Company has made available to or provided to representatives of DRHI copies of all federal and state income and franchise Tax Returns, and other written correspondence with respect thereto (other than requests for extension of time to file returns and tax payment vouchers), filed or submitted by the Company and the Company Subsidiaries with or to the relevant taxing authorities with respect to all periods beginning on or after May 31, 1994, and has produced for DRHI's inspection at the Company's headquarters all material sales tax, use tax, payroll tax, and property tax and information returns filed by the Company and the Company Subsidiaries with respect to such periods.

  3.20. Intellectual Property. The Company and the Company Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and the Company Subsidiaries as currently conducted, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

  3.21. Environmental Matters. Except for such matters that, individually or in the aggregate, would not have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries have complied with all applicable Environmental Laws; (b) the properties currently owned or operated by the Company or any Company Subsidiary (including soils, groundwater, surface water, buildings or other structures) do not contain and, to the Company's knowledge, have not previously contained any Hazardous Substances; (c) the properties formerly owned or operated by the Company or any Company Subsidiary did not contain any Hazardous Substances at any time during the period of ownership or operation by the Company or the Company Subsidiary; (d) neither the Company nor any Company Subsidiary has disposed of any Hazardous Substance on any third party property which could reasonably be expected to result in any liability under Environmental Law; (e) neither the Company nor any Company Subsidiary has released any Hazardous Substance at any property owned or operated by any of them which could reasonably be expected to result in any liability under Environmental Law; (f) neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of or liable under any Environmental Law; (g) neither the Company nor any Company Subsidiary is a party to any orders, decrees, injunctions or agreements with any Governmental Entity or is a party to any indemnity or other agreement with any third party which is expected to result in liability on the Company or any Company Subsidiary under any Environmental Law; (h) there are no circumstances, conditions or activities involving the Company or any Company Subsidiary that could reasonably be expected to result in any liability or costs to the Company or any Company Subsidiary or any restrictions on the ownership, use or transfer of any property now owned by the Company or a Company Subsidiary pursuant to any Environmental Law; and (i) to the knowledge of the Company, none of the properties now owned or operated by the Company or any Company Subsidiary contains any underground storage tanks, asbestos-containing material, lead-based products, or polychlorinated biphenyls.

  As used herein, "Environmental Law" means any federal, state, local or foreign law, regulation, rule, treaty, order, decree, permit, authorization, or the common law or any requirement of any governmental authority relating to: (A) the protection, investigation or restoration of the environment, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination or injury or threat of injury to persons or property; and "Hazardous Substance" means any substance that is listed or regulated by any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

  3.22. Interested Party Transactions. Except as set forth in Section 3.22. of the Company Disclosure Schedule or in the Company SEC Reports, since the date of the Company's proxy statement dated July 8, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  3.23. Insurance. The Company maintains insurance with financially responsible insurance companies in amounts customary in its industry to insure it against risks and losses associated with the operation of the business and properties of the Company and the Company Subsidiaries.

  3.24. Opinions of Financial Advisors. The Company Board has received the opinion of the Company's financial advisors, Smith Barney Inc. and Salomon Brothers Inc (collectively, "Salomon Smith Barney") and the non-employee directors have received the opinion of Morgan Stanley & Co., Inc. ("Morgan Stanley"), each to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to such holders.

  3.25. Brokers. No broker, finder or investment banker (other than Salomon Smith Barney and Morgan Stanley) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to DRHI a complete and correct copy of all agreements between the Company and Salomon Smith Barney and Morgan Stanley pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereunder.

  3.26. Section 203 of the Delaware Law; Arizona Corporate Takeover Statute. The Company Board has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement. The Company is not an "issuing public corporation" within the meaning of the Arizona Corporate Takeover Statute.

  3.27. Tax Treatment; Pooling Matters. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent accounting for the business combination to be effected by the Merger as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles and rules, regulations and interpretations of the SEC, or preventing the Merger from constituting a tax-free reorganization (except with respect to cash received in lieu of fractional shares) qualifying under Section 354(a)(1) and
Section 368(a)(1)(A) of the Code.

  3.28. Affiliates. Except for the directors and executive officers of the Company, each of whom is listed in Section 3.28. of the Company Disclosure Schedule, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act ("Company Affiliates").

  3.29. Pooling. The Company has received a letter from Arthur Andersen LLP, a copy of which has been previously delivered to DRHI, with respect to the eligibility of the Company for "pooling of interests" accounting treatment.

                                  ARTICLE 4.

                    Representations and Warranties of DRHI

  DRHI hereby represents and warrants to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by DRHI to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4. (the "DRHI Disclosure Schedule"):

  4.1 Organization, Existence and Good Standing of DRHI. DRHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DRHI has all necessary corporate power and authority to own its properties and assets and to carry on its business as presently conducted. DRHI is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a DRHI Material Adverse Effect. DRHI has delivered to the Company a complete and correct copy of its Amended and Restated Certificate of Incorporation and Bylaws as most recently restated and subsequently amended to the date hereof.

  4.2. Organization, Existence and Good Standing of the DRHI
Subsidiaries. Section 4.2. of the DRHI Disclosure Schedule sets forth a list of all subsidiaries of DRHI (a "DRHI Subsidiary"), the jurisdiction of incorporation or organization, as applicable, of each DRHI Subsidiary, the type of each DRHI Subsidiary, the percentage of DRHI's and the DRHI Subsidiaries' ownership of the outstanding voting stock of each such corporate DRHI Subsidiary, the authorized and outstanding capital stock of each such corporate DRHI Subsidiary, and the type and percentage of DRHI's and the DRHI Subsidiaries' ownership interest in each other DRHI Subsidiary. Each DRHI Subsidiary is a corporation, business trust, general or limited partnership or limited liability company (as specified in Section 4.2. to the DRHI Disclosure Schedule) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Each DRHI Subsidiary has all necessary entity power and authority to own its properties and assets and to carry on its business as presently conducted. Each DRHI Subsidiary is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a DRHI Material Adverse Effect. Except for the DRHI Subsidiaries, DRHI does not, directly or indirectly, own any equity interest in any other corporation, association, partnership, joint venture, business organization or limited liability company or other entity, with respect to which interest DRHI, any DRHI Subsidiary has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment and comprising less than five percent of the outstanding voting securities of such company.

  4.3 Capitalization.

  4.3.1. Capitalization of DRHI and the DRHI Subsidiary. The authorized capital stock of DRHI consists solely of 100,000,000 shares of the DRHI Common Stock and 30,000,000 shares of preferred stock, $.10 par value per share ("DRHI Preferred Stock'). As of the date hereof: (i) 37,352,663 shares of the DRHI Common Stock were issued and outstanding and no shares of the DRHI Common Stock were held in treasury, (ii) 2,853,924 shares of the DRHI Common Stock were reserved for future issuance pursuant to outstanding stock options and
(iii) no shares of the DRHI Preferred Stock were issued and outstanding. All of the outstanding shares of the DRHI Common Stock, and all shares of the DRHI Common Stock which may be issued prior to the Effective Time upon exercise of any option or conversion right will be, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of the date hereof there are outstanding no shares of capital stock or other voting securities of DRHI and no equity equivalent interest in the ownership or earnings of DRHI or the DRHI Subsidiaries. All of the outstanding shares of capital stock, or other ownership interest, of each DRHI Subsidiary is validly issued, fully paid and nonassessable, and is owned by DRHI or another DRHI Subsidiary, free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature whatsoever.

  4.3.2. Obligations to Issue Capital Stock of DRHI or the DRHI
Subsidiaries. Section 4.3.2. of the DRHI Disclosure Schedule sets forth a true and complete list of all outstanding rights to purchase the DRHI Common Stock, the number of shares purchasable thereunder and the per share exercise, conversion or purchase price of each right. There are no securities of DRHI or any DRHI Subsidiary convertible or exchangeable for shares of capital stock or voting securities of DRHI or any DRHI Subsidiary, no options, warrants or other similar rights, agreements, arrangements or commitments of any character obligating DRHI or any DRHI Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, DRHI or any DRHI Subsidiary. There are no obligations, contingent or otherwise, of DRHI or any DRHI Subsidiary to repurchase, redeem or otherwise acquire any shares of the DRHI Common Stock or the capital stock or other equity interest of any DRHI Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in any DRHI Subsidiary.

  4.4. Authority Relative to this Agreement. DRHI has all necessary corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DRHI and the consummation by DRHI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of DRHI are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of a majority of the outstanding shares of the DRHI Common Stock entitled to vote in accordance with the Delaware Law and DRHI's Amended and Restated Certificate of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by DRHI and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of DRHI enforceable against DRHI in accordance with its terms. The Board of Directors of DRHI has unanimously resolved to recommend that the stockholders of DRHI adopt and approve this Agreement.

  4.5. DRHI Material Contracts. Section 4.5. of the DRHI Disclosure Schedule sets forth a list of all agreements to which DRHI or any DRHI Subsidiary is a party or by which any of them is bound which, as of the date hereof: (i) are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act or (ii) under which the consequences of a default, nonrenewal or termination would have a DRHI Material Adverse Effect (collectively, the "DRHI Material Contracts").

  4.6. No Conflict. The execution and delivery of this Agreement by DRHI does not, and the performance of this Agreement by DRHI will not, (i) conflict with or violate the Amended and Restated Certificate of Incorporation or Bylaws of DRHI, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to DRHI or any DRHI Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of DRHI or any DRHI Subsidiary or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any DRHI Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of DRHI or any DRHI Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DRHI or any DRHI Subsidiary is a party or by which DRHI or any DRHI Subsidiary or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have a DRHI Material Adverse Effect.

  4.7. Required Filings and Consents. The execution and delivery of this Agreement by DRHI does not, and the performance of this Agreement by DRHI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay DRHI from performing its obligations under this Agreement, or would not otherwise have a DRHI Material Adverse Effect.

  4.8. Compliance. Neither DRHI nor any DRHI Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to DRHI or any DRHI Subsidiary or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except in each case for any such conflicts, defaults or violations which would not individually or in the aggregate have a DRHI Material Adverse Effect.

  4.9. Permits. DRHI and each DRHI Subsidiary hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities necessary for the operation of the business of DRHI and the DRHI Subsidiaries as it is now being conducted (collectively, the "DRHI Permits"), except where the failure to hold such DRHI Permits would not have a DRHI Material Adverse Effect. DRHI and the DRHI Subsidiaries are in compliance with the terms of the DRHI Permits, except where the failure to so comply would not have a DRHI Material Adverse Effect.

  4.10. SEC Filings. DRHI has filed all forms, reports and documents required to be filed with the SEC. DRHI has made available to Company (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1996 and 1997,
(ii) its Proxy Statement, dated December 12, 1997, for its Annual Meeting of Stockholders, (iii) all proxy statements relating to DRHI's meetings of stockholders (whether annual or special) held since October 1, 1995, (iv) all other reports or registration statements (other than Reports on Form 10-Q) filed by DRHI with the SEC since October 1, 1995, and (v) all amendments and supplements to all such reports and registration statements filed by DRHI with the SEC since October 1, 1995 (collectively, the "DRHI SEC Reports"). The DRHI SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the DRHI Subsidiaries is required to file any forms, reports or other documents with the SEC.

  4.11. Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the DRHI SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of DRHI and its consolidated subsidiaries as at the respective dates thereof and the consolidated statements of income and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. DRHI is in full compliance with
Section 13(b)(2) of the Exchange Act.

  4.12. Absence of Certain Changes or Events. Except as set forth in the DRHI SEC Reports, since October 1, 1997, there has not occurred: (i) any DRHI Material Adverse Effect or any action, change or effect which could reasonably be expected to have a DRHI Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of DRHI (except as permitted by Section 5.3.); (iii) any damage to, destruction or loss of any asset of DRHI or any DRHI Subsidiary (whether or not covered by insurance) that would have a DRHI Material Adverse Effect; (iv) any material change by DRHI in its accounting methods, principles or practices; (v) any material revaluation by DRHI of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; or (vi) any action or event that would have required the consent of the Company pursuant to Section 5.3. had such action or event occurred after the date of this Agreement.

  4.13. No Undisclosed Liabilities. Neither DRHI nor any DRHI Subsidiary has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in DRHI's audited balance sheet (including any related notes thereto) as of September 30, 1997 (the "1997 DRHI Balance Sheet"), (b) incurred in the ordinary course of business before the date of the 1997 DRHI Balance Sheet and not required under generally accepted accounting principles to be reflected on the 1997 DRHI Balance Sheet, (c) disclosed in the DRHI SEC Reports, or (d) incurred since September 30, 1997 in the ordinary course of business consistent with past practice or incurred in connection with this Agreement, that would not, individually or in the aggregate, have a DRHI Material Adverse Effect.

  4.14. Absence of Litigation. Except as set forth in the DRHI SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of DRHI, threatened against DRHI or any DRHI Subsidiary or any properties or rights of DRHI or any DRHI Subsidiary before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would have a DRHI Material Adverse Effect or that could reasonably be expected to prevent or delay consummation of the Merger, or otherwise prevent or delay DRHI from performing its obligations under this Agreement.

  4.15. Employee Benefit Plans.

  4.15.1. DRHI Employee Plans. Section 4.15.1. of the DRHI Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements for the benefit of employees generally of DRHI, any trade or business (whether or not incorporated) which is a member of a controlled group including DRHI or which is under common control with DRHI (a "DRHI ERISA Affiliate") within the meaning of Section 414 of the Code, or any DRHI Subsidiary, as well as each plan with respect to which DRHI or a DRHI ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212 of ERISA (collectively the "DRHI Employee Plans"). There have been made available to the Company copies of (i) each such written DRHI Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each DRHI Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each DRHI Employee Plan subject to Title IV of ERISA.

  4.15.2. Absence of Certain Events. (i) None of the DRHI Employee Plans provides retiree medical or other retiree welfare benefits to any person (other than as required under COBRA), and none of the DRHI Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any DRHI Employee Plan, which would result in a DRHI Material Adverse Effect; (iii) all DRHI Employee Plans are in compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the PBGC, IRS or Secretary of the Treasury) except as would not individually or in the aggregate result in a DRHI Material Adverse Effect, and DRHI and each DRHI Subsidiary have performed all obligations required to be performed by them under, and are not in default under or violation of any of the DRHI Employee Plans except as would not individually or in the aggregate result in a DRHI Material Adverse Effect; (iv) each DRHI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS; (v) all contributions required to be made to any DRHI Employee Plan pursuant to Section 412 of the Code, or the terms of the DRHI Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each DRHI Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither DRHI nor any DRHI ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

  4.16. Labor Matters. Except as set forth in Section 4.16. of the DRHI Disclosure Schedule: (i) there are no controversies pending or, to the knowledge of DRHI, threatened, between DRHI or any DRHI Subsidiary and any of their respective employees, which controversies have had or could reasonably be expected to have a DRHI Material Adverse Effect; (ii) neither DRHI nor any DRHI Subsidiary is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by DRHI or any DRHI Subsidiary, nor does DRHI know of any activities or proceedings of any labor union to organize any such employees; and (iii) DRHI has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of DRHI or any DRHI Subsidiary which could reasonably be expected to have a DRHI Material Adverse Effect.

  4.17. Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon DRHI or any DRHI Subsidiary which has or would have the effect of prohibiting the conduct of business by DRHI or any DRHI Subsidiary as currently conducted, except for any prohibitions as would not, individually or in the aggregate, have a DRHI Material Adverse Effect.

  4.18. Real Property. DRHI and the DRHI Subsidiaries have good and marketable (or indefeasible, in jurisdictions where the term "marketable" is not customarily used) title in fee simple, or will acquire good and marketable (or indefeasible, as the case may be) title in fee simple, to the real property purported to be owned or optioned by them, free and clear of all liens, charges and encumbrances, except liens for Taxes not yet due and such liens or other imperfections of title as do not or will not materially interfere with the present use or intended use by DRHI and the DRHI Subsidiaries or materially affect the value or marketing of the property affected thereby and that do not, individually or in the aggregate, have a DRHI Material Adverse Effect. Neither DRHI nor any DRHI Subsidiary has given, nor have they received, any notice that a breach or an event of default exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by DRHI or any DRHI Subsidiary, or to the knowledge of DRHI, any other person with respect to any agreements, arrangements, contracts, covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, and other documents granting to DRHI or any DRHI Subsidiary title to or an interest in or otherwise affecting the real property which is material to the operation of the business of DRHI and the DRHI Subsidiaries, as presently conducted or intended to be conducted, except for such breach or event of default that would not, individually or in the aggregate, have a

DRHI Material Adverse Effect. No condemnation, eminent domain, or similar proceeding exists, is pending or, to the knowledge of DRHI, is threatened with respect to, or that could affect, any real property owned or leased by DRHI or any DRHI Subsidiary that would reasonably be expected to have a DRHI Material Adverse Effect. There is no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by a Governmental Entity, or to the knowledge of DRHI, pending before or being considered by a Governmental Entity, which has or would have the effect of restricting the conduct of business by DRHI or any DRHI Subsidiary as currently conducted or intended to be conducted by them, except for any restrictions as would not, individually or in the aggregate, have a DRHI Material Adverse Effect. No developer-related charges or assessments by any public authority or any other person for public improvements or otherwise made against any property developed by DRHI or any DRHI Subsidiary are unpaid (other than those reflected on the DRHI Balance Sheet or incurred since the date of the DRHI Balance Sheet in the ordinary course of DRHI's business consistent with past practices), except for charges or assessments as would not, individually or in the aggregate, have a DRHI Material Adverse Effect. The real property of DRHI and the DRHI Subsidiaries to be used for homebuilding conform, in all material respects, to the appropriate governmental authority's standards, and there is no material impediment to approval for undeveloped real property, such approval to allow development in the manner in which DRHI currently anticipates building thereon, except for such as is not reasonably likely to result in a DRHI Material Adverse Effect. The developed real property of DRHI and the DRHI Subsidiaries has access to streets, and is serviced, in all material respects, by all utilities and other services, as is necessary to construct homes on such property, and such utilities and other services are adequate for the current and intended use of such property. The undeveloped real property of DRHI and the DRHI Subsidiaries has access to streets, and such real property is serviced, in all material respects, by all utilities and other services, as is necessary for the development thereof or such utilities and other services are or will be available, in all material respects, to such property. All leases pursuant to which DRHI or any DRHI Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such defaults or event of defaults would not, individually or in the aggregate, have a DRHI Material Adverse Effect.

  4.1.9. Taxes.

  (a) DRHI and the DRHI Subsidiaries have duly and timely (with due regard to valid extensions properly secured) filed all Tax Returns required to be filed by them prior to the date of this Agreement (except where failure to duly or timely file a Tax Return or to properly secure a valid extension of time to file the same did not have a material adverse effect on DRHI or any of the DRHI Subsidiaries). All Tax Returns so filed were true, correct and complete in all material respects as filed (or as validly amended thereafter). DRHI and the DRHI Subsidiaries have timely (with due regard to valid extensions properly secured) paid in full all Taxes shown as due on all Tax Returns filed as described above (except where such failure to timely or fully pay any Tax or to secure a valid extension of time to pay the same did not have a material adverse effect on DRHI or any of the DRHI Subsidiaries).

  (b) None of the Tax Returns of DRHI or any of the DRHI Subsidiaries contains a disclosure statement under Section 6662 (or any predecessor provision) of the Code, or any similar provision of state, local or foreign law.

  (c) Neither DRHI nor any of the DRHI Subsidiaries is aware of any pending or (to the knowledge of any officer thereof) threatened action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes, (ii) a claim by any Tax jurisdiction that DRHI or any DRHI Subsidiary has been required to file a Tax Return, but has failed to do so, or
(iii) a claim for refund made by DRHI or any of the DRHI Subsidiaries with respect to Taxes previously paid, in any case that would have a material adverse effect on DRHI or any of the DRHI Subsidiaries if ultimately determined adversely. Neither DRHI nor any of the DRHI Subsidiaries has requested an extension of time to file any Tax Return not yet filed, nor has been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax not yet paid, which extension or waiver would have a material adverse effect on DRHI or any of the DRHI Subsidiaries. All Tax deficiencies formally asserted or assessed against DRHI or any of the DRHI Subsidiaries in writing have been paid or finally settled or are being contested in good faith by appropriate action.

  (d) All Taxes that were required to be collected or withheld by DRHI or any of the DRHI Subsidiaries have been duly collected or withheld, and all such Taxes that DRHI or any of the DRHI Subsidiaries were required to remit to any taxing authority have been duly remitted, except where a failure to collect, withhold or remit Taxes does not have a material adverse effect on DRHI or any of the DRHI Subsidiaries.

  (e) Neither DRHI nor any of the DRHI Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code or agreed to have Section 341(f) (2) of the Code apply to any disposition of any asset owned by it.

  (f) Neither DRHI nor any of the DRHI Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code (or similar provisions of other law or regulation) by reason of a change in accounting method, nor does DRHI or any of the DRHI Subsidiaries have any knowledge that the IRS (or other taxing authority) has proposed, or (to the knowledge of any officer thereof) is considering, any such change in accounting method, except where any such inclusion in income or any such change would not have a material adverse effect on DRHI or any of the DRHI Subsidiaries.

  (g) DRHI has no foreign stockholders for whom shares of DRHI Common Stock are United States real property interests as defined in Section 897 of the Code.

  (h) None of the assets of DRHI or any of the DRHI Subsidiaries is property which is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(5)(B) of the Code.

  (i) Neither DRHI nor any of the DRHI Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing or Tax indemnification or similar agreement or arrangement within any entity other than a corporation that is a member of an affiliated group currently filing a consolidated federal income tax return with DRHI.

  (j) Neither DRHI nor any of the DRHI Subsidiaries has entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense to DRHI or any of the DRHI Subsidiaries pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

  (k) DRHI has made available to or provided to representatives of the Company copies of all federal and state income and franchise Tax Returns, and other written correspondence with respect thereto (other than requests for extension of time to file returns and tax payment vouchers), filed or submitted by the DRHI and the DRHI Subsidiaries with or to the relevant taxing authorities with respect to all periods beginning on or after September 30, 1994, and has produced for the Company's inspection at DRHI's headquarters all material sales tax, use tax, payroll tax, and property tax and information returns filed by DRHI and the DRHI Subsidiaries with respect to such periods.

  4.20. Intellectual Property. DRHI and the DRHI Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of DRHI and the DRHI Subsidiaries as currently conducted, except as would not, individually or in the aggregate, have a DRHI Material Adverse Effect.

  4.21. Environmental Matters. Except for such matters that, individually or in the aggregate, would not have a DRHI Material Adverse Effect: (a) DRHI and the DRHI Subsidiaries have complied with all applicable Environmental Laws;
(b) the properties currently owned or operated by DRHI or any DRHI Subsidiary (including soils, groundwater, surface water, buildings or other structures) do not contain and, to DRHI's knowledge, have not previously contained any Hazardous Substances; (c) the properties formerly owned or operated by DRHI or any DRHI Subsidiary did not contain any Hazardous Substances at any time during the period of ownership or operation by DRHI or the DRHI Subsidiary;
(d) neither DRHI nor any DRHI Subsidiary has disposed of any Hazardous Substance on any third party property which could reasonably be expected to result in any liability under any Environmental Law; (e) neither DRHI nor any DRHI Subsidiary has released any Hazardous Substance at any property owned or operated by any of them which could reasonably be expected to result in any liability under any Environmental Law; (f) neither DRHI nor any DRHI Subsidiary has received any written notice, demand, letter, claim or request for information alleging that DRHI or any DRHI Subsidiary may be in violation of or liable under any Environmental Law; (g) neither DRHI nor any DRHI Subsidiary is a party to any orders, decrees, injunctions or agreements with any Governmental Entity or is a party to any indemnity or other agreement with any third party which is expected to result in liability on DRHI or any DRHI Subsidiary under any Environmental Law; (h) there are no circumstances, conditions or activities involving DRHI or any DRHI Subsidiary that could reasonably be expected to result in any liability or costs to DRHI or any DRHI Subsidiary or any restrictions on the ownership, use or transfer of any property now owned by DRHI or a DRHI Subsidiary pursuant to any Environmental Law; and (i) to the knowledge of DRHI, none of the properties now owned or operated by DRHI or any DRHI Subsidiary contains any underground storage tanks, asbestos-containing material, lead-based products, or polychlorinated biphenyls.

  4.22. Insurance. DRHI maintains insurance with financially responsible insurance companies in amounts customary in its industry to insure it against risks and losses associated with the operation of the business and properties of DRHI and the DRHI Subsidiaries.

  4.23. Brokers. No broker, finder or investment banker (other than Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. DRHI has heretofore furnished to Company a complete and correct copy of all agreements between DRHI and DLJ pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

  4.24. DRHI Common Stock. On the Closing Date, DRHI will have a sufficient number of authorized but unissued or treasury shares of the DRHI Common Stock available for issuance to the holders of the Company Shares, Stock Options and Convertible Notes in accordance with the provisions of this Agreement. The DRHI Common Stock to be issued pursuant to this Agreement will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable, and
(ii) listed on the New York Stock Exchange ("NYSE"), upon official notice of issuance.

  4.25. Tax Treatment; Pooling Matters. Neither DRHI nor, to the knowledge of DRHI, any of its affiliates has taken or agreed to take any action that would prevent accounting for the business combination to be effected by the Merger as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles and rules, regulations and interpretations of the SEC, or preventing the Merger from constituting a tax-free reorganization (except with respect to cash received in lieu of fractional shares) qualifying under Section 354(a)(1) and Section 368(a) of the Code.

  4.26. Investment Intent. DRHI is acquiring the Company Shares hereunder for its own account and not with a view to the distribution or sale thereof, and DRHI has no understanding, agreement, or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the Company Shares to any other person.

  4.27. Sufficient Funds. At the Effective Time DRHI will have available to it sufficient funds to satisfy the obligations of the Company as a result of the Merger, if any, (i) to repurchase the Company's outstanding 10% Senior Notes due April 2006 and (ii) under the Company's revolving and warehouse lines of credit.

  4.28. Pooling. DRHI has received a letter from Ernst & Young LLP, a copy of which has been previously delivered to the Company, with respect to the eligibility of DRHI for "pooling of interests" accounting treatment.

                                  ARTICLE 5.

                    Conduct of Business Pending the Merger

  5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless DRHI shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of the Company Subsidiaries to be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business in the manner consistent with past practice. The Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the present relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any Company Subsidiary shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do any of the following without the prior written consent of DRHI:

    (a) except as set forth in Section 5.1.(a) of the Company Disclosure Schedule, amend or otherwise change the Certificate of Incorporation or Bylaws of the Company or the organizational documents of any Company Subsidiary;

    (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company (except for the issuance of shares of Company Common Stock pursuant to any previously granted Stock Option or upon conversion of the Convertible Notes);

    (c) except as set forth in Section 5.1.(c) of the Company Disclosure Schedule, sell, pledge, dispose of or encumber any assets of the Company or any Company Subsidiary, except for (i) sales of assets in the ordinary course of business in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets, (iii) sales of immaterial assets not in excess of $100,000 individually, and (iv) liens on assets to secure purchase money and construction financings in the ordinary course of business consistent with past practice or arising under the Company's existing revolving and warehouse lines of credit and other encumbrances entered into in the ordinary course of business consistent with past practice;

    (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except for quarterly cash dividends not in excess of $.05 per share paid in accordance with past practice, and except that a wholly owned Company Subsidiary may declare and pay a dividend or make advances to its parent or the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

    (e) except as set forth in Section 5.1.(e) of the Company Disclosure Schedule, (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, except under existing lines of credit in the ordinary course of business consistent with past practice, or make any loans or advances (other than loans or advances to or from direct or indirect wholly owned Company Subsidiaries or pursuant to existing contracts or contracts for the acquisition or development of land entered into in the ordinary course of business consistent with past practice), (iii) enter into or amend any contract or agreement, other than in the ordinary course of business consistent with past practice, that is or would be a Material Contract or is otherwise material to the Company and the Company Subsidiaries taken as a whole; or (iv) authorize any capital expenditures or purchase of fixed assets (other than the purchase of land in the ordinary course of business consistent with past practice) which are, in the aggregate, in excess of $100,000 individually or $1,000,000 in the aggregate;

    (f) except as set forth in Section 5.1.(f) of the Company Disclosure Schedule or as may be required by law, increase the compensation payable or to become payable to its officers or employees, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except increases in annual compensation for employees in the ordinary course consistent with past practice to the extent such compensation increases do not result in a material increase in compensation expense to the Company;

    (g) change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

    (h) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations with respect to any material amount of Tax, except to the extent the amount of any such settlement or compromise has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date hereof; and

    (i) take, or agree to take, any of the actions described in Sections 5.1.(a) through (h) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as contemplated hereby or prevent the Company from performing or cause the Company not to perform in any material respect its covenants hereunder.

  5.2. No Solicitation.

  (a) The Company shall, and shall cause the Company Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). The Company shall not, nor shall the Company authorize or permit any Company Subsidiary or any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than DRHI or any designees of DRHI) concerning any Third Party Acquisition; provided, however, that (i) nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; and (ii) the Company may make inquiry of and participate in discussions or negotiations with any person or group who has submitted after the date hereof an unsolicited and unencouraged Superior Proposal if, and to the extent, the Company Board by requisite vote determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties. The Company shall promptly notify DRHI in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal, and shall advise DRHI from time to time of the status and any material developments concerning the same.

  (b) Except as set forth in this Section 5.2.(b) the Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by requisite vote determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal, but in each case only (i) after providing reasonable written notice to DRHI (a "Notice of Superior Proposal") advising DRHI that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if DRHI does not, within three business days of DRHI's receipt of the Notice of Superior Proposal, make an offer which the Company Board by requisite vote determines in its good faith judgment (based on the advice of a financial adviser of nationally recognized reputation) to be as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 7.1. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Section 5.2.(b) provided that such disclosure states that no action will be taken by the Company Board with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition except in accordance with this Section 5.2.(b).

  (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than DRHI or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 35% of the total assets of the Company and the Company Subsidiaries taken as a whole; (iii) the acquisition by a Third Party of 35% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any Company Subsidiary of more than 35% of the outstanding Shares. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Company Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board by requisite vote determines in its good faith judgment (based on the advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

  5.3. Conduct of Business by DRHI Pending the Merger. DRHI covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the Company shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, DRHI shall conduct its business and shall cause the businesses of the DRHI Subsidiaries to be conducted only in, and DRHI and the DRHI Subsidiaries shall not take any action except in, the ordinary course of business in the manner consistent with past practice. By way of amplification and not limitation, except as contemplated by this Agreement, neither DRHI nor any DRHI Subsidiary shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

    (a) amend or otherwise change the Amended and Restated Certificate of Incorporation or Bylaws of DRHI other than incident to a stock split or combination;

    (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except for quarterly cash dividends paid out of current earnings and stock dividends and except that a wholly owned DRHI Subsidiary may declare and pay a dividend to its parent or DRHI or (ii) reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

    (c) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof if such transaction would prevent or materially delay the consummation of the transactions contemplated by this Agreement or if the amount of consideration paid exceeds the largest amount of consideration paid by DRHI in an acquisition prior to the date hereof;

    (d) issue any shares of capital stock of any class (except pursuant to stock options issued under DRHI's stock option plans or in any stock dividend) in one transaction or series of related transactions if the shares so issued constitute more than 15% of the outstanding shares of such class (after giving effect to such issuance); and

    (e) take, or agree to take, any of the actions described in Sections 5.3.(a) through (d) above, or any action which would make any of the representations or warranties of DRHI contained in this Agreement untrue or incorrect in any material respect as contemplated hereby or prevent DRHI from performing or cause DRHI not to perform in any material respect its covenants hereunder.

                                  ARTICLE 6.

                             Additional Agreements

  6.1 HSR Act. As promptly as practicable after the date of this Agreement, the Company and DRHI shall file notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and thereafter use reasonable efforts to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC') and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  6.2. Access to Information; Confidentiality.

  (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of DRHI reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Company Subsidiary to) furnish promptly to DRHI all information concerning its business, properties and personnel as such other party may reasonably request.

  (b) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), DRHI shall (and shall cause each DRHI Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of the Company reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, DRHI shall (and shall cause each DRHI Subsidiary to) furnish promptly to the Company all information concerning its business, properties and personnel as such other party may reasonably request.

  (c) Each of DRHI and the Company shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either DRHI or the Company may reasonably request. The Company and DRHI shall keep all information obtained under this Section 6.2. confidential in accordance with the terms of the confidentiality letters, dated November 17, 1997 and December 4, 1997 (the "Confidentiality Letters"), between DRHI and the Company.

  6.3. Registration Statement.

  (a) DRHI shall prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of the DRHI Common Stock to be issued in the Merger (together with any amendments or supplements thereto, the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act, including Rule 145 thereunder. Such Registration Statement shall contain a joint proxy statement of DRHI and of the Company prepared by DRHI and the Company containing the information required by the Exchange Act (together with any amendments or supplements thereto, the "Proxy Statement"). DRHI shall use its reasonable best efforts to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares of the DRHI Common Stock covered thereby have been distributed. DRHI shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any statements which have become false or misleading. The Company and DRHI shall use their reasonable best efforts to have the Proxy Statement approved by the SEC under the provisions of the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review and comment on the filings made pursuant to this Section
6.3. prior to their filing with the SEC and shall be provided with any comments DRHI and its counsel may receive from the SEC or its staff with respect to such filings promptly after receipt of such comments.

  (b) The information specifically designated as being supplied by the Company for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective or at the time the Proxy Statement is first mailed to holders of the Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement is first mailed to holders of the Company Common Stock and the DRHI Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform DRHI. All documents, if any, that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

  (c) The information specifically designated as being supplied by DRHI for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective or at the time the Proxy Statement is first mailed to holders of the Company Common Stock and the DRHI Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by DRHI for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement is first mailed to holders of the Company Common Stock and the DRHI Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstance under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to DRHI or its officers or directors should be discovered by DRHI which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, DRHI shall promptly inform the Company and shall promptly file such amendment to the Registration Statement. All documents that DRHI or the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

  (d) Prior to the Closing Date, DRHI shall use its reasonable best efforts to cause the shares of the DRHI Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the DRHI Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

  (e) Prior to the Closing Date, DRHI shall file a subsequent listing application with the NYSE relating to the shares of the DRHI Common Stock to be issued in connection with the Merger, and shall use reasonable best efforts to cause such shares of the DRHI Common Stock to be listed, upon official notice of issuance, prior to the Closing Date.

  (f) The Company shall furnish all information to DRHI with respect to the Company and the Company Subsidiaries as DRHI may reasonably request for inclusion in the Registration Statement, the Proxy Statement and shall otherwise cooperate with DRHI in the preparation and filing of such documents.

  (g) The Company shall use all reasonable efforts to cause Arthur Andersen LLP to deliver a letter dated not more than five days prior to the date on which the Registration Statement shall become effective (and updated to a date no more than five days prior to the Closing Date) and addressed to itself and DRHI and their respective Boards of Directors in form and substance reasonably satisfactory to DRHI and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Proxy Statement.

  (h) DRHI shall use all reasonable efforts to cause Ernst & Young LLP to deliver a letter dated not more than five days prior to the date on which the Registration Statement shall become effective (and updated to a date no more than five days prior to the Closing Date) and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Proxy Statement.

  6.4. Meetings of Stockholders.

  (a) The Company will take all steps necessary in accordance with its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") as soon as practicable after the effectiveness of the Registration Statement, for the purpose of approving and adopting this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary. Unless this Agreement shall have been validly terminated as provided herein, the Company Board (subject to the provisions of Section 5.2. and Section 7.1.(d) hereof) will (i) recommend to its stockholders the approval and adoption of this Agreement, the transactions contemplated hereby and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use its reasonable good faith efforts to obtain the approval by its stockholders of this Agreement and the transactions contemplated hereby.

  (b) DRHI will take all steps necessary in accordance with its Amended and Restated Certificate of Incorporation and By-Laws to call, give notice of, convene and hold a meeting of its stockholders (the "DRHI Stockholder Meeting") as soon as practicable after the effectiveness of the Registration Statement, for the purpose of approving the issuance of the DRHI Shares upon consummation of the Merger and for such other purposes as may be necessary. Unless this Agreement shall have been validly terminated as provided herein, DRHI's Board (i) will recommend to its stockholders the approval of the issuance of the DRHI Shares upon consummation of the Merger and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law or the requirements of the NYSE in order to issue such shares, and (ii) use its reasonable good faith efforts to obtain the approval by its stockholders of this Agreement and the transactions contemplated hereby.

  6.5. Pooling and Tax-Free Reorganization Treatment. Neither DRHI nor the Company shall take or cause to be taken any action on or before the Effective Time, and DRHI agrees to use commercially reasonable best efforts not to take or cause to be taken any action after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or which would prevent the Merger from constituting a tax-free reorganization (except with respect to cash received in lieu of fractional shares) within the meaning of Section 354(a)(1) and Section 368(a)(1)(A) of the Code.

  6.6. Affiliate and Pooling Agreements. DRHI and the Company will each use their respective reasonable efforts to cause each of their respective directors and executive officers and each of their respective "affiliates" (within the meaning of Rule 145 under the Securities Act) to execute and deliver to DRHI as soon as practicable an agreement in the form attached hereto as Exhibit 6.6 relating to the disposition of shares of the Company Common Stock and shares of the DRHI Common Stock held by such person and the shares of the DRHI Common Stock issuable pursuant to this Agreement.

  6.7. Company Stock Options.

  (a) As soon as reasonably practicable after the Effective Time, DRHI shall deliver to the holders of the Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Plans, and any stock option agreement evidencing such Stock Options which shall continue in full force and effect on the same terms and conditions (subject to the adjustments required by Section 2.1.4. or this Section 6.7. after giving effect to the Merger and the assumption of such options by DRHI as set forth herein) as in effect immediately prior to the Effective Time. DRHI shall comply with the terms of the Company Stock Plans and such agreements as so adjusted, and shall use its reasonable efforts to ensure, to the extent required by, and subject to the provisions of, such plan or agreements, that the Stock Options which qualified as incentive stock options prior to the Effective Time shall continue to qualify as incentive stock options after the Effective Time.

  (b) DRHI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of the DRHI Common Stock for delivery upon exercise of the Stock Options assumed by DRHI in accordance with Section
2.1.4. As soon as practicable after the Effective Time, DRHI shall file with the SEC a registration statement on Form S-8 with respect to shares of the DRHI Common Stock subject to each such assumed Stock Option and shall use its reasonable efforts to maintain the effectiveness of a registration statement or registration statements covering such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such the Stock Options remain outstanding.

  (c) Except to the extent otherwise agreed to by the parties, all restrictions or limitations on transfer and vesting with respect to the stock options, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by DRHI as set forth above.

  6.8. Board Representation. The Company hereby designates W. Thomas Hickcox and Bradley S. Anderson ("Mr. Anderson") for appointment or nomination for election as directors of DRHI. Prior to the filing of the Registration Statement, the Company may designate an individual in lieu of Mr. Anderson for such appointment or nomination; provided that the individual so designated shall be reasonably acceptable to DRHI and satisfy the requirements of the NYSE for an "independent" and "outside" director of DRHI subsequent to the Merger. DRHI shall use its best efforts, whether through increase in the size of its Board of Directors or otherwise, to cause the appointment or election of the two such designated individuals as directors of DRHI at the Effective Time.

  6.9. Publication of Combined Results. DRHI agrees that after the end of the first calendar quarter to end after the first full calendar month after the Effective Time, DRHI shall cause the prompt publication of the combined results of operations of DRHI and the Company. For purposes of this Section 6.9., the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

  6.10. Indemnification and Insurance.

  (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law and the Surviving Corporation's Certificate of Incorporation and Bylaws (including Section 145(h) of the Delaware Law), indemnify and hold harmless, each present and former director or officer of the Company, determined as of the Effective Time (collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to any acts or omissions or alleged acts or omissions by them in their capacities as such; provided that, as to claims existing as of the Effective Time, in no event shall the Surviving Corporation be obligated to provide indemnification under this
Section 6.10.(a) in excess of the indemnification that the Company is required to provide under its Certificate of Incorporation or Bylaws as in effect as of the date hereof.

  (b) For a period of three years after the Effective Time, the Surviving Corporation shall maintain (through the continuation or endorsement of the Company's existing policy or the purchase of a "tail-end" rider permitted by such policy) in effect, if available, the directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on the terms (including the amounts of coverage and the amounts of deductibles, if any) now applicable to them; provided that in no event shall the Surviving Corporation be required to spend in excess of 150% of the annual premium currently paid by the Company for such coverage, and provided further that, if the premium for such coverage exceeds such amount, the Surviving Corporation shall maintain the greatest coverage available for such 150% of the annual premium.

  (c) This Section 6.10. shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (as the case may be) assume the obligations of the Surviving Corporation set forth in this Section 6.10.

  6.11. Notification of Certain Matters. The Company shall give prompt notice to DRHI, and DRHI shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate the result of which would be a Material Adverse Effect to the Company or DRHI, as applicable, or (ii) any failure of the Company or DRHI, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11. shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  6.12. Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all material waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied in all material respects all conditions precedent to its obligations under this Agreement.

  6.13. Public Announcements. DRHI and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE if it has used all reasonable efforts to consult with the other party.

  6.14. Employee Benefits. For the period of six months beginning as of the Effective Time, DRHI shall pay salaries and wages and (to the extent permitted by applicable law) provide employee benefits to persons who are employees of the Company or any Company Subsidiary immediately before the Effective Time that are at least substantially equivalent in the aggregate to those paid and provided by the Company and the Company Subsidiaries before the Effective Time (other than stock options or other equity-based compensation). For the period of six months beginning at the end of the period described in the preceding sentence, DRHI shall provide, to the extent permitted by applicable law, employee benefits to such persons that are at least substantially equivalent in the aggregate to those then provided by DRHI and the DRHI Subsidiaries generally to their other employees. Nothing contained herein shall be construed as requiring DRHI or any DRHI Subsidiary to continue the employment or position of any specific person, but is subject to any employment or severance agreements in effect as of the date hereof. The Company and DRHI shall make such amendments and modifications to their respective employee benefit plans as are necessary to provide that only those employees of the Surviving Corporation and its subsidiaries that were eligible to participate in the Company Employee Plans immediately prior to the Effective Time are eligible to participate in the Company Employee Plans immediately after the Effective Time and only those employees of the Surviving Corporation that would have been eligible to participate in the DRHI Employee Plans immediately prior to the Effective Time are eligible to participate in the DRHI Employee Plans immediately after the Effective Time; provided that the foregoing shall not limit the Surviving Corporation's ability to amend, modify or terminate such plans after the Effective Time consistent with the terms of such plans, the terms of this Agreement and applicable law.

                                  ARTICLE 7.

                       Termination, Amendment and Waiver

  7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of the Company Common Stock or the DRHI Common Stock:

    (a) by mutual written consent of DRHI and the Company;

    (b) by either DRHI or the Company:

      (i) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of the Company Common Stock shall not have been obtained;

      (ii) if the Merger shall not have been consummated on or before May 31, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

      (iii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1.(b)(iii) shall not be available to any party who has not complied with its obligations under Section 6.12. and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

      (iv) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 8.2.(a) or 8.3.(a) as applicable (a "Terminating Breach") (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); provided, that, if such Terminating Breach is curable by the Company or DRHI, as the case may be, through the exercise of its reasonable efforts and for so long as the Company or DRHI, as the case may be, continues to exercise such reasonable efforts, neither DRHI nor the Company, respectively, may terminate this Agreement under this
    Section 7.1.(b)(iv); or

      (v) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of the DRHI Common Stock shall not have been obtained;

    (c) by either DRHI or the Company in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in Section 8.1. shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 8.2. (in the case of DRHI) or Section 8.3. (in the case of the Company) is not capable of being satisfied prior to the end of the period referred to in
  Section 7.1.(b)(ii);

    (d) by the Company if the Company Board has received a Superior Proposal, the Company Board by requisite vote determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that it is required to do so in order to comply with its fiduciary duties, withdraws its recommendation of the transactions contemplated hereby or approves or recommends such Superior Proposal, and the Company Board complies with all other provisions of Section 5.2.(b) and concurrently complies with the provisions of Section 9.1.(b);

    (e) by DRHI if the Company Board shall have recommended to the Company's stockholders a Superior Proposal; or the Company Board shall have withdrawn its recommendation of this Agreement or the Merger, provided that any disclosure that the Company Board is compelled to make of the receipt of a proposal for a Third Party Acquisition in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 shall not in and of itself constitute the withdrawal of the Company Board's recommendation; provided, further, that such disclosure states that no action will be taken by the Company Board with respect to the withdrawal of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Third Party Acquisition except in accordance with Section 5.2.(b); or

    (f) by the Company if the Stock Value is less than $12.69, unless prior to the Closing Date DRHI elects, by notice to the Company, to have the Exchange Ratio equal the quotient obtained by dividing $35.00 by the Stock Value (rounded to the nearest one thousandth).

  7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1., this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, its affiliates, directors, officers or stockholders other than the provisions of
Section 9.1., unless such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, in which event the terminating party shall retain its rights and remedies against such other party in respect of such other party's breach.

                                  ARTICLE 8.

                             Conditions to Closing

  8.1. Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    8.1.1. No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the Merger which makes the consummation of the Merger illegal;

    8.1.2. Governmental Actions. There shall not have been instituted or pending any action or proceeding by any governmental authority or administrative agency, before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit DRHI from exercising all material rights and privileges pertaining to its ownership of the assets of the Company (including the Company Subsidiaries) taken as a whole or the ownership or operation by DRHI or any DRHI Subsidiary of all or a material portion of the business or assets of the Surviving Corporation and its subsidiaries taken as a whole, or seeking to compel DRHI or any DRHI Subsidiary to dispose of or hold separate all or any material portion of the business or assets of the Surviving Corporation and its subsidiaries taken as a whole, as a result of the Merger or the transactions contemplated by this Agreement.

    8.1.3. HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    8.1.4. Company Stockholder Approval. The holders of shares of the Company Common Stock shall have approved the adoption of this Agreement and any other matters submitted to them for the purpose of approving the transactions contemplated hereby.

    8.1.5. DRHI Stockholder Approval. The holders of shares of the DRHI Common Stock shall have approved the adoption of this Agreement and any other matters submitted to them for the purpose of approving the transactions contemplated hereby.

    8.1.6. Listing. The shares of the DRHI Common Stock to be issued in connection with the Merger shall have been listed on the NYSE, upon official notice of issuance.

    8.1.7. Registration Statement. The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and Blue Sky Laws, if applicable, and no stop order with respect to the Registration Statement shall be in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities.

    8.1.8. Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body, the absence of which would have a Material Adverse Effect on the Surviving Corporation, DRHI, any DRHI Subsidiary or any Company Subsidiary, shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

  8.2. Conditions to Obligations of DRHI. The obligations of DRHI to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following additional conditions:

    (a) The representations and warranties of the Company contained herein (without regard to any materiality exceptions contained therein) shall be true at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representation or warranty specifically related to an earlier date, in which case such representation or warranty shall be true as of such earlier date), except for such untruths or inaccuracies that would not, individually, or in the aggregate, have a Company Material Adverse Effect, and the Company shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date.

    (b) DRHI shall have been furnished with a certificate, executed by a duly authorized officer of the Company, dated the Closing Date, certifying as to the fulfillment of the conditions in paragraph (a).

    (c) The Merger shall qualify for "pooling of interests" accounting treatment, and DRHI shall have received an update letter, dated the Closing Date, from Ernst & Young LLP to such effect with respect to DRHI if the Merger is consummated in accordance with the terms and provisions of this Agreement.

    (d) DRHI shall have received an opinion from Gibson, Dunn & Crutcher LLP, tax counsel to DRHI, to the effect that the Merger will constitute a tax-free reorganization (except with respect to cash received in lieu of fractional shares) within the meaning of Section 354(a)(1) and Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of DRHI and the Company.

  8.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

    (a) The representations and warranties of DRHI contained herein (without regard to any materiality exceptions contained therein) shall be true at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representation or warranty specifically relates to an earlier date, in which case such representation or warranty shall be true as of such earlier date), except for such untruths or inaccuracies that would not, individually or in the aggregate, have a DRHI Material Adverse Effect, and DRHI shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date.

    (b) The Company shall have been furnished with a certificate, executed by duly authorized officer of DRHI, dated the Closing Date, certifying as to the fulfillment of the conditions in paragraph (a).

    (c) The Merger shall quality for "pooling of interests" accounting treatment, and the Company shall have received an update letter, dated the Closing Date, from Arthur Andersen LLP to such effect with respect to the Company if the Merger is consummated in accordance with the terms and provisions of this Agreement.

    (d) The Company shall have received an opinion from Cahill Gordon & Reindel, tax counsel to the Company, to the effect that the Merger will constitute a tax-free reorganization (except with respect to cash received in lieu of fractional shares) within the meaning of Section 354(a)(1) and
  Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of DRHI and the Company.

                                  ARTICLE 9.

                              General Provisions

  9.1. Expenses.

  (a) Except as otherwise provided in this Section 9.1., all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the Merger is consummated.

  (b) In the event that this Agreement shall be terminated:

    (i) pursuant to Section 7.1.(d) or Section 7.1.(e);

    (ii) by DRHI pursuant to Section 7.1.(b)(iv) and within twelve months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z), prior to such termination; or

  (iii) pursuant to Section 7.1.(b)(i) and at the time of the Company stockholders' meeting at which the Company failed to obtain the requisite vote there shall be outstanding an offer by a Third Party to consummate a Third Party Acquisition involving the payment of consideration to stockholders of the Company with a value in excess of the Merger Consideration and within twelve months thereafter the Company enters into an agreement with respect to such Third Party Acquisition or such Third Party Acquisition occurs);

the Company shall pay to DRHI the amount of $12,000,000 immediately upon the occurrence of the event described in this Section 9.1.(b), less (in the case of clause (iii) above) any amount theretofore paid pursuant to Section 9.1.(c).

  (c) In the event this Agreement shall be terminated by DRHI or (when a proposal for a Third Party Acquisition is pending) the Company pursuant to
Section 7.1.(b)(i), and at the time of termination DRHI is not in breach of its material obligations hereunder, the Company shall, promptly after the termination of this Agreement, reimburse DRHI for all documented out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to DRHI), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement; provided that in no event shall the Company be required to pay in excess of an aggregate of $1,500,000 pursuant to this Section 9.1.(c).

  (d) In the event this Agreement shall be terminated by the Company pursuant to Section 7.1.(b)(v), and at the time of termination the Company is not in breach of its material obligations hereunder, DRHI shall, promptly after the termination of this Agreement, reimburse the Company for all documented out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to the Company), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement; provided that in no event shall DRHI be required to pay in excess of an aggregate of $1,500,000 pursuant to this Section 9.1.(d).

  9.2 Effectiveness of Representations, Warranties, Covenants and
Agreements. Except as otherwise provided in this Section 9.2., the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time, except that (i) the agreements set forth in Article 2.,
Section 6.3. and Section 6.7. shall survive the Effective Time indefinitely, and (ii) the agreements in Section 6.9., Section 6.10. and Section 6.14. shall survive in accordance with their respective terms. The Confidentiality Letters shall survive termination of this Agreement as provided therein.

  9.3. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

  (a) If to DRHI:

      D. R. Horton, Inc.
      1901 Ascension Boulevard
      Suite 100
      Arlington, TX 76006
      Telecopier No.: (817) 856-8249
      Telephone No.: (817) 856-8200
      Attention: Chairman and Chief Executive Officer

  (b) If to the Company:

      Continental Homes Holdings Corp.
      7001 N. Scottsdale Road
      Suite 2050
      Scottsdale, AZ 85253
      Telecopier No.: (602) 483-8237
      Telephone No.: (602) 483-0006
      Attention: President and Chief Executive Officer

  9.4. Certain Definitions. For purposes of this Agreement, the term:

    (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership, limited liability company or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10% or more;

    (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly,
  (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

    (c) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

    (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

    (e) "material adverse effect" means when used in connection with the Company or any Company Subsidiary, or DRHI or any DRHI Subsidiary, as the case may be, any change, effect or circumstance that is materially adverse to the business, assets, financial condition, results of operations of the Company or any Company Subsidiary, or DRHI or any DRHI Subsidiary, as the case may be. "Material Adverse Effect" means any change, effect or circumstance that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, or DRHI and the DRHI Subsidiaries, as the case may be, in each case taken as a whole, other than any such changes, effects or circumstances: (i) set forth or contemplated by the Company Disclosure Schedule or the DRHI Disclosure Schedule, as the case may be; (ii) set forth or described in the Company SEC Reports or DRHI SEC Reports, as the case may be; or (iii) affecting the home construction industry generally;

    (f) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

    (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, DRHI or any other person means any corporation, partnership, joint venture, limited liability company, business trust or other legal entity of which the Company, the Surviving Corporation, DRHI or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than

  50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    (h) "trading day" means any day on which the NYSE is open for the trading of securities.

  9.5. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company and DRHI, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  9.6. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  9.7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  9.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  9.9. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  9.10. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that DRHI may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

  9.11. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 6.10. (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

  9.12. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, except as otherwise provided herein.

  9.13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

  9.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, DRHI and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          D. R. Horton, Inc.


                                          By:    /s/ Donald R. Horton
                                             ----------------------------------
                                            Name: Donald R. Horton
                                            Title: Chief Executive Officer

                                          Continental Homes Holding Corp.


                                          By:   /s/ W. Thomas Hickcox
                                             ----------------------------------
                                            Name: W. Thomas Hickcox
                                            Title: Chief Executive Officer

                                                                     APPENDIX B

                      [LETTERHEAD OF DONALDSON, LUFKIN &
                       JENRETTE SECURITIES CORPORATION]
                                                              December 18, 1997

Board of Directors
D.R. Horton, Inc.
1901 Ascension Blvd., Suite 100
Arlington, Texas 76006

Dear Members of the Board:

  You have requested our opinion as to the fairness from a financial point of view to D.R. Horton, Inc. (the "Company") and its stockholders of the Exchange Ratio (as defined below) to be paid by the Company pursuant to the terms of the Agreement and Plan of Merger, to be dated as of December 18, 1997 (the "Agreement"), by and between the Company and Continental Homes Holding Corp. ("Continental") pursuant to which Continental will be merged (the "Merger") with and into the Company.

  Pursuant to the Agreement, each share of common stock, par value $0.01 per share, of Continental ("Continental Common Stock") will be converted, subject to certain exceptions, into the right to receive the number of shares of common stock, $0.01 par value per share of the Company ("Company Common Stock"), determined as follows: (i) if the Stock Value (as defined below) is greater than or equal to $16.878 and less than or equal to $18.776, the Exchange Ratio shall be 2.37; (ii) if the Stock Value is less than $16.878 and greater than $14.50, the Exchange Ratio shall be the quotient of $40.00 and the Stock Value; (iii) if the Stock Value is more than $18.776 and less than $19.78, the Exchange Ratio shall be the quotient of $44.50 and the Stock Value; (iv) if the Stock Value is less than or equal to $14.50, the Exchange Ratio shall be 2.759; and (v) if the Stock Value is more than or equal to $19.78, the Exchange Ratio shall be 2.25 (such number as determined pursuant to clauses (i) through (v), the "Exchange Ratio"). The term "Stock Value" means the average of the closing prices of Company Common Stock on the New York Stock Exchange for 15 randomly selected trading days within the 30 consecutive trading days ending on the date that is five trading days prior to the consummation of the Merger.

  In arriving at our opinion, we have reviewed the draft dated December 17, 1997 of the Agreement and its exhibits. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Continental including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Continental for the period beginning fiscal year 1998 and ending fiscal year 2001 prepared by the management of Continental and certain financial projections of the Company for the period beginning fiscal year 1998 and ending fiscal year 2000 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Continental with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Continental Common Stock and Company Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Continental or its representatives, or that was otherwise reviewed by us. We have also relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Continental as to the future operating and financial performance of the Company and Continental. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Company Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed Merger.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. DLJ was the sole manager for the Company's June 1997 offering of $150.0 million of 8.375% Senior Notes. DLJ also acted as a co-manager for the Company's March 1997 offering of Company Common Stock.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company and its stockholders from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                          Securities Corporation


                                          By:   /s/ Eric Anderson
                                             --------------------------------
                                            Name: Eric Anderson
                                            Title:  Managing Director

                                                                     APPENDIX C

                     [LETTERHEAD OF SALOMON SMITH BARNEY]
December 18, 1997

The Board of Directors
Continental Homes Holding Corp.
7001 North Scottsdale Road
Scottsdale, Arizona 85253

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Continental Homes Holding Corp. ("Continental Homes") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), by and between D.R. Horton, Inc. ("D.R. Horton") and Continental Homes. As more fully described in the Merger Agreement, (A) Continental Homes will be merged with and into D.R. Horton (the "Merger") and (B) each outstanding share of the common stock, par value $0.01 per share, of Continental Homes (the "CH Common Stock") will be converted into the right to receive (i) 2.37 shares of the common stock, par value $0.01 per share, of D.R. Horton (the "DRH Common Stock"), if the average of the closing prices of DRH Common Stock as reported for New York Stock Exchange Composite Transactions for 15 randomly selected trading days within the 30 consecutive trading days ending on the date that is five trading days prior to the closing of the Merger (the "Stock Value") is greater than or equal to $16.878 and less than or equal to $18.776, (ii) that number of shares of DRH Common Stock equal to the result obtained by dividing $40.00 by the Stock Value, if the Stock Value is less than $16.878 and greater than $14.50, (iii) that number of shares of DRH Common Stock equal to the result obtained by dividing $44.50 by the Stock Value, if the Stock Value is greater than $18.776 and less than $19.78, (iv) either (x) 2.759 shares of DRH Common Stock, if the Stock Value is less than or equal to $14.50, or (y) the result obtained by dividing $35.00 by the Stock Value, if the Stock Value is less than $12.69 and D.R. Horton so elects, or (v) 2.25 shares of DRH Common Stock, if the Stock Value is greater than or equal to $19.78 (the number of shares of DRH Common Stock into which shares of CH Common Stock will be so converted, the "Exchange Ratio").

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Continental Homes and certain senior officers and other representatives and advisors of D.R. Horton concerning the businesses, operations and prospects of Continental Homes and D.R. Horton. We examined certain publicly available business and financial information relating to Continental Homes and D.R. Horton as well as certain financial forecasts and other information and data for Continental Homes and D.R. Horton which were provided to or otherwise discussed with us by the respective managements of Continental Homes and D.R. Horton, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of CH Common Stock and DRH Common Stock; the historical and projected earnings and other operating data of Continental Homes and D.R. Horton; and the capitalization and financial condition of Continental Homes and D.R. Horton. We considered, to the extent publicly available, the financial terms of certain other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Continental Homes and D.R. Horton. We also evaluated the potential pro forma financial impact of the Merger on D.R. Horton. In connection with our engagement, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of Continental Homes. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Continental Homes and D.R. Horton that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Continental Homes and D.R. Horton as to the future financial performance of Continental Homes and D.R. Horton and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Continental Homes and D.R. Horton. We are not expressing any opinion as to what the value of the DRH Common Stock actually will be when issued pursuant to the Merger or the price at which the DRH Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Continental Homes or D.R. Horton nor have we made any physical inspection of the properties or assets of Continental Homes or D.R. Horton. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney Inc. (now associated with Salomon Brothers Inc and collectively with Salomon Brothers Inc doing business as Salomon Smith Barney) has acted as financial advisor to Continental Homes in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We have in the past provided investment banking services to Continental Homes and D.R. Horton, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Continental Homes and D.R. Horton for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Continental Homes and D.R. Horton.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Continental Homes in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of CH Common Stock.

Very truly yours,

/s/ Salomon Smith Barney
------------------------------
SALOMON SMITH BARNEY

                                                                     APPENDIX D

              [LETTERHEAD OF MORGAN, STANLEY & CO. INCORPORATED]

                                                              December 18, 1997

Independent Members of the Board of Directors
C/O Bradley S. Anderson
Interim Chairman of the Board
Continental Homes Holding Corporation
7001 North Scottsdale Road, Suite 2050
Scottsdale, AZ 85253

  Independent Members of the Board of Directors:

  We understand that Continental Homes Holding Corporation ("Continental" or the "Company") and D.R. Horton ("Horton") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 18, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Continental with and into Horton. Pursuant to the Merger, each outstanding share of common stock, par value $.01 per share, of Continental (the "Company Common Stock"), other than shares held in treasury or held by Horton or any affiliate of Horton, will be exchanged for 2.25 shares of Horton common stock, par value $.01 per share, of Horton (the "Horton Common Stock"), subject to adjustment in certain circumstances pursuant to a formula set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  The Independent Members of the Board of Directors (the "Independent Members") have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

  For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company and Horton;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Horton prepared by the managements of the Company and Horton;

    (iii) reviewed certain financial projections prepared by the managements of the Company and Horton;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company and Horton with senior executives of the Company and Horton;

    (v) reviewed the reported prices and trading activity for the Company Common Stock and the Horton Common Stock;

    (vi) compared the financial performance of the Company and Horton and the prices and trading activity of the Company Common Stock and the Horton Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (viii) reviewed the Merger Agreement and certain related documents, and

    (ix) performed such other analysis and considered such other factors as we have considered appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Horton. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Horton, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We understand that Salomon Smith Barney, financial advisor to the Company, has conducted a sales process with respect to a possible sale or business combination involving the Company, however, Morgan Stanley did not participate in such process and was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any of the parties in connection with the Merger.

  We have been engaged to provide this opinion to the Independent Members in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

  It is understood that this letter is for the information of the Independent Members and may not be used for any other purpose without our prior written consent, except this opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger. In addition, we express no opinion or recommendation as to how the holders of Company Common Stock should vote at the stockholder's meeting held in connection with the Merger.

  Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          Morgan Stanley & Co. Incorporated


                                          By:   /s/ Ronald D. Sturzenegger
                                             ----------------------------------
                                            Ronald D. Sturzenegger
                                            Principal

                                                                APPENDIX E

LOGO

                                     PROXY

                               D.R. HORTON, INC.
            1901 ASCENSION BLVD., SUITE 100, ARLINGTON, TEXAS 76006

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby nominates, constitutes and appoints Donald R. Horton and David J. Keller, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each and with the powers the undersigned would possess if personally present to vote all shares of Common Stock of D.R. Horton, Inc. (the "Company"), held of record by the undersigned at the close of business on February 23, 1998, at the Special Meeting of Stockholders to be held on April 10, 1998, in the principal executive offices of the Company, 1901 Ascension Boulevard, Suite 100, Arlington, Texas 76006, or any adjournments or postponements thereof, upon the matter set forth herein and, in their discretion, upon all other matters which may come before or are incident to the conduct of the meeting. Without otherwise limiting the general authorization hereby given, said attorneys are instructed to vote as marked on the matters set forth on the reverse side of this card.

                  PLEASE MARK, SIGN AND DATE ON REVERSE SIDE.

       PLEASE MARK YOUR
A  [X] VOTES AS IN THIS
       EXAMPLE.


1. To adopt and approve the Agreement and Plan of Merger, dated as of December 18, 1997, between the Company and Continental Homes Holding Corp., a Delaware corporation ("Continental"), providing for the merger of Continental with and into the Company, with the Company as the surviving corporation.


         [_]    FOR            [_]     AGAINST         [_]   ABSTAIN


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

   The undersigned hereby ratifies and confirms all that said attorneys and proxies, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said special meeting and the proxy statement accompanying said notice.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Signature)                   (Signature)                    Dated:       , 1998
           -------------------           ------------------        -------

NOTE: Please sign exactly as names appear herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

LOGO

                                                                 APPENDIX F

                        CONTINENTAL HOMES HOLDING CORP.

         7001 N. SCOTTSDALE ROAD, SUITE 2050, SCOTTSDALE, ARIZONA 85253

  This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Bradley S. Anderson and W. Thomas Hickcox, and each of them severally with the power to appoint his substitute, as Proxies of the undersigned with the powers the undersigned would possess if personally present to vote all the shares of Common Stock of Continental Homes Holding Corp. (the "Company") held of record by the undersigned on February 23, 1998, at the Special Meeting of Stockholders to be held on April 10, 1998, at the Company's executive offices located at 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253, and any adjournments or postponements thereof, upon the matter set forth herein and, in their discretion, upon all other matters which may come before or are incident to the conduct of the meeting. Without otherwise limiting the general authorization hereby given, said Proxies are instructed to vote as follows on the matters set forth below:

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL ONE.

  (1) To adopt and approve the Agreement and Plan of Merger, dated as of December 18, 1997, between the Company and D.R. Horton, Inc., a Delaware corporation ("Horton"), providing for the merger of the Company with and into Horton, with Horton as the surviving corporation.

            [_] FOR       [_] AGAINST       [_] ABSTAIN

LOGO

  This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal (1).

                                    Please sign exactly as name appears below.
                                    When Shares are held by joint tenants,
                                    both should sign. When signing as
                                    attorney, executor, administrator, trustee or guardian, please sign your name and indicate full title as such. If a corporation, an authorized officer should sign his name and indicate his title. If a partnership, please sign in partnership name by authorized person.

                                    Dated:
                                          ------------------------------------

                                    Receipt of Notice of Meeting and Proxy
                                    Statement is hereby acknowledged.


                                    ------------------------------------------
                                                     SIGNATURE


                                    ------------------------------------------
                                             SIGNATURE IF HELD JOINTLY

              PLEASE SIGN, DATE AND MAIL IN THE ENCLOSED ENVELOPE.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant's Amended and Restated Certificate of Incorporation, as amended, provides that the Registrant shall, to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") or other applicable laws presently or hereafter in effect, indemnify each person who is or was or who had agreed to become a director or officer of the Registrant, or each such person who is or was serving or who had agreed to serve at the written request of the Board of Directors or an officer of the Registrant as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any such case owned or controlled by the Registrant, including the heirs, executors, administrators or estate of such person, and eliminates the personal liability of its directors to the full extent permitted by the DGCL or other applicable laws presently or hereafter in effect. The Registrant has entered into an indemnification agreement with each of its directors.

  Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  Section 102(b)(7) of DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

  The Registrant also has obtained Directors and Officers Liability Insurance that provides insurance coverage for certain liabilities which may be incurred by the Registrant's directors and officers in their capacity as such.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS:

 EXHIBIT
 NUMBER                                EXHIBITS
 -------                               --------
   2.1   Agreement and Plan of Merger, dated as of December 18, 1997, by and between D.R. Horton, Inc. and Continental Homes Holding Corp.
         (included in Joint Proxy Statement/Prospectus as Appendix A). The
         Registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.
   3.1   Amended and Restated Certificate of Incorporation, as amended(1)

 EXHIBIT
 NUMBER                                 EXHIBITS
 -------                                --------
    3.2  Amended and Restated Bylaws(2)
    4.1  See Exhibits 3.1 and 3.2
    4.2  Indenture, dated as of June 9, 1997, among Horton., the Guarantors named therein and American Stock Transfer & Trust Company, as
          Trustee(3)
    4.3  First Supplemental Indenture, dated as of June 9, 1997, among Horton, the Guarantors named therein and American Stock Transfer & Trust
          Company, as Trustee(4)
    4.4  Second Supplemental Indenture, dated as of September 30, 1997, among
          Horton, the Guarantors named therein and American Stock Transfer &
          Trust Company, as Trustee(7)
    5.1  Opinion of Gibson, Dunn & Crutcher LLP
   *8.1  Tax Opinion of Gibson, Dunn & Crutcher LLP
   *8.2  Tax Opinion of Cahill Gordon & Reindel
   10.1  First Amended and Restated Master Loan and Inter-Creditor Agreement,
          dated as of December 19, 1997, among D.R. Horton, Inc., as Borrower,
          NationsBank, N.A., Bank of America National Trust and Savings
          Association, Fleet National Bank, Bank United, Comerica Bank, The
          First National Bank of Chicago, Credit Lyonnais New York Branch, PNC
          Bank, National Association, Amsouth Bank of Alabama, Bank One,
          Arizona, NA, Societe Generale, Southwest Agency, First American Bank
          Texas, SSB, Harris Trust and Savings Bank, and Sanwa Bank California
          as Banks, and NationsBank, N.A., as Administrative Agent(6).
   10.2  Restated Working Capital Line of Credit Agreement dated as of July 15,
          1997, by and between D.R. Horton, Inc., as Borrower, and Barnett
          Bank, N.A., as Lender(5)
   10.3  Noncompetition Agreement (Amendment No. 1 to Employment Agreement),
          dated as of December 18, 1997, by and between W. Thomas Hickcox and
          Continental Homes Holding Corp.
   10.4  Noncompetition Agreement (Amendment No. 1 to Employment Agreement),
          dated as of December 18, 1997, by and between Bruce F. Dickson and
          Continental Homes Holding Corp.
   11.1  Statement re computation of per share earnings.
  *12.1  Computations of ratio of earnings to fixed charges for D.R. Horton,
          Inc., Continental Homes Holding Corp. and the combined company.
  *23.1  Consent of Ernst & Young LLP
  *23.2  Consent of Arthur Andersen LLP
  *23.3  Consent of Whittington, McLemore, Land, Davis & White
  *23.4  Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits 5.1 and
          8.1)
  *23.5  Consent of Cahill Gordon & Reindel (included in Exhibit 8.2)
   24.1  Powers of Attorney (included in Part II of the Registration
          Statement).
  *99.1  Consent of Donaldson, Lufkin & Jenrette Securities Corporation
  *99.2  Consent of Salomon Smith Barney
  *99.3  Consent of Morgan Stanley & Co. Incorporated

--------
 * Filed herewith
(1) Incorporated by reference from Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission on November 22, 1995.
(2) Incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997.
(3) Incorporated by reference from Exhibit 4.1(a) to the Registrant's Registration Statement on Form S-3 (No. 333-27521), filed with the Commission on May 21, 1997.
(4) Incorporated by reference from Exhibit 4.1 to the Registrant's Form 8-K/dated April 1, 1997, filed with the Commission on June 9, 1997.
(5) Incorporated by reference to Exhibit 10.18 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission on December 8, 1997.

(6) Incorporated herein by reference from Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, filed with the Commission on January 27, 1998.
(7) Incorporated by reference to Exhibit 4.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission on December 8, 1997.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officers or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The undersigned Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                       SIGNATURES AND POWERS OF ATTORNEY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ARLINGTON, STATE OF TEXAS, ON MARCH 9, 1998.

                                          D.R. Horton, Inc


                                          By:      /s/ Donald R. Horton
                                             ---------------------------------
                                             Donald R. Horton Chairman of the
                                             Board and President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


      SIGNATURE                        TITLE                 DATE

        /s/ Donald R. Horton           Chairman of the          March 9, 1998
-------------------------------------   Board and President
          DONALD R. HORTON              (Principal
                                        Executive Officer)

        /s/ Richard Beckwitt           Director                 March 9, 1998
-------------------------------------
          RICHARD BECKWITT

                  *                    Director                 March 9, 1998
-------------------------------------
         RICHARD I. GALLAND

                  *                    Director                 March 9, 1998
-------------------------------------
          RICHARD L. HORTON

                                       Director                 March 9, 1998
               *
-------------------------------------
          TERRILL J. HORTON

         /s/ David J. Keller           Treasurer, Chief         March 9, 1998
-------------------------------------   Financial Officer
           DAVID J. KELLER              and Director
                                        (Principal
                                        Accounting and
                                        Financial Officer)

                  *                    Director                 March 9, 1998
-------------------------------------
          FRANCINE I. NEFF

                  *                    Director                 March 9, 1998
-------------------------------------
           SCOTT J. STONE

        /s/ Donald J. Tomnitz          Director                 March 9, 1998
-------------------------------------
          DONALD J. TOMNITZ

* BY:  /s/ DONALD R. HORTON
     --------------------------------
          DONALD R. HORTON
         ATTORNEY-IN-FACT**

** BY AUTHORITY OF POWER OF ATTORNEY FILED WITH THIS REGISTRATION STATEMENT.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                 EXHIBITS
 -------                                --------
    2.1  Agreement and Plan of Merger, dated as of December 18, 1997, by and between D.R. Horton, Inc. and Continental Homes Holding Corp.
          (included in Joint Proxy Statement/Prospectus as Appendix A). The
          Registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.
    3.1  Amended and Restated Certificate of Incorporation, as amended(1)
    3.2  Amended and Restated Bylaws(2)
    4.1  See Exhibits 3.1 and 3.2
    4.2  Indenture, dated as of June 9, 1997, among Horton., the Guarantors named therein and American Stock Transfer & Trust Company, as
          Trustee(3)
    4.3  First Supplemental Indenture, dated as of June 9, 1997, among Horton, the Guarantors named therein and American Stock Transfer & Trust
          Company, as Trustee(4)
    4.4  Second Supplemental Indenture, dated as of September 30, 1997, among
          Horton, the Guarantors named therein and American Stock Transfer &
          Trust Company, as Trustee(7)
    5.1  Opinion of Gibson, Dunn & Crutcher LLP
   *8.1  Tax Opinion of Gibson, Dunn & Crutcher LLP
   *8.2  Tax Opinion of Cahill Gordon & Reindel
   10.1  First Amended and Restated Master Loan and Inter-Creditor Agreement,
          dated as of december 19, 1997, among D.R. Horton, Inc., as Borrower,
          NationsBank, N.A., Bank of America National Trust and Savings
          Association, Fleet National Bank, Bank United, Comerica Bank, The
          First National Bank of Chicago, Credit Lyonnais New York Branch, PNC
          Bank, National Association, Amsouth Bank of Alabama, Bank One,
          Arizona, NA, Societe Generale, Southwest Agency, First American Bank
          Texas, SSB, Harris Trust and Savings Bank, and Sanwa Bank California
          as Banks, and NationsBank, N.A., as Administrative Agent(6).
   10.2  Restated Working Capital Line of Credit Agreement dated as of July 15,
          1997, by and between D.R. Horton, Inc., as Borrower, and Barnett
          Bank, N.A., as Lender(5)
   10.3  Noncompetition Agreement (Amendment No. 1 to Employment Agreement),
          dated as of December 18, 1997, by and between W. Thomas Hickcox and
          Continental Homes Holding Corp.
   10.4  Noncompetition Agreement (Amendment No. 1 to Employment Agreement),
          dated as of December 18, 1997, by and between Bruce F. Dickson and
          Continental Homes Holding Corp.
   11.1  Statement re computation of per share earnings.
  *12.1  Computations of ratio of earnings to fixed charges for D.R. Horton,
          Inc., Continental Homes Holding Corp. and the combined company.
  *23.1  Consent of Ernst & Young LLP
  *23.2  Consent of Arthur Andersen LLP
  *23.3  Consent of Whittington, McLemore, Land, Davis & White
  *23.4  Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits 5.1 and
          8.1)
  *23.5  Consent of Cahill Gordon & Reindel (included in Exhibit 8.2)
   24.1  Powers of Attorney (included in Part II of the Registration
          Statement).
  *99.1  Consent of Donaldson, Lufkin & Jenrette Securities Corporation
  *99.2  Consent of Salomon Smith Barney
  *99.3  Consent of Morgan Stanley & Co. Incorporated

--------
 * Filed herewith
(1) Incorporated by reference from Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed with the Commission on November 22, 1995.
(2) Incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997.
(3) Incorporated by reference from Exhibit 4.1(a) to the Registrant's Registration Statement on Form S-3 (No. 333-27521), filed with the Commission on May 21, 1997.
(4) Incorporated by reference from Exhibit 4.1 to the Registrant's Form 8-K/A dated April 1, 1997, filed with the Commission on June 9, 1997.

(5) Incorporated by reference to Exhibit 10.18 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission on December 8, 1997.

(6) Incorporated herein by reference from Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, filed with the Commission on January 27, 1998.
(7) Incorporated by reference to Exhibit 4.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission on December 8, 1997.

                                       2